Exhibit 10.1

Execution Version

EIGHTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of July 13, 2022

among

LIFE STORAGE, INC. and

LIFE STORAGE LP,

                                                             as Borrowers

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION §19.2,

                                                                          as Lenders

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

                                                                          as Administrative Agent

WELLS FARGO SECURITIES, LLC,

MANUFACTURERS AND TRADERS TRUST COMPANY,

CITIBANK, N.A.

and

TRUIST SECURITIES, INC.,

                                                         as Joint Lead Arrangers

WELLS FARGO SECURITIES, LLC,

MANUFACTURERS AND TRADERS TRUST COMPANY

and

CITIBANK, N.A.

                                                                          as Joint Bookrunners

WELLS FARGO BANK, NATIONAL ASSOCIATION,

CITIBANK, N.A.

and

TRUIST BANK,

                                                                          as Syndication Agents

U.S. BANK NATIONAL ASSOCIATION,

HSBC BANK USA, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.

                                                                 as Documentation Agents

(ii)

(iii)

(iv)

(v)

(vi)

(vii)

Schedules to Revolving Credit Agreement

SCHEDULE 1.1(A)	Lenders’ Commitments
SCHEDULE 1.1(B)	Existing Letters of Credit
SCHEDULE 7.1(b)	Capitalization
SCHEDULE 7.3(c)	Partially Owned Real Estate Companies
SCHEDULE 7.7	Litigation
SCHEDULE7.15	Certain Transactions
SCHEDULE 7.18	Environmental Matters
SCHEDULE 7.19 SCHEDULE 7.24 SCHEDULE 9.2(vi)	Subsidiaries Existing Indebtedness Existing Liens
SCHEDULE 9.3(d)	Existing Investments

EXHIBITS

A-1	Form of Revolving Credit Note
A-2	Reserved
B	Form of Guaranty
C	Form of Revolving Credit Loan Request
D-1	Form of Compliance Certificate (Loan Request)
D-2	Form of Compliance Certificate (LSI Financial Statements)
D-3	Form of Compliance Certificate (LSLP Financial Statements)
D-4	Form of Compliance Certificate (Incurrence of Indebtedness)
D-5	Form of Compliance Certificate (Merger, Consolidation or Reorganization)
D-6	Form of Compliance Certificate (Disposition of Unencumbered Property)
D-7	Form of Compliance Certificate (Closing Condition)
E	Form of Assignment and Assumption Agreement
F	Form of Notice of Continuation/Conversion
G	Form of Notice of Swingline Borrowing
H	Form of Swingline Note
I	Form of U.S. Tax Compliance Certificates

(viii)

EIGHTH AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

This EIGHTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of the 13th day of July, 2022, by and among LIFE STORAGE, INC., a Maryland corporation (“LSI”) and LIFE STORAGE LP, a Delaware limited partnership (“LSLP”, and together with LSI, collectively referred to herein as the “Borrowers” and individually as a “Borrower”), each with a principal place of business at 6467 Main Street, Williamsville, New York 14221, WELLS FARGO BANK, NATIONAL ASSOCIATION (together with is successors and assigns, “Wells Fargo Bank”), MANUFACTURERS AND TRADERS TRUST COMPANY (together with its successors and assigns, “M&T Bank”) and each of the other lending institutions listed on Schedule 1.1(A) hereto or which may become parties hereto pursuant to §19 (individually, a “Lender” and collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent for itself and the other Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, MANUFACTURERS AND TRADERS TRUST COMPANY, CITIBANK, N.A. and TRUIST SECURITIES, INC. as the joint lead arrangers (in such capacities, the “Joint Lead Arrangers”), and WELLS FARGO SECURITIES, LLC, MANUFACTURERS AND TRADERS TRUST COMPANY and CITIBANK, N.A. as joint bookrunners, (in such capacities, the “Bookrunners”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, CITIBANK, N.A. and TRUIST BANK, as syndication agents (each in such capacity, the “Syndication Agent”), and each of U.S. BANK NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A. and PNC BANK, NATIONAL ASSOCIATION, as co-documentation agents (collectively, the “Documentation Agents”).

PREAMBLE

A. The Borrowers are primarily engaged in the business of owning, purchasing, developing, constructing, renovating and operating self-storage facilities in the United States (for purposes hereof, operation of self-storage facilities shall include owning and renting vehicles which are rented by customers in connection with moving their property to and from storage units).

B. LSI is a limited partner of LSLP, holds in excess of 96% of the partnership interests in LSLP, conducts all or substantially all of its business through LSLP, and is qualified to elect REIT status for income tax purposes. Life Storage Holdings, Inc., a Delaware corporation (“Holdings”), is a wholly-owned Subsidiary of LSI and the sole general partner of LSLP and has agreed to guaranty the obligations of the Borrowers hereunder.

C. Pursuant to that certain Seventh Amended and Restated Revolving Credit and Term Loan Agreement, by and among the Borrowers, the Administrative Agent, the certain lenders party thereto and other parties thereto, dated as of October 30, 2018 (as amended and in effect immediately prior to the Restatement Date, the “Existing Credit Agreement”), such lenders extended to the Borrowers a revolving credit facility in an aggregate principal amount not to exceed $500,000,000 and a term loan facility in the aggregate principal amount of $100,000,000. The Borrowers have requested that the Lenders amend and restate such revolving credit facility, with a revolving credit facility in an aggregate initial principal amount not to exceed

$1,250,000,000, with a sublimit for letters of credit of $15,000,000 and a sublimit for swingline loans in an aggregate principal amount of $25,000,000. The Lenders are agreeable to providing such an amended and restated revolving credit facility to the Borrowers, with such facility to be on the terms and conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that on the Restatement Date, the Existing Credit Agreement shall be amended and restated as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accountants. In each case, nationally-recognized, independent certified public accountants reasonably acceptable to the Administrative Agent. The Administrative Agent hereby acknowledges that the Accountants may include Ernst & Young, LLP.

Adjusted Daily Simple SOFR. For any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days and (ii) the Term SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

Adjusted Term SOFR. For purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

Adjusted Unencumbered Property NOI. With respect to any fiscal period for any Unencumbered Property, the net income of such Unencumbered Property during such period, as determined in accordance with GAAP, excluding (but only to the extent included in determining net income for such fiscal period) (a) gains (or losses) from debt restructurings or other extraordinary items (provided such exclusions shall not include extraordinary items that include liquidated damages, compensatory damages or other obligations arising out of a Borrower’s default under an agreement to purchase or lease Real Estate) relating to such Unencumbered Property and (b) income taxes relating to such Unencumbered Property; plus (x) interest expense relating to such Unencumbered Property and (y) depreciation and amortization relating to such Unencumbered Property; minus a recurring capital expense reserve equal to ten cents ($0.10) per annum per net rentable square foot multiplied by the total net rentable square feet of such Unencumbered Property.

Administration Fee. See §4.1.

Administrative Agent. M&T Bank acting as administrative agent for the Lenders, or any successor agent, as permitted by §15.

Administrative Agent’s Head Office. The Agent’s office located at One Fountain Plaza, Buffalo, New York, 14203, or at such other location as the Agent may designate from time to time pursuant to §20 hereof, or the office of any successor Agent permitted under §15 hereof.

Affected Financial Institution. (a) Any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate. With reference to any Person, (i) any director or executive officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Agents. Collectively, the Administrative Agent, each Documentation Agent and the Syndication Agent.

Anti-Corruption Laws. All laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

Anti-Money Laundering Laws. All laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Borrower, a Guarantor, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators.

Applicable Margin. With respect to each Loan, the respective percentages per annum determined based on the level (each a “Level”) into which LSLP’s Credit Rating then falls, in accordance with the following table. As of the Restatement Date, the Applicable Margin is determined based on Level 4. LSLP shall notify the Administrative Agent in writing promptly after becoming aware of any change in any of its Credit Ratings. In the event that LSLP receives two or more Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between the highest and the lowest such Credit Ratings is two ratings categories (e.g. Baal by Moody’s and BBB- by S&P) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two highest Credit Ratings were used, provided that if such average is not a recognized rating category (i.e., the difference between the Credit Ratings is an even number of ratings categories), then the Applicable Margin shall be based on the lower of the two highest Credit Ratings. During any period for which LSLP has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that LSLP has (a) not received a Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P nor Moody’s, the Applicable Margin shall be determined based on Level 6. Any change in LSLP’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following such change.

Level	Credit Rating	Applicable Margin for Revolving Credit Loans which are SOFR Loans	Applicable Margin for Revolving Credit Loans which are Base Rate Loans
6	No rating or less than BBB-/Baa3 or equivalent	1.400%	0.400%
5	BBB-/Baa3 or equivalent	1.050%	0.050%
4	BBB/Baa2 or equivalent	0.900%	0.000%
3	BBB+/Baa1 or equivalent	0.775%	0.000%
2	A-/A3 or equivalent	0.725%	0.000%
1	A/A2 or higher	0.700%	0.000%

Notwithstanding the foregoing, if (i) the Leverage Ratio as of the last day of the most recently ending fiscal quarter as set forth in the corresponding compliance certificate delivered pursuant to §8.4(c) is less than 32.5% (or, so long as the Leverage Ratio shall have been less than 32.5% during the immediately preceding fiscal quarter, greater than or equal to 32.5% but less than 37.5%; provided that the provisions of this parenthetical shall be applicable for only one fiscal quarter during the term of this Credit Agreement), and (ii) the Credit Rating is not lower than BBB/Baa2, the Applicable Margin shall be determined based on Level 3. Any such change in the Applicable

Margin pursuant to the immediately preceding sentence shall be effective as of the third Business Day following receipt by the Administrative Agent of the applicable compliance certificate. For the avoidance of doubt, (x) if the Leverage Ratio is greater than or equal to 32.5% for two or more consecutive fiscal quarters, the Borrowers will again satisfy the condition set forth in clause (i) above if and when the Leverage Ratio as of the last day of the most recently ending fiscal quarter as set forth in the corresponding compliance certificate delivered pursuant to §8.4(c) is less than 32.5% and (y) the Borrowers may qualify for any pricing level in the table set forth above based solely upon LSLP’s Credit Rating as provided in the immediately preceding paragraph.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption. An Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §19.2), and accepted by the Administrative Agent, substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

Availability Period. The period from and including the Restatement Date to but excluding the earlier of the Revolving Credit Loan Maturity Date and the date of termination of the Revolving Credit Commitments.

Available Tenor. As of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Credit Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to §4.4(c)(iv).

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Base Rate. means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than the Floor.

Base Rate Loans. Those Loans bearing interest calculated by reference to the Base Rate.

Benchmark. Initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to §4.4(c)(i).

Benchmark Replacement. With respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

Benchmark Replacement Adjustment. With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

Benchmark Replacement Date. The earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event. The occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date. In the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period. The period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.4(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.4(c)(i).

Beneficial Ownership Certification. A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation. 31 CFR § 1010.230.

Borrower Representative. LSI, acting on behalf of all of the Borrowers. The Agents and the Lenders shall be entitled to rely, and all of the Borrowers hereby agree that the Agents and the Lenders may so rely, on any notice given or received or action taken or not taken by LSI as being authorized by each of the Borrowers.

Borrowers. As defined in the preamble hereto.

Budgeted Project Costs. With respect to Construction-In-Process, the total budgeted project cost of such Construction-In-Process shown on schedules submitted by the Borrower Representative to the Administrative Agent from time to time; provided that for Construction-In-Process owned by any unconsolidated Partially-Owned Entity, the Budgeted Project Cost of such Construction-In-Process shall be the applicable Borrowers’ pro-rata share of the total budgeted project cost of such Construction-In-Process (based on the greater of (x) such Borrowers’ percentage equity interest in such unconsolidated Partially-Owned Entity or (y) the Borrowers’ obligation to provide, or liability for providing, funds to such unconsolidated Partially-Owned Entity).

Building. Individually and collectively, the buildings, structures and improvements now or hereafter located on the Real Estate and intended for income production.

Business Day. Any day on which banking institutions in New York, New York are open for the transaction of banking business.

Capitalization Rate. A rate equal to six and one quarter of one percent (6.25%).

Capitalized Leases. Leases under which any Borrower or any of its Subsidiaries or any Partially-Owned Entity is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capitalized Unencumbered Property Value. As of any date of determination with respect to an Unencumbered Property, an amount equal to Adjusted Unencumbered Property NOI for such Unencumbered Property for the most recent two (2) complete fiscal quarters multiplied by two (2), with the product being divided by the Capitalization Rate. The calculation of Capitalized Unencumbered Property Value shall be adjusted as set forth in §10.13 hereof.

Cash and Cash Equivalents. Collectively, unrestricted (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P, P-1 (or better) by Moody’s or F1 (or better) by Fitch provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

Cash Collateralize. The Borrowers’ pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of itself and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent. Cash Collateral shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

CERCLA. See §7.18.

Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

Commitment. With respect to each Lender, its Revolving Credit Commitment. “Commitments” shall refer, collectively, with respect to each Lender, to such Lender’s Revolving Credit Commitment.

Commitment Percentage. With respect to each Lender, its Revolving Credit Commitment Percentage.

Completed Revolving Credit Loan Request. A loan request accompanied by all information required to be supplied under the applicable provisions of §2.4.

Conforming Changes. With respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of §4.4 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term applied to the accounts of LSI and its Subsidiaries (including the Guarantors) or LSLP and its Subsidiaries, as the case may be, consolidated in accordance with GAAP.

Consolidated Adjusted EBITDA. For any period, an amount equal to the consolidated net income of the Borrowers and their respective Subsidiaries for such period, as determined in accordance with GAAP, excluding (but only to the extent included in determining net income for such fiscal period) (a) gains (or losses) from the sale of real property or interests therein, debt restructurings and other extraordinary items (provided such exclusions shall not include extraordinary items that include liquidated damages, compensatory damages or other obligations arising out of a Borrower’s default under an agreement to purchase or lease Real Estate), (b) minority interest attributable to a Borrower or a Guarantor and (c) income taxes; plus (x) interest expense and (y) depreciation and amortization, minus a recurring capital expense reserve in an amount equal to ten cents ($0.10) per net rentable square foot multiplied by the total net rentable square feet of all Real Estate; all after adjustments for unconsolidated partnerships, joint ventures and other entities. The calculation of Consolidated Adjusted EBITDA shall be further adjusted as set forth in §10.13 hereof.

Consolidated Capitalized Value. As of any date of determination, an amount equal to Revised Consolidated Adjusted EBITDA for the most recent two (2) completed fiscal quarters multiplied by two (2), with the product being divided by the Capitalization Rate. The calculation of Consolidated Capitalized Value shall be adjusted as set forth in §10.13 hereof.

Consolidated Fixed Charges. With respect to the Borrowers and their respective Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense for such period plus (b) any and all scheduled repayments of principal (excluding balloon payments of principal due upon the stated maturity of an Indebtedness) during such period in respect of Indebtedness that becomes due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which the Borrowers or any of their respective Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, (iv) in respect of any reimbursement obligations in respect of letters of credit due and payable during such period, and (v) Indebtedness of the type referred to above of another Person guaranteed by the Borrowers or any of their respective Subsidiaries, plus (c) Preferred Dividends for such period. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding. The calculation of Consolidated Fixed Charges shall be further adjusted as set forth in §10.13 hereof.

Consolidated Secured Indebtedness. As of any date of determination, the aggregate principal amount of all Indebtedness of the Borrowers and their respective Subsidiaries for borrowed money or in respect of reimbursement obligations for letters of credit, guaranty obligations or Capitalized Leases, whether direct or contingent, which is outstanding at such date and which is secured by a Lien on properties or other assets of such Persons, without regard to Recourse. The calculation of Consolidated Secured Indebtedness shall be further adjusted as set forth in §10.13 hereof (including, without limitation, the inclusion of a pro-rata share of Indebtedness of unconsolidated Partially-Owned Entities pursuant to §10.13(a)(ii)).

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrowers and their respective Subsidiaries during such period on all Indebtedness of the Borrowers and their respective Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money; provided that such fees paid in connection with the borrowing of money may be amortized over the period of the applicable loan. The calculation of Consolidated Total Interest Expense shall be further adjusted as set forth in §10.13 hereof.

Consolidated Total Liabilities. As of any date of determination, all liabilities of the Borrowers and their respective Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrowers and their respective Subsidiaries, and all Indebtedness of the Borrowers and their respective Subsidiaries, whether or not so classified. The calculation of Consolidated Total Liabilities shall be adjusted as set forth in §10.13 hereof.

Consolidated Unsecured Indebtedness. As of any date of determination, the aggregate principal amount of all Unsecured Indebtedness of the Borrowers and their respective Subsidiaries for borrowed money or in respect of reimbursement obligations for letters of credit, guaranty obligations or Capitalized Leases, whether direct or contingent, which is outstanding at such date, including without limitation the aggregate principal amount of all the Obligations under this Credit Agreement as of such date determined on a consolidated basis in accordance with GAAP, without regard to Recourse. The calculation of Consolidated Unsecured Indebtedness shall be further adjusted as set forth in §10.13 hereof.

Construction-In-Process. Any Real Estate for which any Borrower, any Guarantor, any of the Borrowers’ Subsidiaries or any Partially-Owned Entity is actively pursuing construction, renovation, or expansion of Buildings, all pursuant to such Person’s ordinary course of business.

Conversion Request. A notice given by the Borrower Representative to the Administrative Agent of its election to convert or continue a Loan in accordance with §2.5.

Credit Agreement. This Eighth Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto, as the same may be from time to time amended and in effect.

Credit Rating. The long-term unsecured, non-credit enhanced debt ratings assigned by a Rating Agency to LSLP.

Debtor Relief Laws. The Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

default. When used with reference to this Credit Agreement or any other Loan Document, any of the events or conditions specified in §13.1, whether or not any requirement for the giving of notice, the lapse of time or both, has been satisfied.

Default. As of the relevant time of determination, an event or occurrence which:

(i) requires notice and time to cure to become an Event of Default and as to which notice has been given to the Borrowers by the Administrative Agent; or

(ii) has occurred and will become an Event of Default (without notice) if such event remains uncured after any grace period specified in §13.1 or, in the case of matters referred to in §13.1(k), in the other applicable Loan Document(s).

Defaulting Lender. Any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower Representative, the Swingline Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower Representative, the Swingline Lender and each Lender.

Disqualifying Building Event. Any structural or repair and maintenance matter (other than a Release) as to any Building or any Real Estate that in the Administrative Agent’s reasonable opinion will require the expenditure of $250,000 or more to remedy or complete such matter and the remediation or completion of which is required by prudent real estate ownership or operation.

Disqualifying Environmental Event. Any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to a Real Estate that causes (y) the occupancy or rent of such Real Estate to be adversely affected, as compared to what otherwise would have been the occupancy or rent of such Real Estate in the absence of such environmental event or (z) such Real Estate to no longer be financeable on a secured, long-term debt basis under the then generally accepted underwriting standards of national institutional lenders.

Disqualifying Legal Event. Any violation or non-compliance with any Applicable Law (other than an Environmental Law) with respect to any Real Estate, which requires cure or compliance for prudent real estate ownership or operation.

Distribution. With respect to:

(i) LSLP, any distribution of cash or other cash equivalent, directly or indirectly, to the partners or other equity interest holders of LSLP; or any other distribution on or in respect of any partnership interests of LSLP; and

(ii) LSI, the declaration or payment of any dividend or any other distribution on or in respect of any shares of any class of capital stock of LSI, other than dividends payable solely in shares of common stock by LSI.

Documentation Agent. As defined in the preamble.

Dollars or $. Dollars in lawful currency of the United States of America.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.5.

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

Eligible Assignee. Means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) approved by (i) the Administrative Agent and (ii) unless a Default or Event of Default shall exist, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or a Defaulting Lender.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws. See §7.18(a).

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with any Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Erroneous Payment. See §15.14(a).

Erroneous Payment Deficiency Assignment. See §15.14(d).

Erroneous Payment Impacted Class. See §15.14(d).

Erroneous Payment Return Deficiency. See §15.14(d).

ESG. See §26.

ESG Amendment. See §26.

ESG Pricing Provisions. See §26.

ESG Ratings. See §26.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default. See §13.1.

Excluded Subsidiaries. (a) A Subsidiary that (i) has Indebtedness outstanding secured by a Lien on its Real Estate, which Indebtedness was incurred (or assumed) in connection with such Subsidiary’s acquisition or improvement of such Real Estate (referred to hereinafter as “Mortgage Debt”) and (ii) is prohibited pursuant to the loan or other financing documents evidencing such Mortgage Debt from guaranteeing Indebtedness of other Persons (other than the Indebtedness of another Subsidiary that is an Excluded Subsidiary by virtue of this clause (a)); provided that the principal amount of such Mortgage Debt may not be increased and the original scheduled maturity date thereof may not be extended (including, in each case, in connection with an amendment or modification or refinancing of such Mortgage Debt), and if there is any such increase in principal amount or extension of maturity, then such Subsidiary shall no longer be considered an Excluded Subsidiary, (b) a Subsidiary if the only property or asset owned by such entity is the HQ Land, Iskalo Land Holdings LLC and (c) a Subsidiary that is a controlled foreign corporation (as that term is defined in the Code) if providing a Guaranty by such Subsidiary with respect to the Obligations would result in adverse tax consequences to the Borrowers and their Subsidiaries. Notwithstanding the foregoing, any Subsidiary that either (i) provides a Guaranty or otherwise becomes obligated in respect of any Indebtedness (including, without limitation, Indebtedness under the Note Purchase Agreements) of any Borrower or any Subsidiary of the Borrowers or (ii) at any time owns an Unencumbered Property, shall not, or, if previously an Excluded Subsidiary, shall immediately cease to, be an “Excluded Subsidiary” hereunder.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10. (g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Credit Agreement. As defined in the preamble.

Existing Letters of Credit. The letters of credit described on Schedule 1.1(B).

Extended Letter of Credit. See §5.3.

Facility Fee. The facility fee payable by the Borrowers jointly and severally to the Administrative Agent for the account of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages, which facility fee shall be equal to the aggregate Revolving Credit Commitments multiplied by the respective percentages per annum corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee (% per annum)
6	0.300%
5	0.250%
4	0.150%
3	0.150%
2	0.125%
1	0.100%

The Facility Fee shall be payable quarterly, in arrears, on the first Business Day of each January, April, July and October, calculated for the immediately preceding calendar quarter (or portion thereof) commencing on the first such day after the Restatement Date.

FASB ASC. The Accounting Standards Codification of the Financial Accounting Standards Board.

FATCA. Sections 1471-1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

Fee Letter. See §4.1.

Fitch. Fitch, Inc., or any successor thereto.

Floor. A rate of interest equal to 0%.

Foreign Lender. (a) If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

FRB. The Board of Governors of the Federal Reserve System of the United States.

Fronting Exposure. At any time there is a Defaulting Lender who is a Revolving Credit Lender, (a) with respect to the Administrative Agent, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Administrative Agent other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP. Generally accepted accounting principles, consistently applied.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

Gross Asset Value. The sum of: (a) unrestricted Cash and Cash Equivalents; (b) Consolidated Capitalized Value; (c) for Real Estate owned in fee simple by a Borrower or any of its Subsidiaries or leased under a Ground Lease by any Borrower or any of its Subsidiaries for less than one fiscal quarter, 100% of the acquisition cost of such Real Estate; (d) for Real Estate owned in fee simple by an unconsolidated Partially-Owned Entity for less than one fiscal quarter or leased under a Ground Lease by an unconsolidated Partially-Owned Entity for less than one fiscal quarter, the Borrowers’ pro rata share of the acquisition cost of such Real Estate; (e) 100% of the book value of any Construction- in-Process of the Borrowers and their Subsidiaries; (f) the Borrowers’ pro rata share of the book value of any Construction-in-Process of any unconsolidated Partially-Owned Entity; (g) 100% of the book value of all other non-Real Estate assets of the Borrowers and their Subsidiaries, (h) the Borrowers’ pro rata share of the book value all other non-Real Estate assets of unconsolidated Partially-Owned Entities, exclusive, in the case of clauses (g) and (h) of any (i) goodwill and other intangible assets, (ii) related-party receivables, (iii) Other Assets (as appearing in LSLP’s financial statements) and Investments made pursuant to §9.3(k), (iv) prepaid expenses and (v) Management Fee Value. Notwithstanding the foregoing, (i) Real Estate subject to a Ground Lease shall not exceed 10% of Gross Asset Value and (ii) to the extent the amount of Gross Asset Value attributable to (A) the book value of Unimproved Land would exceed 10.0%

of Gross Asset Value, (B) aggregate Budgeted Project Costs of all Construction-in-Process would exceed 10.0% of Gross Asset Value, (C) the book value of Promissory Notes would exceed 10.0% of Gross Asset Value, (D) Consolidated Capitalized Value attributable to Management Fee Value would exceed 5.0% of Gross Asset Value, (E) the book value of Unimproved Land, the aggregate Budgeted Projected Costs of all Construction-in-Process, the book value of Promissory Notes and Consolidated Capitalized Value attributable to Management Fee Value collectively would exceed 25.0% of Gross Asset Value, or (F) Partially-Owned Entities would exceed 20.0% of Gross Asset Value, in each case, such excess shall be excluded.

Ground Lease. A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Restatement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any Guarantor, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranties. Collectively, all guaranties of the Obligations made by Holdings and any other Affiliate of a Borrower in favor of the Administrative Agent and the Lenders.

Guarantors. Collectively, Holdings and any other Affiliate of a Borrower executing a Guaranty, provided, however, when the context so requires, Guarantor shall refer to Holdings or such Affiliate, as appropriate. Any Guarantor that is the owner of an Unencumbered Property shall be a wholly-owned Subsidiary.

Guaranty. The Guaranty Agreement and with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefore primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation;

(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Indebtedness outstanding for purposes of this Credit Agreement shall not be deemed to exceed the maximum amount of Indebtedness that is the subject of such Guaranty.

Guaranty Agreement. The form of Guaranty to be entered into by Holdings and each Subsidiary Guarantor required to be a party thereto pursuant to §8.14 substantially in the form of Exhibit B hereto.

Hazardous Substances. See §7.18(b).

Hedge Agreement. An interest rate swap, cap or collar agreement or any arrangement similar to any of the foregoing between any Borrower and any Lender relating to indebtedness under this Credit Agreement, each as providing for the transfer or mitigation of interest rate risk either generally or under specific contingencies.

Holdings. As defined in the preamble hereto.

HQ Land. Ten acres of vacant Real Estate near the LSI headquarter offices in Buffalo, New York.

Indebtedness. With respect to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon such Person’s balance sheet as liabilities, including, without limitation: (a) all obligations for borrowed money and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, negative pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations (i) under any Capitalized Lease or (ii) under any Synthetic Lease or (iii) in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder); (d) all obligations to purchase, redeem, retire, or otherwise acquire for value any shares of capital stock of any class issued by such Person or any rights to acquire such shares; (e) net obligations under any Hedge Agreement, forward contract, futures contract, swap, option or other financing arrangement, the value of which is dependent upon interest rates, currency exchange rates, commodities, any such Person’s present or future beneficial interest, shares or security trading value, or other indices (for purposes of this definition, collectively each a “Derivatives Contract”) in each case in an amount equal to the Derivatives

Termination Value as defined immediately below; (f) the amount of payments received by such person in any forward equity transaction by which such payments are received by such Person in consideration for the sale of stock or partnership units in such Person when the delivery and/or the determination of the amount of the stock or units so sold occurs later than one (1) month after such Person receives such payment, but only to the extent that the obligation to deliver such stock or units is not payable solely in the stock or units of such Person; (g) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the reimbursement obligations in respect of any letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (h) all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (i) all obligations issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (j) all sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith; and (k) all obligations in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under Applicable Law. The calculation of Indebtedness of any Person shall be adjusted as set forth in §10.13; provided that, or purposes of clause (e) hereof, “Derivatives Termination Value” means, in respect of any one or more Derivatives Contract, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, (b) other than with respect to a Derivatives Contract entered into as a hedge against existing Indebtedness, for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender or any Affiliate of any thereof) regardless of §10.13(d) and (c) with respect to a Derivatives Contract entered into as a hedge against existing Indebtedness, in accordance with GAAP as modified by §10.13(d).

Indebtedness Lien. See §9.4(b).

Indemnified Lender’s(s’) Group. See §17.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Interest Payment Date. (i) As to any Base Rate Loan, (a) the last day of each calendar month, including the month in which the Drawdown Date occurs and (b) on any date on which the principal balance of such Loan is due and payable in full; and (ii) as to any SOFR Loan in respect of which the Interest Period is (A) 3 months or less, the last day of such Interest Period and (B) more than 3 months, the date that is 3 months from the first day of such Interest Period, each date that is 3 months thereafter, and, in addition, the last day of such Interest Period.

Interest Period. As to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Completed Revolving Credit Loan Request or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Revolving Credit Maturity Date and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make mandatory reductions of the Revolving Credit Commitment pursuant to §2.8(b) without payment of any amounts pursuant to §4.9;

(e) there shall be no more than ten (10) Interest Periods in effect at any time; and

(f) no tenor that has been removed from this definition pursuant to §4.4(c)(iv) shall be available for specification in any Completed Revolving Credit Loan Request or Notice of Conversion/Continuation.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise, but without double-counting): (i) for the acquisition of stock, partnership or other equity interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, any Person; and (ii) for the acquisition of any other obligations of any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Joint Lead Arrangers. As defined in the preamble hereto.

KPIs. See §26.

L/C Obligations. As at any date of determination, the Maximum Drawing Amount plus the aggregate of all Unpaid Reimbursement Obligations. For all purposes of this Credit Agreement, (a) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, and (b) a Revolving Credit Lender (other than the Revolving Credit Lender then acting as the Administrative Agent) shall be deemed to hold an L/C Obligation in an amount equal to its participation interest under §5.5 in the related Letter of Credit, and the Revolving Credit Lender then acting as Administrative Agent shall be deemed to hold an L/C Obligation in an amount equal to its interest in such Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders of their participation interests under §5.5.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in or on the Buildings or on the Real Estate by Persons other than the Borrowers, their Subsidiaries or any Partially-Owned Entity.

Lenders. Collectively the lending institutions listed on Schedule 1.1(A) hereto and, as the context requires, the Swingline Lender and any other lenders (including Revolving Credit Lenders) which may provide additional commitments and become parties to this Credit Agreement, and any other Person who becomes an assignee of any rights of a Lender pursuant to §19 or a Person who acquires all or substantially all of the stock or assets of a Lender.

Lending Office. For each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s administrative questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

Letter of Credit. See §5.1.

Letter of Credit Application. See §5.1.

Letter of Credit Collateral Account. See §13.5.

Letter of Credit Fee. See §5.10.

Letter of Credit Participation. See §5.4.

Leverage Ratio. As at the end of any fiscal quarter and at all other times, the ratio, of Consolidated Total Liabilities to Gross Asset Value, expressed in percentage terms by using Gross Asset Value as the denominator and Consolidated Total Liabilities as the numerator.

Lien. See §9.2.

Loan Documents. Collectively, this Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Guaranties, the Fee Letter and any and all other agreements, instruments or documents now or hereafter evidencing or otherwise relating to the Loans and executed or delivered by or on behalf of any Borrower or its Subsidiaries or any Guarantor or its Subsidiaries in connection with the Loans, or referred to herein or therein and delivered to the Administrative Agent or the Lenders by or on behalf of any Borrower, any Guarantor or any of their respective Subsidiaries, and all schedules, exhibits and annexes hereto or thereto, as the same may from time to time be amended and in effect, and any other document identified thereon as a “Loan Document” under this Credit Agreement.

Loans. The Revolving Credit Loans and as the context requires, the Swingline Loans.

LSI. As defined in the preamble hereto.

LSI Treasury Stock. LSI capital stock repurchased and held by LSI as treasury stock.

LSLP. As defined in the preamble hereto.

M&T Bank. As defined in the preamble hereto.

Management Fee Value. Management fee revenue received by the Borrowers and their Subsidiaries during any applicable period minus operating expenses incurred in connection with management services provided by the Borrowers and their Subsidiaries during such period.

Material Acquisition. Any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by a Borrower or any Subsidiary of a Borrower in which the purchase price of the assets acquired exceeds 10.0% of the consolidated total assets of LSI and its Subsidiaries (including, without limitation, LSLP) determined under GAAP as of the last day of the most recently ending fiscal quarter of LSI for which financial statements are publicly available.

Material Adverse Effect. A materially adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform their respective obligations under this Credit Agreement and any of the Loan Documents, (c) the ability of any Guarantor to perform its obligations under the Guaranty Agreement, or (d) the validity or enforceability of this Credit Agreement, the Guaranties or any of the other Loan Documents.

Maturity Date. The Revolving Credit Loan Maturity Date.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Minimum Collateral Amount. See §5.11.

Moody’s. Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by any Borrower or any Guarantor as the case may be or any ERISA Affiliate.

Net Cash Proceeds. The net cash proceeds received by any Person in respect of any asset sale, equity issuance or debt issuance less (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such sale or issuance, including the amount (estimated in good faith by such Person) of income, franchise, sales and other applicable taxes required to be paid by such Person in connection with such sale or issuance, (ii) repayment of Indebtedness that is required to be repaid in connection with such asset sale to the extent permitted under this Credit Agreement; (iii) required amounts to be provided by the Borrowers or any Subsidiary, as the case may be, as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with such asset sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such asset sale and consented to by the Lenders or otherwise permitted hereunder.

Non-Defaulting Lender. At any time, each Lender that is not a Defaulting Lender at such time.

Note Purchase Agreement. Collectively or individually, as the context may require, (i)(a) that certain Note Purchase Agreement dated as of April 8, 2014 and (b) that certain Note Purchase Agreement dated as of July 21, 2016, in each case, by and among the Borrowers and the note purchasers thereunder or any successors thereto and (ii) that certain Indenture dated as of June 20, 2016, by and among the Borrowers and Wells Fargo Bank, as Trustee, as each such agreement described in clauses (i) and (ii) hereof may be amended, renewed, restated, modified replaced, refunded, or refinanced from time to time and any successor note purchase agreements, supplemental indentures or successor indentures.

Notes. Collectively or individually, as applicable, the Revolving Credit Notes and the Swingline Note.

Notice of Swingline Borrowing. A notice substantially in the form of Exhibit G to be delivered to the Swingline Lender pursuant to §2.12(b), evidencing the Borrower Representative’s request for a Swingline Loan.

Obligations. All indebtedness, obligations and liabilities of the Borrowers and their Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or the Reimbursement Obligations incurred, or any of the Notes, Letter of Credit Applications, Letters of Credit, or other instruments at any time evidencing any thereof, whether existing on the date of this Credit Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

Operating Subsidiaries. Any Subsidiaries of a Borrower that, at any time of reference, provide management, construction, design or other services (excluding any such Subsidiary which may provide any such services which are only incidental to that Subsidiary’s ownership of one or more Real Estate).

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14).

Partially-Owned Entity(ies). Any of the partnerships, joint ventures and other entities owning real estate assets in which LSLP and/or LSI collectively, directly or indirectly through its full or partial ownership of another entity, does not own a majority of the equity interests, whether or not such entity is required in accordance with GAAP to be consolidated with LSI for financial reporting purposes.

Payment Recipient. See §15.14(a).

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. All governmental permits, licenses, and approvals necessary or useful for the lawful operation and maintenance of the Real Estate.

Permitted Liens. Liens, security interests and other encumbrances permitted by §9.2.

Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government (or any governmental agency or political subdivision thereof).

Preferred Dividends. Any dividend, distribution, redemption, or payment upon liquidation paid to one class of stockholders of the capital stock of any Person in priority to that to be paid to any other class of stockholders of the capital stock of such Person, including any such dividends paid on preferred operating partnership units.

Prime Rate. At any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

RCRA. See §7.18.

Rating Agency. Moody’s, S&P, Fitch or another nationally-recognized rating agency reasonably satisfactory to the Administrative Agent.

Real Estate. The fixed and tangible properties consisting of land, buildings and/or other improvements owned in fee simple or leased under a ground lease by any Borrower, by any Guarantor or by any other entity in which a Borrower is the holder of an equity interest at the relevant time of reference thereto, including, without limitation, (i) the Unencumbered Properties at such time of reference, and (ii) the real estate assets owned by each of the Partially-Owned Entities at such time of reference.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan.

Recipient. (a) The Administrative Agent and (b) any Lender, as applicable.

Recourse. With reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person’s being a general partner of such obligor).

Reimbursement Obligation. The Borrowers’ joint and several obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §5.6.

REIT. A “real estate investment trust”, as such term is defined in Section 856 of the Code.

Release. See §7.18(c)(iii).

Required Lenders. As of any date, one or more Lenders holding more than fifty percent (50%) of the aggregate amount of the Total Revolving Credit Commitments (or if the Revolving Credit Commitments have been terminated, then the outstanding principal of the Revolving Credit Loans plus the outstanding principal of the Swingline Loans plus the outstanding L/C Obligations); provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded. For purposes of this definition, a Revolving Credit Lender shall be deemed to hold a Swingline Loan or L/C Obligations to the extent such Revolving Credit Lender has acquired a participation therein under the terms of this Credit Agreement and has not failed to perform its obligations in respect of such participation, and the Revolving Credit Lender then acting as the Swingline Lender and/or Administrative Agent shall hold a Swingline Loan or L/C Obligation, respectively, in an amount equal to its interest in the Swingline Loan or the related Letters of Credit, after giving effect to the acquisition by the Revolving Credit Lenders of their participation interests therein.

Restatement Date. The date on which all of the conditions set forth in §11 have been satisfied or waived in accordance with the terms of this Credit Agreement.

Revised Consolidated Adjusted EBITDA. For any period, Consolidated Adjusted EBITDA for such period solely with respect to Real Estate owned in fee simple or subject to a Ground Lease by one or more of the Borrowers or one or more of their Subsidiaries for one fiscal quarter or more and Management Fee Value; plus actual general and administrative expenses of the Borrowers and their Subsidiaries for such period to the extent included in Consolidated Adjusted EBITDA (but excluding operating expenses incurred in connection with management services provided by the Borrowers and their Subsidiaries during such period deducted in determining Management Fee Value), minus an implied, management fee in an amount equal to five percent (5%) of consolidated total revenues from Real Estate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1(A) attached hereto, or as set forth in any applicable Assignment and Assumption, as the case may be, as the amount of such Lender’s commitment to make a portion of the Revolving Credit Loans to the Borrowers and to participate in the issuance, extension and renewal of Letters of Credit and to participate in Swingline Loans, as the same may be increased or reduced from time to time pursuant to the terms hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1(A) hereto as such Lender’s percentage of the Total Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated or been reduced to zero, the “Revolving Credit Commitment Percentage” in effect immediately prior to such termination or reduction) and any changes thereto from time to time.

Revolving Credit Exposure. As to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

Revolving Credit Lender. A Lender having a Revolving Credit Commitment, holding any Revolving Credit Loans or Revolving Credit Exposure.

Revolving Credit Loan(s). Each and every revolving credit loan made or to be made by the Lenders to the Borrowers pursuant to §2.

Revolving Credit Loan Maturity Date. January 13, 2027 or such later date to which the Revolving Credit Loan Maturity Date may be extended pursuant to §2.10.

Revolving Credit Note Record. A Record with respect to the Revolving Credit Notes.

Revolving Credit Notes. Collectively, the separate promissory notes of the Borrowers in favor of each Revolving Credit Lender in substantially the form of Exhibit A hereto, in the aggregate principal amount of the Total Revolving Credit Commitment, dated as of the date hereof or as of such later date as any Person becomes a Revolving Credit Lender under this Credit Agreement, and completed with appropriate insertions, as each of such notes may be amended and/or restated from time to time.

S&P. Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

Sanctioned Country. At any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, at the time of this agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).

Sanctioned Person. At any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Persons.

Sanctions. Economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender in each case applicable to activities of the Borrowers or any of their respective Subsidiaries or Affiliates.

SARA. See §7.18.

SEC. The United States Security and Exchange Commission.

Sell or Sale. See §9.4(b).

SOFR. The rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.

SOFR Administrator. The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website. The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Breakage Costs. Any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Completed Revolving Credit Loan Request or Notice of Conversion/Continuation, (c) any failure of the Borrowers to prepay any SOFR Loan on a date specified therefor in any notice of prepayment, (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto.

SOFR Loan. Any Loan bearing interest at a rate based on Adjusted Term SOFR.

subsidiary. Any entity required to be consolidated with its direct or indirect parent in accordance with GAAP.

Subsidiary. Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests or at least a majority of the economic interests (including, in any case, the Operating Subsidiaries and any entity required to be consolidated with its designated parent in accordance with GAAP). Unless the context otherwise clearly requires, any reference to “Subsidiary” is a reference to the Subsidiaries of the Borrowers.

Subsidiary Guarantor. Any Guarantor other than Holdings.

Sustainability Assurance Provider. An external auditing firm or sustainability assurance provider of recognized national standing reasonably satisfactory to the Administrative Agent, independent of the Borrowers and the Subsidiaries, with relevant expertise in evaluating KPIs with respect to ESG targets.

Sustainability Structuring Agent. Wells Fargo Bank in its capacity as such.

Swingline Commitment. The Swingline Lender’s obligation to make Swingline Loans pursuant to §2.12(a) in an amount up to, but not exceeding, the amount set forth in the first sentence of §2.12(a), as such amount may be reduced in accordance with the terms hereof.

Swingline Lender. M&T Bank, together with its respective successors and assigns.

Swingline Loan. A loan made by the Swingline Lender to the Borrowers pursuant to §2.12.

Swingline Maturity Date. The date that is 7 Business Days prior to the Revolving Credit Loan Maturity Date.

Swingline Note. The promissory note of the Borrowers in favor of the Swingline Lender in substantially the form of Exhibit H hereto, payable to the Swingline Lender in the principal amount of the Swingline Commitment as originally in effect and otherwise duly completed, as amended and/or restated from time to time.

Syndication Agent. Collectively, Wells Fargo Bank, National Association, Citibank, N.A. and Truist Bank acting as syndication agents for the Lenders, or any successor agents.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR. For any calculation, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

Term SOFR Adjustment. A percentage equal to 0.10% per annum.

Term SOFR Administrator. CME Group Benchmark Administration Limited (CBA) or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

Term SOFR Reference Rate. The forward-looking term rate based on SOFR.

Total Revolving Credit Commitment. As of any date, the sum of the then-current Revolving Credit Commitments of the Lenders to provide Revolving Credit Loans. The Total Revolving Credit Commitment in effect on the Restatement Date is $1,250,000,000.

Tower Lease. A Lease with a communication carrier or a tower development firm pursuant to which such carrier or firm will occupy a portion of a self-storage property for the purpose of using and/or constructing a monopole or tower or other structure thereon to which will be attached communications equipment and antennae, provided that any such Lease shall contain a relocation clause permitting relocation of the demised premises on the Real Estate site where the demised premises are located to allow re-use or re-development of such Real Estate site, and further provided that such relocation clause shall not be required (i) in any Tower Lease in existence as of the Restatement Date, or (ii) in any pre-existing Tower Lease on Real Estate acquired after the Restatement Date.

Type. As to any Loan, its nature as a Base Rate Loan or a SOFR Loan.

UK Financial Institution. Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

Unanimous Lender Approval. The written consent of each Lender that is a party to this Credit Agreement at the time of reference.

Unencumbered Property. Any Real Estate owned in fee simple or subject to a Ground Lease located in the contiguous United States that on any date of determination: (a) is not subject to any Liens (including any such Lien imposed by the organizational documents of the owner of such asset, but excluding certain Permitted Liens as set forth in §9.2), as certified by an officer of the Borrower Representative on the Restatement Date or such later date on which such Real Estate becomes an Unencumbered Property, (b) is not the subject of any matter that could reasonably be expected to have a Material Adverse Effect on the value of such Real Estate, (c) is not the subject of a Disqualifying Environmental Event, a Disqualifying Building Event or a Disqualifying Legal Event, in each case as certified by an officer of the Borrower Representative on the Restatement Date or such later date on which such Real Estate becomes an Unencumbered Property, (d) has been improved with a Building or Buildings which (1) have been issued a certificate of occupancy (where available) or is otherwise lawfully occupied for its intended use and (2) are fully operational, (e) is wholly owned by a Borrower or a wholly-owned Subsidiary and (f) has not been designated by the Borrowers in writing to the Administrative Agent as Real Estate that is not an Unencumbered Property because of a Disqualifying Environmental Event, a Disqualifying Building Event or a Disqualifying Legal Event or the Borrower’s intention to subject such Unencumbered Property to an Indebtedness Lien or to Sell such Unencumbered Property, which designation shall not be permitted during the continuance of a Default (other than if such designation during a Default is made in conjunction with such Real Estate’s being the subject of a Sale or Indebtedness Lien under §9.4(b)(ii) and in compliance therewith) or an Event of Default and shall be accompanied by a compliance certificate in the form of Exhibit D-6 attached hereto.

Uniform Customs. See §5.3.

Unimproved Land. Any Real Estate consisting of raw land which is not improved by Buildings.

Unpaid Reimbursement Obligations. Any Reimbursement Obligation for which the Borrowers have not reimbursed the Administrative Agent and the Lenders on the date specified in, and in accordance with, §5.6.

Unsecured Indebtedness. All Indebtedness of any Person that is not secured by a Lien on any asset of such Person.

U.S. Government Securities Business Day. Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2 and 4, in each case, such day is also a Business Day

Wells Fargo Bank. As defined in the preamble hereto.

Wholly-owned Subsidiary. Any Subsidiary of which LSI and/or LSLP shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests and one hundred percent (100%) of the economic interests, of which at least ninety-nine percent (99%) of the economic interests shall be owned by LSLP.

Withholding Agent. (a) The Borrowers, (b) any Guarantor and (c) the Administrative Agent, as applicable.

Without Recourse or without recourse. With reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated Real Estate or other specifically identified asset only (which asset is not interests in another Person), subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.

Write-Down and Conversion Powers. (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

§1.2. Rules of Interpretation.

(a) General Rules of Interpretation.

(i) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Credit Agreement.

(ii) The singular includes the plural and the plural includes the singular.

(iii) A reference to any law includes any amendment or modification to such law.

(iv) A reference to any Person includes its permitted successors and permitted assigns.

(v) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Credit Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

(vi) The words “include”, “includes” and “including” are not limiting.

(vii) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in New York, have the meanings assigned to them therein.

(viii) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(ix) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(x) Any provision granting any right to any Borrower or any Subsidiary of a Borrower during the continuance of (a) an Event of Default shall not modify, limit, waive or estopp the rights of the Lenders during the continuance of such Event of Default, including the rights of the Lenders to accelerate the Loans under §13.1 and the rights of the Lenders under §§13.2 or 13.3, or (b) a Default, shall not extend the time for curing same or modify any otherwise applicable notice regarding same.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Credit Agreement, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

§1.3. Reallocations on Restatement Date; Conversion to SOFR Loans. Prior to the Restatement Date, certain loans described in the preamble that were previously made to the Borrowers under the Existing Credit Agreement remain outstanding as of the date of this Credit Agreement. The Administrative Agent, the Borrowers and each Lender agree that upon the effectiveness of this Credit Agreement, the amount of each of the Commitments of such Lender is as set forth on Schedule 1.1(A) attached hereto. Subject to the terms and conditions set forth in this Credit Agreement, the Borrowers and each of the Lenders agree that on the Restatement Date, but subject to the satisfaction or waiver of the conditions precedent set forth in §11 and the reallocation and other transactions described in this §1.3: (i) all outstanding “Revolving Credit Loans” (as such term is defined in the Existing Credit Agreement) shall be deemed to be Revolving Credit Loans outstanding hereunder, (ii) the “Revolving Credit Commitments” (as defined in the Existing Credit Agreement) and “Revolving Credit Loans” (as defined in the Existing Credit Agreement) of each of the existing “Revolving Credit Lenders” (as defined in the Existing Credit Agreement) and the outstanding amount of all “Revolving Credit Loans” (as defined in the Existing Credit Agreement) shall be reallocated among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (determined in accordance with the aggregate amount of their respective Revolving Credit Commitments as set forth opposite such Revolving Credit Lender’s name on Schedule 1.1(A) attached hereto), and in order to effect such reallocations, all requisite assignments shall be deemed to be made in amounts from each existing “Revolving Credit Lender” (as defined in the Existing Credit Agreement) to each Revolving Credit Lender, with the same force and effect as if such assignments were evidenced by the applicable Assignments and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement but without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which such requirements are hereby waived) and (iii) each assignee Lender shall make full cash settlement with each corresponding assignor Lender, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to all such assignments and reallocations. The Administrative Agent, the Borrowers and each Lender hereby further agree that upon the effectiveness of this Credit Agreement, all outstanding LIBOR Rate Loans (as defined in the Existing Credit Agreement) shall be converted to SOFR Loans with an Interest Period as specified by the Borrowers to the Administrative Agent in writing prior to the Restatement Date, and the Lenders hereby waive all breakage costs (including LIBOR Breakage Costs as defined in the Existing Credit Agreement) in connection therewith.

§1.4. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

§2. THE REVOLVING CREDIT FACILITY.

§2.1. Revolving Credit Loans.

(a) Commitment to Lend Revolving Credit Loans. Subject to the provisions of §2.4 and the other terms and conditions set forth in this Credit Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from each Revolving Credit Lender from time to time during the Availability Period upon notice by the Borrower Representative to the Administrative Agent given in accordance with §2.4 hereof, such sums as are requested by the Borrower Representative up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Revolving Credit Commitment minus such Lender’s Revolving Credit Commitment Percentage of the sum of (i) L/C Obligations and (ii) outstanding Swingline Loans; provided that the sum of (x) the outstanding amount of the Revolving Credit Loans, (after giving effect to all amounts requested) plus (y) all outstanding Swingline Loans plus (z) all L/C Obligations, shall not at any time exceed the Total Revolving Credit Commitment in effect at such time.

(b) The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan made pursuant to §2.4 hereof, shall constitute a representation and warranty by the Borrowers that the conditions set forth in §11 have been satisfied as of the Restatement Date, and that the conditions set forth in §12 have been satisfied on the date of such request and will be satisfied on the proposed Drawdown Date of the requested Revolving Credit Loan, provided that the making of such representation and warranty by the Borrowers shall not limit the right of any Lender not to lend if such conditions have not been met. No Revolving Credit Loan shall be required to be made by any Lender unless all of the conditions contained in §11 have been satisfied as of the Restatement Date, and all of the conditions set forth in §12 have been met at the time of any request for a Revolving Credit Loan.

§2.2. The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by the Revolving Credit Notes. A Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in an aggregate principal amount equal to such Lender’s Revolving Credit Commitment. The Borrowers irrevocably authorize each Revolving Credit Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Credit Notes, an appropriate notation on such Lender’s Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Lender’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such

Lender’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due. Upon receipt of an affidavit of an officer of any Revolving Credit Lender as to the loss, theft, destruction or mutilation of any Revolving Credit Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Revolving Credit Note or other security document, the Borrowers will issue, in lieu thereof, a replacement Revolving Credit Note or other security document in the same principal amount thereof and otherwise of like tenor.

§2.3. Interest on Revolving Credit Loans.

(a) Interest on Base Rate Loans. Except as otherwise provided in §4.10, each Revolving Credit Loan that is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §2.8) at a rate equal to the Base Rate plus the Applicable Margin for Revolving Credit Loans which are Base Rate Loans.

(b) Interest on SOFR Loans. Except as otherwise provided in §4.10, each Revolving Credit Loan that is a SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §2.8) at a rate equal to Adjusted Term SOFR determined for such Interest Period plus the Applicable Margin for Revolving Credit Loans which are SOFR Loans.

(c) Interest Payments. The Borrowers jointly and severally unconditionally promise to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

§2.4. Requests for Revolving Credit Loans.

The following provisions shall apply to each request by the Borrowers for a Revolving Credit Loan:

(a) The Borrower Representative shall submit a Completed Revolving Credit Loan Request to the Administrative Agent as provided in this §2.4. Except as otherwise provided herein, each Completed Revolving Credit Loan Request shall be in a minimum amount of $2,000,000 or an integral multiple of $100,000 in excess thereof. Each Completed Revolving Credit Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loans requested from the Revolving Credit Lenders on the proposed Drawdown Date, unless such Completed Revolving Credit Loan Request is withdrawn (x) in the case of a request for a Revolving Credit Loan that is a SOFR Loan, at least three (3) Business Days prior to the proposed Drawdown Date for such Revolving Credit Loan, and (y) in the case of a request for a Revolving Credit Loan that is a Base Rate Loan, at least one (1) Business Day prior to the proposed Drawdown Date for such Revolving Credit Loan.

(b) Each Completed Revolving Credit Loan Request shall be delivered by the Borrower Representative to the Administrative Agent by 10:00 a.m. (New York City time) on any Business Day, and at least one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan, and at least three (3) Business Days prior to the proposed Drawdown Date of any SOFR Loan.

(c) Each Completed Revolving Credit Loan Request shall include a completed writing in the form of Exhibit C hereto specifying: (1) the principal amount of the Revolving Credit Loan requested, (2) the proposed Drawdown Date of such Revolving Credit Loan, (3) the Interest Period applicable to such Revolving Credit Loan, and (4) the Type of such Revolving Credit Loan being requested.

(d) No Lender shall be obligated to fund any Revolving Credit Loan unless:

(i) a Completed Revolving Credit Loan Request has been timely received by the Administrative Agent as provided in subsection (i) above; and

(ii) both before and after giving effect to the Revolving Credit Loan to be made pursuant to the Completed Revolving Credit Loan Request, all of the conditions contained in §11 shall have been satisfied as of the Restatement Date, and all of the conditions set forth in §12 shall have been met, including, without limitation, the condition under §12.1 that there be no Default or Event of Default under this Credit Agreement; and

(iii) the Administrative Agent shall have received a certificate in the form of Exhibit D-1 hereto signed by the chief financial officer or treasurer of the Borrower Representative setting forth computations evidencing compliance with the covenants contained in §§10.1, 10.2, 10.4 and 10.11 on a pro forma basis after giving effect to such requested Revolving Credit Loan, and, certifying that, both before and after giving effect to such requested Revolving Credit Loan, no Default or Event of Default exists or will exist under this Credit Agreement or any other Loan Document, and that after taking into account such requested Revolving Credit Loan, no default will exist as of the Drawdown Date or thereafter.

(e) The Administrative Agent will use good faith efforts to cause the Completed Revolving Credit Loan Request to be delivered to each Revolving Credit Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day a Completed Revolving Credit Loan Request is received by the Administrative Agent.

§2.5. Conversion Options.

(a) The Borrowers may elect from time to time by written notice in the form of Exhibit F to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a SOFR Loan to a Base Rate Loan, the Borrower Representative shall give the Administrative Agent at least three (3) Business Days prior written notice of such election; (ii) with respect to any such conversion of a Base Rate Loan to a SOFR Loan, the Borrower Representative shall give the Administrative Agent at least three (3) Business Days prior written notice of such election; (iii) with respect to any such conversion of a SOFR Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto unless the Borrowers pay the related SOFR Breakage Costs at the time of such conversion and (iv) no Revolving Credit Loan may be converted into a SOFR Loan when any Default or Event of Default has occurred and is continuing. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Base Rate Loan to a SOFR Loan shall be irrevocable by the Borrowers.

(b) Any Revolving Credit Loan that is a SOFR Loan may be continued as such upon the expiration of the Interest Period with respect thereto by compliance by the Borrower Representative with the notice provisions contained in §2.5(a); provided that no SOFR Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default. The Administrative Agent shall notify the Revolving Credit Lenders promptly when any such automatic conversion contemplated by this §2.5(b) is scheduled to occur.

(c) In the event that the Borrower Representative does not notify the Administrative Agent of its election hereunder with respect to the continuation of any Revolving Credit Loan which is a SOFR Loan as such, the affected SOFR Loan shall at the end of the applicable Interest Period automatically continue as a SOFR Loan with the same Interest Period.

(d) The Borrowers may not request or elect a SOFR Loan pursuant to §2.4, elect to convert a Base Rate Loan to a SOFR Loan pursuant to §2.5(a), or elect to continue a SOFR Loan pursuant to §2.5(b) if, after giving effect thereto, there would be greater than eight (8) SOFR Loans then outstanding. Any Completed Revolving Credit Loan Request for a SOFR Loan that would create greater than eight (8) SOFR Loan outstanding shall be deemed to be a Completed Revolving Credit Loan Request for a Base Rate Loan.

(e) The Administrative Agent will use good faith efforts to cause any notice of continuation or conversion delivered under this §2.5 to be delivered to each Revolving Credit Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day such notice is received by the Administrative Agent.

§2.6. Funds for Revolving Credit Loans.

(a) Subject to the other provisions of this §2, not later than 12:00 p.m. (New York City time) on the proposed Drawdown Date of any Revolving Credit Loan, each of the Revolving Credit Lenders will make available to the Administrative Agent, at the Administrative Agent’s Head Office, in immediately available funds, the amount of such Revolving Credit Lender’s Revolving Commitment Percentage of the amount of the requested Revolving Credit Loan; provided that each Revolving Credit Lender shall provide notice to the Administrative Agent of its intent not to make available its Revolving Credit Commitment Percentage of any requested Revolving Credit Loan as soon as possible after receipt of any Completed Revolving Credit Loan

Request, and in any event not later than 4:00 p.m. (New York City time) on (x) the Business Day prior to the Drawdown Date of any requested Revolving Credit Loan that is a Base Rate Loan and (y) the third Business Day prior to the Drawdown Date of any requested Revolving Credit Loan that is a SOFR Loan. Upon receipt from each Revolving Credit Lender of such amount, the Administrative Agent will make available to the Borrowers in the Borrower Representative’s account with the Administrative Agent the aggregate amount of such Revolving Credit Loan made available to the Administrative Agent by the Lenders. All such funds received by the Administrative Agent by 12:00 p.m. (New York City time) on any Business Day will be made available to the Borrowers not later than 2:00 p.m. on the same Business Day. Funds received after such time will be made available by not later than 12:00 p.m. on the next Business Day. The failure or refusal of any Revolving Credit Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Revolving Credit Commitment Percentage of the requested Revolving Credit Loan shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of its Revolving Credit Commitment Percentage of any requested Revolving Credit Loan but in no event shall the Administrative Agent (in its capacity as Administrative Agent) have any obligation to make any funding or shall any Lender be obligated to fund more than its Revolving Credit Commitment Percentage of the requested Revolving Credit Loan or to increase its Revolving Credit Commitment Percentage on account of such failure or otherwise.

(b) The Administrative Agent may, unless notified to the contrary by any Revolving Credit Lender prior to a Drawdown Date, assume that such Revolving Credit Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loan to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Revolving Credit Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, multiplied by (ii) the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including such Drawdown Date to the date on which the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loan shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Revolving Credit Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

§2.7. Repayment of the Revolving Credit Loans at Maturity. The Borrowers jointly and severally promise to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all unpaid principal of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon, the unpaid balance of the Facility Fee accrued through such date, and any and all other unpaid amounts due under this Credit Agreement, the Revolving Credit Notes or any other of the Loan Documents.

§2.8. Optional Repayments of Revolving Credit Loans.

(a) Optional Repayments. The Borrowers shall have the right, at their election, to prepay the outstanding amount of the Revolving Credit Loans, in whole or in part, at any time without penalty or premium; provided that the outstanding amount of any Revolving Credit Loans that are SOFR Loans may not be prepaid unless the Borrowers pay any SOFR Breakage Costs for each SOFR Loan so prepaid at the time of such prepayment. The Borrower Representative shall give the Administrative Agent, no later than 10:00 a.m., New York City time, at least one (1) Business Day prior written notice of any prepayment pursuant to this §2.8 of any Revolving Credit Loans that are Base Rate Loans, and at least three (3) U.S. Government Securities Business Days’ notice of any proposed prepayment pursuant to this §2.8 of Revolving Credit Loans that are SOFR Loans, specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an amount of $2,000,000 or integral multiple of $500,000 in excess thereof, and the outstanding balance of the Revolving Credit Loans then being repaid, shall be accompanied by the payment of all charges outstanding on all Revolving Credit Loans so prepaid and of all accrued interest on the principal prepaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower Representative, first to the principal of Revolving Credit Loans that are Base Rate Loans and then to the principal of Revolving Credit Loans that are SOFR Loans, at the Administrative Agent’s option.

(b) Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the Revolving Credit Commitments at any time or (ii) portions of the Revolving Credit Commitments, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitments of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Facility Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

§2.9. Mandatory Repayments of Revolving Credit Loans and Other Obligations. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the outstanding amount of the Swingline Loans and all L/C Obligations exceeds the lesser of (i) Total Revolving Credit Commitment and (ii) the maximum amount that permits compliance with the terms of §10 hereof, the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for application: first, to any Unpaid Reimbursement Obligations; second, to the Swingline Loans; third, to the Revolving Credit Loans (first to Base Rate Loans, then to SOFR Loans in direct order of Interest Period maturities); and fourth, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §5.6(b) and (c). Each payment of any Unpaid Reimbursement Obligations, or prepayment of Revolving Credit Loans shall be allocated among the Revolving Credit Lenders, in proportion, as nearly as practicable, to each L/C

Obligation, or (as the case may be) the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. All payments of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Revolving Credit Lender shall have acquired a participating interest in any such Swingline Loan pursuant to §2.12(e), in which case such payments shall be pro rata in accordance with such participating interests).

§2.10. Extension Options. The Borrowers shall have the right, exercisable two times, to extend the current Revolving Credit Loan Maturity Date in effect as of the date each such right is exercised by six months. The Borrowers may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the then current Revolving Credit Loan Maturity Date, a written request for such extension (a “Revolving Extension Request”). The Administrative Agent shall notify the Revolving Credit Lenders if it receives a Revolving Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Credit Loan Maturity Date shall be extended for six months from the then current Revolving Credit Loan Maturity Date effective upon receipt by the Administrative Agent of the Revolving Extension Request and payment of the fee referred to in the following clause (ii): (i) immediately prior to such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrowers and any Guarantor in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (ii) the Borrowers shall have paid the Fees payable under §4.1(b). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrowers shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (i)(x) and (i)(y).

§2.11. Increase of Total Revolving Credit Commitment. Unless a Default or an Event of Default has occurred and is continuing, the Borrowers may request, by written notice to the Administrative Agent at any time during the period beginning on Restatement Date to but excluding the Revolving Credit Loan Maturity Date, that the Total Revolving Credit Commitment be increased; provided, however, that after giving effect to any such increases the Total Revolving Credit Commitment shall not exceed $2,000,000,000. Each such increase in the Total Revolving Credit Commitment must be in aggregate minimum amounts of $25,000,000; provided that (a) the maturity date of such increase in the Total Revolving Credit Commitment shall be the Revolving Credit Loan Maturity Date, (b) the Borrower Representative shall have delivered to the Administrative Agent a certificate in the form of Exhibit D-1 hereto signed by the chief financial officer or treasurer of the Borrower Representative setting forth computations evidencing compliance with the covenants contained in §§10.1, 10.2, 10.4, and 10.11 as of the last day of the most recently ended fiscal quarter for which financial statements are available and determined on a pro forma basis after giving effect to any such requested increase in the Total Revolving Credit

Commitment (assuming full utilization of the increased Total Revolving Credit Commitment), (c) any Revolving Credit Lender which is a party to this Credit Agreement prior to such request for such increase, at its sole discretion, may elect to increase its Revolving Credit Commitment but shall not have any obligation to so increase its Revolving Credit Commitment, and (d) in the event that, in the case of a request for increase in the Total Revolving Credit Commitment, each Revolving Credit Lender does not elect to increase its Revolving Credit Commitment, the Joint Lead Arrangers shall use commercially reasonable efforts to locate additional lenders, subject to the Borrowers’ approval of such lenders (such approval not to be unreasonably withheld) willing to hold commitments for the requested increase in the Total Revolving Credit Commitment. In the event that Revolving Credit Lenders commit to such increase in the Total Revolving Credit Commitment, (i) the Revolving Credit Commitment of each such Lender shall be increased (or, in the case of a new lender not previously party hereto, added to the Revolving Credit Commitments), (ii) the pro rata share of each of the Revolving Credit Lenders shall be adjusted subject to the payment of any SOFR Breakage Costs, (iii) new Revolving Credit Notes shall be issued, (iv) the Borrowers shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Revolving Credit Commitments. In the case of an increase in the Total Revolving Credit Commitment, changes shall be made by way of supplement, amendment or restatement of any of the Loan Documents as may be necessary or desirable to reflect the aggregate amount, if any, by which Revolving Credit Lenders have agreed to increase their respective Revolving Credit Commitments or any other lenders have agreed to make new commitments pursuant to this §2.11 (including the modification of Schedule 1.1(A) to reflect the increase), in each case notwithstanding anything in §26 to the contrary, without the consent of any Lender other than those Lenders increasing their Revolving Credit Commitments (it being understood that the Administrative Agent shall execute any such supplement, amendment or restatement as may be reasonably requested by the Borrowers and necessary or desirable in connection with an increase in the Revolving Credit Commitment permitted pursuant to this §2.11). The fees payable by the Borrowers upon such an increase in the Revolving Credit Commitments shall be agreed upon by the Joint Lead Arrangers and the Borrowers at the time of such increase.

Notwithstanding the foregoing, nothing in this §2.11 shall constitute or be deemed to constitute an agreement by any Lender to increase its Revolving Credit Commitment hereunder.

§2.12. Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof, the Swingline Lender agrees to make Swingline Loans to the Borrowers, during the period from the Restatement Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $25,000,000, as such amount may be reduced from time to time in accordance with the terms hereof; provided, that the Swingline Lender shall not be required to make a Swingline Loan if immediately after making such Swingline Loan, the aggregate principal amount of all Revolving Credit Loans and Swingline Loans, together with all L/C Obligations would exceed the Total Revolving Credit Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrowers shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Credit Agreement, the Borrowers may borrow, repay and reborrow Swingline Loans hereunder.

(b) Procedure for Borrowing Swingline Loans. The Borrower Representative shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 10:00 a.m. (New York City time) on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower Representative pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. Not later than 12:00 p.m. (New York City time) on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in §11 as of the Restatement Date and the conditions set forth in §12 on the date of such request and on the proposed Drawdown Date of the requested Swingline Loan, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrowers in Dollars, in immediately available funds, in the Borrower Representative’s account with the Administrative Agent.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Adjusted Daily Simple SOFR as in effect from time to time plus the then-current Applicable Margin for SOFR Loans or at such other rate or rates as the Borrowers and the Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Revolving Credit Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the Interest Payment Date for Base Rate Loans (except as the Swingline Lender and the Borrowers may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $250,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrowers. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrowers may agree) and in connection with any such prepayment, the Borrower Representative must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 11:00 a.m. (New York City Time) on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Credit Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. The Borrowers agree to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, the Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrowers may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrowers, the Swingline Lender may, on behalf of the Borrowers (which hereby irrevocably direct the Swingline Lender to act on their behalf), request a borrowing of Revolving Credit Loans that are Base Rate Loans from the Revolving Credit Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in §2.4(a) shall not apply to any borrowing of such Revolving Credit Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Credit Loans not later than 10:00 a.m. (New York City time) at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Credit Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Revolving Credit Lender of the proposed borrowing. Not later than 10:00 a.m. (New York City time) on the proposed date of such borrowing, each Revolving Credit Lender will make available to the Administrative Agent at the Administrative Agent’s Head Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Credit Loan to be made by such Revolving Credit Lender. The Administrative Agent shall pay the proceeds of such Revolving Credit Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Revolving Credit Lenders are prohibited from making Revolving Credit Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in §13.1(g) or §13.1(h), each Revolving Credit Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Revolving Credit Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default in §13.1(g) or §13.1(h)), or the termination of any Revolving Credit Lender’s Revolving Credit Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, either Borrower or any Guarantor, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Credit Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with accrued interest thereon for each day from the date of demand thereof, at the overnight federal funds effective rate as published by the Board of Governors of the Federal Reserve System. If such Revolving Credit Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Revolving Credit Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Credit Lenders to purchase a participation therein). Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Revolving

Credit Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). All payments of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Revolving Credit Lender shall have acquired a participating interest in any such Swingline Loan).

§3. Taxes.

(a) For purposes of this Section, the term “Lender” includes the Administrative Agent, the term “Applicable Law” includes FATCA and the term “IRS Form W 8BEN” includes both IRS Form W-8BEN and IRS Form W-8BEN-E, as applicable.

(b) Any and all payments by or on account of any obligation of the Borrowers or any Guarantor under any Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Borrowers and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Without duplication of any obligation under the preceding subsections (b) or (c), the Borrowers and the Guarantors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers or Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §19.3. relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation as Administrative Agent.

(f) As soon as practicable after any payment of Taxes by the Borrowers or any Guarantor to a Governmental Authority pursuant to this Section, the Borrowers or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrowers or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrowers or the Administrative Agent) of an executed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrowers or the Administrative Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrowers or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrowers or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement

(iii) If an Administrative Agent is a United States person (as defined in Section 7701(a)(30) of the Code), upon the request of the Borrowers, it shall deliver to the Borrowers on or prior to the date on which it becomes an Administrative Agent under this Credit Agreement with two duly completed copies of Form W-9. If the Administrative Agent is not a United States person (as defined in Section 7701(a)(30) of the Code), upon the request of the Borrowers, it shall provide to the Borrowers on or prior to the date on which it becomes an Administrative Agent under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) two executed copies of Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a United States person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

§4. CERTAIN GENERAL PROVISIONS.

§4.1. Fees.

(a) The Borrowers jointly and severally agree to pay (i) to the Administrative Agent an administration fee (the “Administration Fee”), the upfront fees (the “Upfront Fees”), and the other fees payable to the Administrative Agent and the Joint Lead Arrangers, in each case as set forth in that certain Fee Letter dated as of June 9, 2022, among the Borrowers, Wells Fargo Bank and Wells Fargo Securities, LLC (the “Fee Letter”), (ii) each other respective fee letter by and among the Borrowers and each other Joint Lead Arranger and (iii) to the Administrative Agent for the account of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages as further set forth in the definition thereof, the Facility Fee.

(b) If the Borrowers exercise their right to extend the Revolving Credit Loan Maturity Date in accordance with §2.10(a), the Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a fee equal to 0.0625% of the amount of such Lender’s Revolving Credit Commitment (whether or not utilized) for any such extension. Such fee shall be due and payable in full on the date the Administrative Agent receives the Extension Request pursuant to such Section.

§4.2. Funds for Payments. All payments of principal, interest, fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, for the respective accounts of the applicable Lenders or (as the case may be) the Administrative Agent, at the Administrative Agent’s Head Office, in each case in Dollars and in immediately available funds.

§4.3. Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be made on the basis of a 360-day year and the actual number of days elapsed; provided, however, interest on Base Rate Loans shall be computed on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to SOFR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall constitute prima facie evidence of the principal amount thereof absent manifest error; but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Credit Note Record shall not affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of and interest on any Revolving Credit Note when due.

§4.4. Changed Circumstances.

(a) Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrowers. Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to §4.9.

(b) Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrowers that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to §4.9.

(c) Benchmark Replacement Setting

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Credit Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this §4.4(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to §4.4(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this §4.4(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this §4.4(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

§4.5. Illegality. Notwithstanding any other provisions herein, if (i) any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain SOFR Loans or (ii) the making, maintaining or continuation of its SOFR Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the position of such Lender in that market, such Lender shall forthwith give notice of such circumstances to the Borrower Representative and the other Lenders and thereupon (a) the commitment of such Lender to make SOFR Loans or convert Base Rate Loans to SOFR Loans shall forthwith be suspended and (b) such Lender’s SOFR Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such SOFR Loans or within such earlier period as may be required by law, all until such time as it is no longer unlawful for such Lender to make or maintain SOFR Loans. The Borrowers hereby jointly and severally agree to promptly pay the Administrative Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion required by this §4.5 prior to the last day of an Interest Period with respect to a SOFR Loan, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its SOFR Loans hereunder.

§4.6. Additional Costs, Etc. If any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law)(including, without limitation, regardless of the date enacted, adopted or issued: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) shall:

(a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Lender’s Commitments or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to the Administrative Agent or any Lender under this Credit Agreement or the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitments, or any class of loans, or commitments of which any of the Loans or such Lender’s Commitments form a part;

and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitments, or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitments or any of the Loans, or

(iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, within thirty (30) days of demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender such additional amounts as such Lender shall determine in good faith to be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum, provided that such Lender is generally imposing similar charges on its other similarly situated borrowers.

§4.7. Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital or liquidity requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Lender or the Administrative Agent or any Person controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such Person regarding capital adequacy or liquidity (with respect to the foregoing clauses (i) and (ii), regardless of the date enacted, adopted or issued including, without limitation: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), has the effect of reducing the return on such Lender’s or the Administrative Agent’s Commitments with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and liquidity and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower Representative of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or the Adjusted Term SOFR, the Borrowers jointly and severally agree to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined within thirty (30) days of presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §4.8 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

§4.8. Certificate. A certificate setting forth any additional amounts payable pursuant to §§4.5, 4.6 or 4.7 and a brief explanation of such amounts (including the calculation thereof) which are due, submitted by any Lender or the Administrative Agent to the Borrower Representative, shall be prima facie evidence that such amounts are due and owing.

§4.9. Indemnity. In addition to the other provisions of this Credit Agreement regarding such matters, but without duplication to the extent a Lender has been compensated pursuant thereto, the Borrowers jointly and severally agree to indemnify the Administrative Agent and each Lender and to hold the Administrative Agent and each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Administrative Agent or such Lender may sustain or incur as a consequence of (a) the failure by the Borrowers to pay any principal amount of or any interest on any SOFR Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Administrative Agent or such Lender to lenders of funds obtained by it in order to maintain its SOFR Loans, (b) the failure by the Borrowers to make a borrowing or conversion after the Borrowers have given a Completed Revolving Credit Loan Request for a SOFR Loan or a Conversion Request for a SOFR Loan, and (c) the making of any payment of a SOFR Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Administrative Agent or a Lender to lenders of funds obtained by it in order to maintain any such SOFR Loans.

§4.10. Interest During Event of Default; Late Charges. During the continuance of an Event of Default, outstanding principal and (to the extent permitted by Applicable Law) interest on the Loans (including Swingline Loans) and all other amounts outstanding hereunder, including, without limitation, any fees applicable to Letters of Credit, or under any of the other Loan Documents shall bear interest at a rate per annum equal to two percent (2%) above the interest rate that would otherwise be applicable until such amount shall be paid in full (after as well as before judgment). In addition, the Borrowers shall pay on demand a late charge equal to five percent (5%) of any amount of principal and/or interest charges on the Loans (including Swingline Loans) which is not paid within ten (10) days of the date when due.

§4.11. Concerning Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §4.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each of the Borrowers under the provisions of this §4.11 constitute full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstance whatsoever.

(e) Except as otherwise expressly provided in this Credit Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Credit Agreement, notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this §4.11, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this §4.11, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this §4.11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Borrowers under this §4.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Lenders.

(f) The provisions of this §4.11 are made for the benefit of the Lenders and their successors and assigns, and may be enforced against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this §4.11 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this §4.11 will forthwith be reinstated in effect, as though such payment had not been made.

§4.12. Interest Limitation. All agreements between the Borrowers and the Guarantors, on the one hand, and the Lenders and the Administrative Agent, on the other hand, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Loans or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Loans exceed the maximum permissible under Applicable Law. As used herein, the term “Applicable Law” shall mean the law in effect as of the date hereof; provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Credit Agreement and other Loan Document shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrowers and the Guarantors and the Lenders and the Administrative Agent in the execution, delivery and acceptance of this Credit Agreement and the other Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall involve transcending the limit of such validity prescribed by Applicable Law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever any Lender should ever receive as interest any amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Loans and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrowers and the Guarantors and the Lenders and the Administrative Agent.

§4.13. Reasonable Efforts to Mitigate. Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under §§4.5, 4.6 or 4.7, such Lender will give notice thereof to the Borrower Representative, with a copy to the Administrative Agent and, to the extent so requested by the Borrower Representative and not inconsistent with regulatory policies applicable to such Lender, such Lender shall use reasonable efforts and take such actions as are reasonably appropriate (including the changing of its lending office or branch) if as a result thereof the additional moneys which would otherwise be required to be paid to such Lender pursuant to such sections would be reduced other than for de minimus amounts, or the illegality or other adverse circumstances which would otherwise require a conversion of such Loans or result in the inability to make such Loans pursuant to such sections would cease to exist, and in each case if, as determined by such Lender in its sole discretion, the taking such actions would not adversely affect such Loans.

§4.14. Replacement of Lenders. If any Lender (an “Affected Lender”) (i) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§3, 4.6 or 4.7, or (ii) does not vote in favor of any amendment, modification or waiver to this Credit Agreement which, pursuant to §26, requires the vote of all of the Lenders or all affected Lenders, and the Required Lenders shall have voted in favor of such amendment, modification or waiver, the Borrower Representative may, within 90 days of receipt of such demand, notice or vote (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or failure to obtain unanimous consent or approval required by §26) as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (A) request the Affected Lender to cooperate with the Borrowers in obtaining a replacement lender satisfactory to the Administrative Agent and the Borrowers (the “Replacement Lender”); (B) request the non-Affected Lenders with Revolving Credit Commitments, to acquire and assume all of the Affected Lender’s Loans and Revolving Credit Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (C) designate a Replacement Lender which is an Eligible Assignee and is reasonably satisfactory to the Administrative Agent other than when an Event of Default has occurred and is continuing and absolutely satisfactory to the Administrative Agent when an Event of Default has occurred and is continuing. If any satisfactory Replacement Lender shall be obtained, and/or any of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Revolving Credit Commitment, then such Affected Lender shall assign, in accordance with §19, all of its Revolving Credit Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (x) such assignment shall be in accordance with the provisions of §19, shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (y) prior to any such assignment, the Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§4.5, 4.6, 4.7 and 4.9.

§4.15 Defaulting Lender..

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders and §26.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to §13 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to §14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, if such Defaulting Lender is a Revolving Credit Lender, to Cash Collateralize the Administrative Agent’s Fronting Exposure with respect to such Defaulting Lender in accordance with §5.11; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) if such Defaulting Lender is a Revolving Credit Lender, to Cash Collateralize the Administrative Agent’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with §5.11; sixth, to the payment of any amounts owing to the Lenders, the Swingline Lender or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Swingline Lender or the Administrative Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in §12 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders holding the applicable Commitments (or Loans of the same class) on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and, as applicable, all unfunded participations in L/C Obligations and Swingline Loans are held by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentages (determined without giving effect to §4.15(a)(iv)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to §5.11.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Administrative Agent and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Administrative Agent’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders with Revolving Credit Commitments in accordance with their respective Revolving Credit Commitment Percentages (in each case, calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second Cash Collateralize the Administrative Agent’s Fronting Exposure in accordance with the procedures set forth in §5.11.

(b) Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to §4.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/New Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Administrative Agent shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

§4.16 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Credit Lenders under §§2.1(b), 2.12(e) and 5.7 shall be made from the Revolving Credit Lenders, each payment of the fees under clause (ii) of §4.1, and each payment of the fees under the first sentence of §5.10 shall be made for the account of the Revolving Credit Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments; (b) each payment or prepayment of principal of Revolving Credit Loans shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by them, provided that, subject to §4.15, if immediately prior to giving effect to any such payment in respect of any Revolving Credit Loans the outstanding principal amount of the Revolving Credit Loans shall not be held by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitments in effect at the time such Revolving Credit Loans were made, then such payment shall be applied to the Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Credit Loans being held by the Revolving Credit Lenders pro rata in accordance with such respective Revolving Credit Commitments; (c) each payment of interest on Revolving Credit Loans shall be made for the account of the Revolving Credit Lenders, as applicable, pro rata in accordance with the amounts of interest on such Revolving Credit Loans then due and payable to the respective Lenders; (d) each voluntary reduction of the Revolving Credit Commitments shall be made for the account of the Revolving Credit Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments; (e) the Conversion and Continuation of Revolving Credit Loans of a particular Type (other than Conversions provided for by §and 5.5) shall be made pro rata among the Revolving Credit Lenders according to the amounts of their respective Revolving Credit Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (f) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Swingline Loans under §2.12, shall be in accordance with their respective Revolving Credit Commitment Percentages; and (g) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Letters of Credit under §5, shall be in accordance with their respective Revolving Credit Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to §2.12(e), in which case such payments shall be pro rata in accordance with such participating interests).

§5. LETTERS OF CREDIT.

§5.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the Administrative Agent’s customary form (a “Letter of Credit Application”), the Administrative Agent on behalf of the Revolving Credit Lenders and in reliance upon the agreement of the Revolving Credit Lenders set forth in §5.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrowers one or more standby letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrowers and agreed to by the Administrative Agent; provided, however, that, at all times, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $15,000,000 at any one time, and (b) the sum of (i) all L/C Obligations, and (ii) the amount of all Revolving Credit Loans and Swingline Loans outstanding shall not exceed the Total Revolving Credit Commitment at any time. Notwithstanding the foregoing, the Administrative Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrowers or any of their Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrowers demonstrate to the satisfaction of the Administrative Agent that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrowers or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrowers or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrowers or such Subsidiary. Each Existing Letter of Credit shall, from and after the Restatement Date, be deemed to be a Letter of Credit issued under this Credit Agreement and shall be subject to and governed by the terms and conditions of this Credit Agreement and the other Loan Documents.

§5.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Administrative Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

§5.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date of the earlier of (i) the date one (1) year from its date of issuance and (ii) the date which is thirty (30) days prior to the Revolving Credit Loan Maturity Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Administrative Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is thirty (30) days prior to the Revolving Credit Loan Maturity Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Credit Loan Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrowers deliver to the Administrative Agent for its benefit and the benefit of the Administrative Agent and the Revolving Credit Lenders no later than thirty (30) days prior to the Revolving Credit Loan Maturity Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Maximum Drawing Amount of such Letter of Credit; provided, that the obligations of the Borrowers under this Section in respect of such Extended Letters of Credit shall survive the termination of this Credit Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrowers fail to provide Cash Collateral with respect to any Extended Letter of Credit by the date thirty (30) days prior to the Revolving Credit Loan Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the Maximum Drawing Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Credit Lenders in accordance with §5.4 and §5.5, with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. Each Letter of Credit issued, extended or renewed hereunder shall be subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

§5.4. Reimbursement Obligations of Lenders. Each Revolving Credit Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever or to the delivery of Cash Collateral in respect of any Extended Letter of Credit, to the extent of such Lender’s Revolving Credit Commitment Percentage, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §5.6 (such agreement for a Revolving Credit Lender being called herein the “Letter of Credit Participation” of such Lender).

§5.5. Participations of Lenders. Each payment made by a Lender pursuant to §5.4 above shall be treated as the purchase by such Revolving Credit Lender of a participating interest in the Borrowers’ Reimbursement Obligation under §5.6 in an amount equal to such payment. Each such Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §5.6.

§5.6. Reimbursement Obligation of the Borrowers. In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Revolving Credit Lenders to participate therein, the Borrowers hereby agree to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,

(a) except as otherwise expressly provided in §5.6(b), on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Revolving Credit Lender in connection with any payment made by the Administrative Agent or any such Lender under, or with respect to, such Letter of Credit (it being understood that such payment to the Administrative Agent shall, subject to the satisfaction of the conditions set forth herein, be made from the proceeds of a Revolving Credit Loan made to the Borrowers pursuant to §2.4);

(b) upon the reduction (but not termination) of the Total Revolving Credit Commitment to an amount less than the Maximum Drawing Amount on all Letters of Credit, an amount equal to such difference, which amount shall be held by the Administrative Agent for the ratable benefit of the Revolving Credit Lenders and the Administrative Agent as cash collateral for all L/C Obligations; and

(c) upon the termination of the Total Revolving Credit Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the ratable benefit of the Revolving Credit Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Head Office in immediately available funds or (in the case of clause (a) of this §5.6) from the direct application of the proceeds of a Revolving Credit Loan made pursuant to §2.4 hereof. In the event that the obligations of the Borrowers under §5.6(a) cannot, in compliance with the provisions of this Credit Agreement, be satisfied in full by the making of a Revolving Credit Loan pursuant to §2.4, the Administrative Agent shall so notify the Borrowers, in which case the obligations of the Borrowers under §5.6(a) shall be immediately due and payable to the Administrative Agent. Interest on any and all amounts remaining unpaid by the Borrowers under this §5.6 at any time from the date such amounts become due and payable (whether as stated in this §5.6, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate then in effect for overdue principal on the Revolving Credit Loans. Notwithstanding anything contained in this Credit Agreement or any other Loan Document to the contrary, all amounts payable by the Borrowers under this §5.6 as a result of the occurrence of an Event of Default under §13.1(g) or (h) shall automatically become due and payable by the Borrowers without any notice or demand by the Administrative Agent, any Lender or any other Person.

§5.7. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrowers fail to reimburse the Administrative Agent as provided in §5.6 on or before the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Revolving Credit Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (New York time) on the Business Day next following the receipt of such notice, each Revolving Credit Lender shall make available to the Administrative Agent, at the Administrative Agent’s Head Office, in immediately available funds, such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Administrative Agent to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

§5.8. Obligations Absolute. The Borrowers’ obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrowers further agree with the Administrative Agent and the Lenders that the Administrative Agent and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligations under §5.6 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee. The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrowers.

§5.9. Reliance by Issuer. To the extent not inconsistent with §5.8, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

§5.10. Letter of Credit Fees. The Borrowers shall pay a fee, quarterly in arrears on the first Business Day of the following quarter (a “Letter of Credit Fee”), to the Administrative Agent in respect of each Letter of Credit an amount equal to the product of (i) the Applicable SOFR Margin for Revolving Credit Loans which are SOFR Loans and (ii) the face amount of such Letter of Credit. The Letter of Credit Fee shall be for the accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages. The Borrowers shall pay a fee on the first Business Day of the following quarter following the date of issuance or any extension or renewal of any Letter of Credit, equal to one-eighth of one percent (0.125%) of the face amount of each Letter of Credit so issued, extended or renewed for the account of the Administrative Agent, as a fronting fee. In respect of each Letter of Credit, the Borrowers shall also pay to the Administrative Agent for the Administrative Agent’s own account, at such other time or times as such charges are customarily made by the Administrative Agent, including the Administrative Agent’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

§5.11. Cash Collateral. At any time that there shall exist a Defaulting Lender with a Revolving Credit Commitment, within one Business Day following the written request of the Administrative Agent the Borrowers shall Cash Collateralize the Administrative Agent’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to §4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Fronting Exposure of the Administrative Agent with respect to Letters of Credit issued and outstanding at such time (the “Minimum Collateral Amount”).

(a) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of itself, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this §5.11 or §4.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Administrative Agent’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this §5.11 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that, subject to §4.15 the Person providing Cash Collateral and the Administrative Agent may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

§5.12. Extended Letters of Credit. Each Revolving Credit Lender confirms that its obligations under §5.4 and §5.5 shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

§6. GUARANTIES. Each of the Guarantors will jointly and severally guarantee all of the Obligations pursuant to the Guaranty Agreement. The Obligations are full recourse obligations of each Borrower and each Guarantor, and all of the respective assets and properties of each Borrower and each Guarantor shall be available for the payment in full in cash and performance of the Obligations.

§7. REPRESENTATIONS AND WARRANTIES. Each of the Borrowers, for itself and for each of the other Borrowers and for each Guarantor insofar as any such statements relate to such Guarantor or its Subsidiaries represents and warrants to the Administrative Agent and the Lenders as follows:

§7.1. Authority; Etc.

(a) Organization; Good Standing.

(i) LSLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each of LSLP and Holdings has all requisite partnership or corporate, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and each of LSLP and Holdings is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Real Estate owned by it is located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a Material Adverse Effect.

(ii) LSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; each Subsidiary of LSI is duly organized, validly existing and in good standing as a corporation or partnership or other entity, as the case may be, under the laws of the state of its organization; LSI and each of its Subsidiaries has all requisite corporate or partnership or other entity, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and LSI and each of its Subsidiaries is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where such qualification is necessary (including, as to LSI, in the State of New York) except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on the business, assets or financial condition of LSI or such Subsidiary.

(iii) As to each Guarantor, a provision similar, as applicable, to (a)(i) or (ii) above shall be included in each such Guarantor’s Guaranty, and the Borrowers shall be deemed to make for themselves and on behalf of each such subsequent Guarantor a representation and warranty as to such provision regarding such subsequent Guarantor.

(b) Capitalization.

(i) The outstanding equity of LSLP is comprised of a general partner interest and limited partner interests, all of which have been duly issued and are outstanding and fully paid and non-assessable as set forth in Schedule 7.1(b) hereto. All of the issued and outstanding general partner interests of LSLP are owned and held of record by Holdings; all of the limited partner interests of LSLP are owned and held of record as set forth in Schedule 7.1(b) hereto. Except as set forth in the Agreement of Limited Partnership of LSLP or as disclosed in Schedule 7.1(b) hereto, as of the Restatement Date there are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in LSLP. Except as disclosed in Schedule 7.1(b), as of the Restatement Date there are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on LSLP or LSI which require or could require LSLP or LSI to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interests of LSLP. No general partnership interests of LSLP are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies, or any other similar agreements or interests (whether written or oral).

(ii) As of the Restatement Date, the authorized capital stock of, or any other equity interests in Holdings are as set forth in Schedule 7.1(b), and the issued and outstanding voting and nonvoting shares of the common stock of Holdings, and all of the other equity interests in Holdings, all of which have been duly issued and are outstanding and fully paid and non-assessable, are owned and held of record by LSI. Except as disclosed in Schedule 7.1(b), as of the Restatement Date there are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in Holdings, and there are no outstanding options, warrants, or other similar rights to acquire any shares of any class in the capital of or any other equity interests in Holdings. As of the Restatement Date there are no outstanding commitments, options, warrants, calls or other agreements or obligations (whether written or oral) binding on Holdings to issue, sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any shares of any class in the capital of or other equity interests in Holdings. No shares of, or equity interests in Holdings held by LSI are subject to any restrictions on transfer pursuant to any of Holding’s applicable charter, bylaws or any shareholder agreements, voting agreements, voting trusts, trust agreements, trust deeds, irrevocable proxies or any other similar agreements or instruments (whether written or oral).

(c) Due Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any Guarantor is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Borrower and such Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of such Borrower or such Guarantor and any general partner or other controlling Person thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Borrower or such Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to such Borrower or such Guarantor where such conflict, breach or continuation is reasonably likely to have a Material Adverse Effect, (iv) do not conflict with any provision of the agreement of limited partnership, any certificate of limited partnership, the charter documents or by-laws of such Borrower or such Guarantor or any general partner or other controlling Person thereof, and (v) do not contravene any provisions of, or constitute a default, Default or Event of Default hereunder or a failure to comply with any term, condition or provision of, any indenture or other material agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to such Borrower or such Guarantor or any of such Borrower’s or such Guarantor’s properties or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of any Borrower, the Operating Subsidiaries or any Guarantor.

(d) Enforceability. Each of the Loan Documents to which any of the Borrowers or any of the Guarantors is a party has been duly executed and delivered and constitutes the legal, valid and binding obligations of each such Borrower and each such Guarantor, as the case may be, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and to the fact that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§7.2. Governmental Approvals. The execution, delivery and performance by each Borrower of this Credit Agreement and by each Borrower and each Guarantor of the other Loan Documents to which such Borrower or such Guarantor is or is to become a party and the transactions contemplated hereby and thereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law.

§7.3. Title to Properties; Leases.

The Borrowers, the Guarantors and their respective Subsidiaries each has good title to all of its respective properties, assets and rights of every name and nature purported to be owned by it, including, without limitation, that:

(a) As of the Restatement Date (with respect to Unencumbered Properties designated as such on the Restatement Date) or the date of designation as an Unencumbered Property (with respect to Unencumbered Properties acquired and/or designated as such after the Restatement Date), and in each case to the best of its knowledge thereafter, (i) a Borrower or (if after the Restatement Date) a Guarantor holds good and clear record and marketable title to the Unencumbered Properties, subject to no rights of others (except, with respect to a Ground Lease, the rights of the lessor), including any mortgages, conditional sales agreements, title retention agreements, liens or encumbrances, except for Permitted Liens, and (ii) the Unencumbered Properties satisfy the requirements for an Unencumbered Property set forth in the definition thereof.

(b) Each of the Borrowers and each of the then Guarantors and their respective Subsidiaries will, as of the Restatement Date, own all of the assets as reflected in the financial statements of the Borrowers described in §7.4 or acquired since the date of such financial statements (except property and assets sold or otherwise disposed of in the ordinary course of business since that date).

(c) Each of the direct or indirect interests of the Borrowers or Holdings in any Partially-Owned Entity is set forth on Schedule 7.3(c) hereto, including the type of entity in which the interest is held, the percentage interest owned by such Borrower or Holdings in such entity, the capacity in which such Borrower or Holdings holds the interest, and such Borrower’s or Holdings’ ownership interest therein.

§7.4. Financial Statements. The following financial statements have been furnished to each of the Lenders:

(a) The audited consolidated balance sheet of LSI and its Subsidiaries (including, without limitation, LSLP) as of December 31, 2021, and the related consolidated statement of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2021, and the audited consolidated statement of operations, shareholders’ equity and cash flows for the fiscal year then ended, certified by the chief financial officer of LSI. Such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of LSI and its Subsidiaries as of the close of business on the dates thereof and the results of operations for the fiscal periods then ended. There are no contingent liabilities of LSI or any of its Subsidiaries as of such dates involving material amounts, known to the officers of the Borrowers, not disclosed in said financial statements and the related notes thereto.

(b) The unaudited consolidated balance sheet of LSI and its Subsidiaries (including, without limitation, LSLP) as of March 31, 2022, and the related consolidated statement of operations and cash flows for the three fiscal quarter period ended March 31, 2022, and the unaudited consolidated statement of operations and cash flows for the three fiscal quarter periods then ended, certified by the chief financial officer of LSI. Such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of LSI and its Subsidiaries as of the close of business on the dates thereof and the results of operations for the fiscal periods then ended (subject to changes resulting from normal year-end audit adjustments). There are no contingent or other liabilities of LSI or any of its Subsidiaries as of such dates involving material amounts, known to the officers of the Borrowers, not disclosed in said financial statements and the related notes thereto.

§7.5. Fiscal Year. The Borrowers and their respective Subsidiaries each has a fiscal year which is the twelve months ending on December 31 of each calendar year.

§7.6. Licenses, Permits, Franchises, Patents, Copyrights, Etc.

(a) Each Borrower, each Guarantor and each of their respective Subsidiaries own and possesses all franchises, patents, copyrights, trademarks, trade names, service marks, licenses, authorizations and permits, and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others, including all Permits.

(b) To the best knowledge of each Borrower, no product or service of either Borrower or any Guarantor or Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of each Borrower, there is no material violation by any Person of any right of either Borrower or any Guarantor or Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by either Borrower or any Guarantor or Subsidiary.

§7.7. Litigation. Except as stated on Schedule 7.7 there are no actions, suits, proceedings or investigations of any kind pending or threatened against any Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or materially impair the right of such Borrower, such Guarantor or their respective Subsidiaries to carry on their respective businesses substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained, as reflected in the applicable financial statements of the Borrowers, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

§7.8. No Materially Adverse Contracts, Etc. None of any Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate, partnership or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of any Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of their respective officers, to have a Material Adverse Effect.

§7.9. Compliance With Other Instruments, Laws, Etc. None of any Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its partnership agreement, charter documents, bylaws or other organizational documents, as the case may be, or any respective agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result, individually or in the aggregate, in the imposition of substantial penalties or have a Material Adverse Effect.

§7.10. Tax Status.

(a) (i) Each of the Borrowers, the Guarantors and their respective Subsidiaries (A) has timely made or filed (taking into account all validly filed extensions) all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction in which it is subject to taxation, (B) has paid all taxes and other governmental assessments and charges shown on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (C) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, and (ii) there are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction, and the respective officers of the Borrowers and the Guarantors and their respective Subsidiaries know of no basis for any such claim.

(b) To the knowledge of respective officers of the Borrowers, each Partially-Owned Entity (i) has timely made or filed (taking into account all validly filed extensions) all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction in which it is subject, (ii) has paid all taxes and other governmental assessments and charges shown on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of respective officers of the Borrowers, except as otherwise disclosed in writing to the Administrative Agent, there are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction from any Partially-Owned Entity, and the respective officers of the Borrowers know of no basis for any such claim.

§7.11. No Event of Default; No Materially Adverse Changes. No default, Default or Event of Default has occurred and is continuing. Since December 31, 2021, there has occurred no materially adverse change in the businesses, assets, operations, conditions (financial or otherwise) or prospects of LSI and its Subsidiaries or LSLP and its Subsidiaries from that shown on or reflected in the audited consolidated balance sheet of LSI and its Subsidiaries as of December 31, 2021, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had, and could not reasonably be expected to have, a Material Adverse Effect.

§7.12. Investment Company Act. None of any Borrower, any Guarantor or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§7.13. Absence of UCC Financing Statements, Etc. Except for Permitted Liens, there will be no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any Unencumbered Property. Neither any Borrower nor any Guarantor has pledged or granted any lien on or security interest in or otherwise encumbered or transferred any of their respective interests in any Subsidiary (including in the case of LSI, its interests in LSLP, and in the case of any Borrower, its interests in the Operating Subsidiaries) or in any Partially-Owned Entity.

§7.14. Absence of Liens. A Borrower or a Guarantor is the owner of the Unencumbered Properties free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

§7.15. Certain Transactions. Except as set forth on Schedule 7.15, none of the officers, partners, directors, or employees of any Borrower or any Guarantor or any of their respective Subsidiaries is presently a party to any transaction with any Borrower, any Guarantor or any of their respective Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural Person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest has a substantial interest or is an officer, director, trustee or partner.

§7.16. Employee Benefit Plans.

§7.16.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by Section 412 of ERISA. The Borrowers have heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan. The expected post-retirement benefit obligation (determined as of the last day of each Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of each Borrower and its Subsidiaries is not material.

§7.16.2. Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrowers may terminate each such employee welfare benefit plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers without liability to any Person other than for claims arising prior to termination.

§7.16.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither any Borrower or any Guarantor nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any Guarantor or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days’ notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $500,000.

§7.16.4. Multiemployer Plans. Neither any Borrower nor any Guarantor nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither any Borrower nor any Guarantor nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

§7.17. Regulations U and X. The proceeds of the Loans and the Letters of Credit shall be used for the purposes described in §8.12. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” in violation of (and, as such terms are used in) Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

§7.18. Environmental Compliance. The Borrowers have caused environmental assessments to be conducted and/or taken other steps to investigate the past and present environmental condition and usage of the Real Estate and the operations conducted thereon. Based upon such assessments and/or investigation, except as set forth on Schedule 7.18, the Borrowers represent and warrant that:

(a) None of any Borrower, any Guarantor, any of their respective Subsidiaries or any operator of the Real Estate or any portion of such Real Estate, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a Material Adverse Effect, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

(b) None of any Borrower, any Guarantor or any of their respective Subsidiaries has received notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; which event described in any such notice would have a material adverse effect on the business, assets or financial condition of any Borrower, any Guarantor or any of their respective Subsidiaries, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

(c) Except as set forth on Schedule 7.18, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Real Estate except in accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Borrowers, any Guarantors, their respective Subsidiaries or the operators of their respective properties, or any ground or space tenants on any Real Estate, no Hazardous Substances have been generated or are being used on such Real Estate except in accordance with applicable Environmental Laws, (iii) there has been no present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on such Real Estate, and (v) any Hazardous Substances that have been generated on any of the Real Estate during ownership thereof by a Borrower or a Guarantor or any of their respective Subsidiaries have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws; any of which events described in clauses (i) through (v) above would have a material adverse effect on the business, assets or financial condition of any Borrower, any Guarantor or any of their respective Subsidiaries, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property. Notwithstanding that the representations contained herein are limited to the knowledge of the Borrowers, any such limitation shall not affect the covenants specified in §8.11 or elsewhere in this Credit Agreement.

(d) None of the Borrowers, any Guarantors, their respective Subsidiaries or the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

(e) There has been no change in the status of the information disclosed on Schedule 7.18, that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect (after taking into account any indemnities, escrows or other similar protections provided by a third party for the matters set forth in Schedule 7.18).

§7.19. Subsidiaries. Schedule 7.19 sets forth all of the respective Subsidiaries of LSI or LSLP, and Schedule 7.19 will be updated to reflect any subsequent Guarantor and its Subsidiaries, if any.

§7.20. Loan Documents. All of the representations and warranties of the Borrowers and the Guarantors made in this Credit Agreement and in the other Loan Documents or any document or instrument delivered to the Administrative Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such representations and warranties not materially misleading.

§7.21. REIT Status. LSI has not taken any action that would prevent it from maintaining its qualification as a REIT for its tax year ended December 31, 2021, or from maintaining such qualification at all times during the term of this Credit Agreement. LSI is not a “pension held REIT” within the meaning of §856(h)(3)(D) of the Code.

§7.22. Solvency. The fair value of the business and assets of each of the Borrowers and each Guarantor exceeds the amount that will be required to pay its respective liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Credit Agreement (including, without limitation, the use of the proceeds of the Loans and the Letters of Credit issued hereunder). Neither the Borrowers nor the Guarantors, after giving effect to the transactions contemplated by this Credit Agreement, will be engaged in any business or transaction, or about to engage in any business or transaction, for which such Person has unreasonably small assets or capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and Section 548 of the Federal Bankruptcy Code), and neither the Borrowers nor any Guarantor has any intent to:

(a) hinder, delay or defraud any entity to which any of them is, or will become, on or after the Restatement Date, indebted, or

(b) incur debts that would be beyond any of their ability to pay as they mature.

§7.23. Trading Status. No security of LSI traded on the New York Stock Exchange has been suspended from trading.

§7.24. Existing Indebtedness; Liens.

(a) Schedule 7.24 sets forth a complete and correct list of all outstanding Indebtedness of the Borrowers, the Guarantors and their respective Subsidiaries as of Restatement Date (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any and Guaranty thereof, if any). Neither of the Borrowers nor any Guarantor or Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Borrowers or such Guarantor or Subsidiary, and no event or condition exists with respect to any Indebtedness of the Borrowers, the Guarantors or any of their respective Subsidiaries, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 7.24, neither of the Borrowers nor any Guarantor or Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by §9.2.

(c) Neither any Borrower nor any Guarantor or Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Person, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrowers, any Guarantor or any Subsidiary, except for such provisions contained in (i) the Note Purchase Agreements referred to in §9.10(b) and (ii) any agreement that evidences Unsecured Indebtedness that any Borrower, Guarantor or Subsidiary of a Borrower may create, incur, assume, or permit or suffer to exist without violation of this Credit Agreement, which such provisions are substantially similar to, or less restrictive than, those such provisions contained in the Loan Documents.

§7.25. Sanctions.

(a) None of (1) any Borrower, any Guarantor or any other Subsidiary, any of their respective directors, officers, or, to the knowledge of any Borrower, such other Guarantor or such other Subsidiary, any of their respective employees or Affiliates, or (2) to the knowledge of any Borrower, any agent or representative of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, or (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws.

(b) Each Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Borrower and each of its Subsidiaries and their respective directors, officers, employees, and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) Each Borrower and each of its Subsidiaries, each director, officer, and to the knowledge each Borrower, employee, agent and Affiliate of each Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d) No proceeds of any Loans or other extensions of credit hereunder have been used, directly or indirectly, by any Borrower, any of their Subsidiaries or any of their directors, officers, employees and agents in violation of §8.12(b) or §8.22.

§7.26. Beneficial Ownership. As of the Restatement Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.

§8. AFFIRMATIVE COVENANTS OF THE BORROWERS AND THE GUARANTORS. Each of the Borrowers for itself and on behalf of each of the Guarantors (if and to the extent expressly included in Subsections contained in this Section) covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Lenders have any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

§8.1. Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all Reimbursement Obligations and all interest, fees, charges and other amounts provided for in this Credit Agreement and the other Loan Documents, all in accordance with the terms of this Credit Agreement and the Notes, and the other Loan Documents.

§8.2. Maintenance of Office. Each of the Borrowers and the Guarantors will maintain its chief executive office in Williamsville, New York, or at such other place in the contiguous United States of America as each of them shall designate upon written notice to the Administrative Agent to be delivered within five (5) days of such change, where notices, presentations and demands to or upon the Borrowers and the Guarantors, as the case may be, in respect of the Loan Documents may be given or made.

§8.3. Records and Accounts. Each of the Borrowers and the Guarantors will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and all applicable requirements of any governmental authority having legal or regulatory jurisdiction over such Borrower, such Guarantor or such Subsidiary, as the case may be, (b) maintain adequate accounts and reserves for all taxes (including income taxes), contingencies, depreciation and amortization of its properties and the properties of its Subsidiaries and (c) at all times engage Ernst & Young LLP or other Accountants as the independent certified public accountants of LSI, LSLP and their respective Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of LSI, LSLP and their respective Subsidiaries and the appointment in such capacity of a successor firm as Accountants.

§8.4. Financial Statements, Certificates and Information. The Borrowers will deliver to the Administrative Agent:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each of its fiscal years (or such shorter period as is 15 days greater than the period applicable to the filing of LSI’s Annual Report on Form 10-K with the SEC regardless of whether LSI is subject to the filing requirements thereof):

(i) in the case of LSLP, if prepared, the audited consolidated balance sheet of LSLP and its Subsidiaries at the end of such year, and the related audited consolidated statements of operations, funds available for distribution and cash flows for the year then ended, in each case (except for cash flow statements) with supplemental consolidating schedules provided by LSLP; and

(ii) in the case of LSI, the audited consolidated and consolidating (for Subsidiaries which own Real Estate) balance sheet of LSI and its Subsidiaries (including, without limitation, LSLP and its Subsidiaries) at the end of such year, and the related audited consolidated and consolidating (for Subsidiaries which own Real Estate) statements of operations, cash flows and shareholders’ equity for the year then ended;

each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and, in each case, accompanied by (x) a certification by the principal financial officer of LSLP or LSI, as applicable, that the information contained in such financial statements fairly presents the financial position of LSLP or LSI (as the case may be) and its Subsidiaries on the date thereof and (y) an auditor’s report prepared without qualification by the Accountants;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of its fiscal quarters (commencing with the fiscal quarter ending June 30, 2022) (or such shorter period as is 15 days greater than the period applicable to the filing of LSI’s Quarterly Report on Form 10-Q with the SEC regardless of whether LSI is subject to the filing requirements thereof):

(i) in the case of LSLP, if prepared, copies of the unaudited consolidated balance sheet of LSLP and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of operations, funds available for distribution and cash flows for the portion of LSLP’s fiscal year then elapsed, with supplemental consolidating schedules (except with respect to cash flow statements) provided by LSLP; and

(ii) in the case of LSI, copies of the unaudited consolidated and consolidating (for Subsidiaries which own Real Estate) balance sheet of LSI and its Subsidiaries (including, without limitation, LSLP and its Subsidiaries) as at the end of such quarter, and the related unaudited consolidated and consolidating (for Subsidiaries which own Real Estate) statements of operations and cash flows for the portion of LSI’s fiscal year then elapsed;

Setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial officer of LSLP or LSI, as applicable, that the information contained in such financial statements fairly presents the financial position of LSLP or LSI (as the case may be) and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement in the form of Exhibit D-2, or Exhibit D-3, as the case may be, signed by the chief financial officer of LSLP or LSI, as applicable, and (if applicable) reconciliations to reflect changes in GAAP since June 30, 2022; and, in the case of LSI, setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and a list of all Excluded Subsidiaries as of such date and including a description of each such Excluded Subsidiary’s Real Estate and Indebtedness;

(d) promptly as they become available, a copy of each report (including any so-called management letters) submitted to any Borrower or any Guarantor or any of their respective subsidiaries by the Accountants in connection with each annual audit of the books of any Borrower or any Guarantor or such subsidiary by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of any Borrower or any Guarantor or any such subsidiary;

(e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature sent to the holders of any Indebtedness of any Borrower, any Guarantor or any Subsidiary (other than the Loans) for borrowed money, to the extent that the information or disclosure contained in such material refers to or could reasonably be expected to have a Material Adverse Effect;

(f) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of LSI;

(g) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of LSI, copies of the Form 10-K statement filed by LSI with the SEC for such fiscal year, and as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of LSI, copies of the Form 10-Q statement filed by LSI with the SEC for such fiscal quarter;

(h) within 30 days after the end of each fiscal year of LSI and LSLP, a five-year capital plan of LSLP and its Subsidiaries;

(i) (i) at or promptly after any time at which the Borrowers or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certifications in form and substance acceptable to the Administrative Agent and (ii) promptly after an officer of the Borrowers obtains knowledge of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(j) from time to time such other financial data and information about the Borrowers, the Guarantors, their respective Subsidiaries, the Real Estate and the Partially-Owned Entities which is prepared by such Person in the normal course of its business or is required for securities and tax law compliance as the Administrative Agent or any Lender may reasonably request, including without limitation occupancy information and insurance certificates with respect to the Real Estate (including the Unencumbered Properties) and tax returns.

Financial statements and opinions of independent certified public accountants pursuant to this §8.4 shall be deemed to have been delivered if the Borrower Representative satisfies any of the following requirements with respect thereto:

(i) the Borrower Representative shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of §8.4(a) or §8.4(b), as the case may be, with the SEC on EDGAR;

(ii) such financial statements satisfying the requirements of §8.4(a) or §8.4(b) are timely posted by or on behalf of the Borrower Representative on IntraLinks or SyndTrak or on any other similar website to which each Lender has free access; or

(iii) Borrower Representative shall have filed any of the items referred to in §8.4(g) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or SyndTrak or on any other similar website to which each Lender has free access.

§8.5. Notices.

(a) Defaults. The Borrower Representative will, and will cause each Guarantor, as applicable, to, promptly notify the Administrative Agent in writing of the occurrence of any default, Default or Event of Default. If any Person shall give any notice or take any other action in respect of (x) a claimed default (whether or not constituting a Default or an Event of Default) under this Credit Agreement or (y) a claimed default by any Borrower, any Guarantor or any of their respective Subsidiaries, as applicable, under any material note, evidence of Indebtedness, indenture or other obligation to which or with respect to which any of them is a party or obligor, whether as principal, guarantor or surety, and such default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof or otherwise cause the entire Indebtedness to become due, such Borrower or such Guarantor, as the case may be, shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed failure to comply.

(b) Environmental Events. The Borrower Representative will, and will cause each Guarantor to, promptly give notice in writing to the Administrative Agent (i) upon such Borrower’s or such Guarantor’s obtaining knowledge of any material violation of any Environmental Law regarding any Real Estate or such Borrower’s or such Guarantor’s operations or the operations of any of their Subsidiaries, (ii) upon such Borrower’s or such Guarantor’s obtaining knowledge of any known Release of any Hazardous Substance at, from, or into any Real Estate which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Real Estate, (iii) upon such Borrower’s or such Guarantor’s receipt of any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances in violation of any Environmental Laws or any matter that may be a Disqualifying Environmental Event, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Borrower’s or such Guarantor’s or any other Person’s operation of any Real Estate, (B) contamination on, from or into any Real Estate, or (C) investigation or remediation of off-site locations at which such Borrower, such Guarantor any Subsidiary or any of their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, or (iv) upon such Borrower’s or such Guarantor’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which such Borrower , such Guarantor any Subsidiary or any Partially-Owned Entity may be liable or for which a lien may be imposed on any Real Estate; any of which events described in clauses (i) through (iv) above could reasonably be expected to have a Material Adverse Effect, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

(c) Notification of Claims against Unencumbered Properties. The Borrower Representative will, and will cause each Guarantor to, promptly upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims, withholdings or other defenses to which any of the Unencumbered Properties are subject, which (i) could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the value of such Unencumbered Property, or (ii) with respect to such Unencumbered Property, constitute a Disqualifying Environmental Event, a Disqualifying Legal Event, a Disqualifying Building Event or a Lien which is not a Permitted Lien allowed to be incurred on an Unencumbered Property in accordance with §9.2.

(d) Notice of Litigation and Judgments. The Borrower Representative will, and will cause each Guarantor to, and the Borrowers will cause each of their respective Subsidiaries to, give notice to the Administrative Agent in writing within ten (10) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings an adverse determination in which could materially adversely affect any Borrower, any Guarantor or any of their respective Subsidiaries or any Unencumbered Property or to which any Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving a claim against any Borrower, any Guarantor or any of their respective Subsidiaries (to the extent uninsured) that could reasonably be expected to have a Material Adverse Effect or materially affect the value or operation of the Unencumbered Properties and stating the nature and status of such litigation or proceedings. Each Borrower will, and will cause each of the Guarantors and the Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within ten (10) days of any judgment to the extent not covered by insurance, final or otherwise, against any Borrower, any Guarantor or any of their Subsidiaries in an amount in excess of $1,000,000.

(e) Reserved.

(f) Notices Regarding Note Purchase Agreement. The Borrower Representative shall notify the Administrative Agent in writing (i) at least five (5) Business Days prior to entering into any amendment of any Note Purchase Agreement and (ii) within five (5) Business Days following payment in full and satisfaction of all obligations under, or other termination of, any Note Purchase Agreement. As and when required to be delivered pursuant to the Note Purchase Agreement or, if earlier, simultaneously with the delivery to the holders of the notes issued pursuant to the Note Purchase Agreement, the Borrower Representative shall deliver to the Administrative Agent any notice required to be delivered to the holders under or with respect to the Note Purchase Agreement.

(g) Notice to Lenders. The Administrative Agent will use good faith efforts to cause any notice delivered under this §8.5 to be delivered to each Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day such notice is received by the Administrative Agent.

§8.6. Existence of LSLP, Holdings and Subsidiary Guarantor; Maintenance of Properties. LSLP for itself and for Holdings and any Subsidiary that becomes a Guarantor (insofar as any such statements relate to Holdings or such Subsidiary) will do or cause to be done all things necessary to, and shall, preserve and keep in full force and effect its existence as a limited partnership, corporation or another legally constituted entity, and will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries, and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership. LSLP (a) will cause all necessary repairs, renewals, replacements, betterments and improvements to be made to all Real Estate owned or controlled by it or by any of its Subsidiaries, all as in the judgment of LSLP or such Subsidiary may be necessary so that the business carried on in connection therewith may be properly conducted at all times, subject to the terms of the applicable Leases and partnership agreements or other organizational documents, (b) will cause all of its other properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (c) will, and will cause each of its Subsidiaries to, continue to engage in the business of owning and operating self-storage facilities and businesses reasonably related thereto; provided that nothing in this Credit Agreement shall prevent the Borrowers from entering into Tower Leases or occasional nonmaterial Leases of retail or office space incidental to the Borrowers’ owning and operating self-storage facilities; and provided further that nothing in this §8.6 shall prevent any Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of LSLP, desirable in the conduct of its or their business and such discontinuance does not cause a Default or an Event of Default hereunder, could not reasonably be expected to have a Material Adverse Effect and does not in the aggregate materially adversely affect the business of the Borrowers and their respective Subsidiaries on a consolidated basis. Holdings shall at all times be a wholly-owned Subsidiary of LSI and the sole general partner of LSLP and shall be the owner of at least 1% of the outstanding partnership interests in LSLP.

§8.7. Existence of LSI; Maintenance of REIT Status of LSI; Maintenance of Properties. LSI will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Maryland corporation. LSI will at all times maintain its status as a REIT and not to take any action which could lead to its disqualification as a REIT. LSI shall at all times maintain its listing on the New York Stock Exchange. LSI will continue to operate as a fully-integrated, self-administered and self-managed real estate investment trust which, together with its Subsidiaries (including, without limitation LSLP) owns and operates an improved property portfolio comprised exclusively of self-storage facilities. LSI will not engage in any business other than the business of acting as a REIT and serving as a limited partner of LSLP and as a member, partner or stockholder of other Persons as permitted by this Credit Agreement. LSI shall conduct all or substantially all of its business operations through LSLP, and shall not own real estate assets outside of its interests in LSLP. LSI shall do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries. LSI shall (a) cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of LSI may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) cause LSLP and each of its Subsidiaries to continue to engage in the business of owning and operating self-storage facilities and businesses reasonably related thereto; provided that nothing in this §8.7 shall prevent LSI from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of LSI, desirable in the conduct of its or their business and such discontinuance does not cause a Default or an Event of Default hereunder, could not reasonably be expected to have a Material Adverse Effect and does not in the aggregate materially adversely affect the business of the Borrowers and their respective Subsidiaries on a consolidated basis.

§8.8. Insurance. Each Borrower will, and will cause each Guarantor to, maintain with respect to its properties, and will cause each of its Subsidiaries to maintain with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as is commercially reasonable, customary and prudent, and from time to time deliver to the Administrative Agent upon its request certificates of insurance as to all of the insurance maintained by each Borrower and their respective Subsidiaries on the Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms.

§8.9. Taxes. Each Borrower will, and will cause each Guarantor and each of its Subsidiaries to, pay or cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Real Estate before the same become delinquent and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of the Real Estate; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower, such Guarantor or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that such Borrower, such Guarantor or such Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. If requested by the Administrative Agent, the Borrowers will provide evidence of the payment of real estate taxes, other taxes, assessments and other governmental charges against the Real Estate in the form of receipted tax bills or other form reasonably acceptable to the Administrative Agent. Each Borrower will, and will cause each Guarantor and each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction unless the non-filing thereof could not reasonably be expected to have a Material Adverse Effect.

§8.10. Inspection of Properties and Books; Confidentiality. Each Borrower will, and will cause each Guarantor to, permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of any Borrower, any Guarantor or any of their respective Subsidiaries, to examine the books of account of the Borrowers, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers, the

Guarantors and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Administrative Agent may reasonably request; provided that the Borrowers shall only be responsible for the costs and expenses incurred by the Administrative Agent in connection with such inspections after the occurrence and during the continuance of an Event of Default. The Administrative Agent and each Lender agrees to keep any non-public information delivered or made available by the Borrowers to it confidential from anyone other than persons employed or retained by the Administrative Agent or such Lender (including, without limitation, employees, officers, attorneys and other advisors) who, in the reasonable determination of the Administrative Agent or such Lender, reasonably need to know such information and who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans or rendering legal advice in connection with the Loans; provided such employees, officers, attorneys and other advisors agree to keep such information confidential in accordance with this §8.10; and provided further that nothing herein shall prevent the Administrative Agent or any Lender or persons employed or retained by the Administrative Agent or such Lender from disclosing such information (i) to any other Lender, (ii) to any other person if reasonably incidental to the administration of the Loans, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Credit Agreement, (vi) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to the Administrative Agent’s or such Lender’s Affiliates, legal counsel and independent auditors, (ix) to any actual or proposed participant or Eligible Assignee of all or part of its rights hereunder, and (x) as otherwise required by law.

§8.11. Compliance with Laws, Contracts, Licenses, and Permits. Each Borrower will, and will cause each Guarantor to, comply with, and will cause each of their respective Subsidiaries to comply with (a) all Applicable Laws and regulations now or hereafter in effect wherever its business is conducted, including, without limitation, all Environmental Laws and all applicable federal and state securities laws, (b) the provisions of its partnership agreement and certificate or corporate charter and other organizational documents, as applicable, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound (including the Real Estate and the Leases) and (d) all applicable decrees, orders, and judgments. If at any time while any Loan or Note is outstanding or the Lenders have any obligation to make Loans hereunder, any Permit shall become necessary or required in order that any Borrower or any Guarantor may fulfill any of its obligations hereunder or under any other Loan Document to which it is a party, the Borrowers and the Guarantors will immediately take or cause to be taken all reasonable steps within the power of the Borrowers or the Guarantors, as applicable, to obtain such Permit and furnish the Administrative Agent with evidence thereof. The Borrowers will, and will cause each Guarantor and each Subsidiary to, obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

§8.12. Use of Proceeds.

(a) Subject at all times to the other provisions of this Credit Agreement the Borrowers will use the proceeds of the Loans and Letters of Credit to be obtained solely to finance (a) the acquisition, renovation and construction of self-storage facilities, (b) equity interests in joint ventures which engage in the same line of business as the Borrowers and the acquisition of real and personal property in connection therewith, (c) the repayment of Indebtedness (d) stock repurchases in accordance with §9.7(a) and (e) general working capital needs.

(b) The Borrowers will not request any Loan, and the Borrowers shall not use, and shall ensure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan, directly or to Borrowers’ knowledge indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

§8.13. Reserved. .

§8.14. Additional Guarantors.

(a) The Borrowers shall cause each of their Subsidiaries that is not already a Guarantor and to which any of the following conditions applies to execute and deliver to the Administrative Agent a joinder agreement in respect of the Guaranty Agreement and deliver to the Administrative Agent and the Lenders the other items required to be delivered under §8.14(b):

(i) such Subsidiary of a Borrower Guarantees, or otherwise becomes obligated in respect of any Indebtedness of a Borrower or any Subsidiary of a Borrower (other than an Excluded Subsidiary guaranteeing or otherwise becoming obligated in respect of the Indebtedness of another Excluded Subsidiary); or

(ii) (A) such Subsidiary owns an Unencumbered Property and (B) such Subsidiary, or any other Subsidiary of a Borrower that directly or indirectly owns any stock or other equity interests in such Subsidiary has incurred, acquired or suffered to exist any Indebtedness that is Recourse.

(b) Each joinder agreement in respect of the Guaranty Agreement delivered by a Subsidiary of the Borrowers under the immediately preceding subsection (a) shall be accompanied by each of the following in form and substance satisfactory to the Administrative Agent:

(i) a certificate, in form and substance satisfactory to the Administrative Agent, signed by an authorized, responsible officer of the Borrowers making representations and warranties to the effect of those contained in §7 hereof, with respect to such Subsidiary and the Guaranty Agreement, as applicable;

(iii) a certificate of the Secretary (or other appropriate officer) of the new Subsidiary Guarantor as to due authorization, charter documents, board resolutions and the incumbency of officers; and

(iv) an opinion of counsel (who may be in-house counsel for the Borrowers) addressed to the Administrative Agent and each Lender satisfactory to the Administrative Agent, to the effect that the Guaranty Agreement has been duly authorized, executed and delivered by such additional Subsidiary Guarantor and that the Guaranty Agreement constitutes the legal, valid and binding contract and agreement of such Subsidiary Guarantor enforceable in accordance with its terms, except as any enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(c) The Borrower Representative may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release a Guarantor from the Guaranty Agreement (other than Holdings) so long as: (i) such Guarantor is not required to be a party to the Guaranty Agreement under §8.14(a); (ii) no Default or Event of Default shall have occurred and be continuing at the time of such request or the effectiveness of such request, (iii) all of the representations and warranties of the Borrowers contained in §7 of this Credit Agreement and in any other Loan Document (other than representations and warranties which expressly speak as of a different time) shall be true and correct in all material respects at the time of such request and at the time of the effectiveness of such request; and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower Representative of any such request shall constitute a representation by each Borrower that the matters set forth in the preceding sentence (both as of the date of giving such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

§8.15. Further Assurances. Each Borrower will, and will cause each Guarantor to, cooperate with, and to cause each of its Subsidiaries to cooperate with, the Administrative Agent and the Lenders and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

§8.16. Intentionally Omitted.

§8.17. Environmental Indemnification. The Borrowers jointly and severally covenant and agree that they will indemnify and hold the Administrative Agent and each Lender, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Administrative Agent, any Lender, or any such Affiliate (including all reasonable costs of legal representation incurred by the Administrative Agent or any Lender, but excluding, as applicable, for the Administrative Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender or any of their respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which any Borrower, any Guarantor or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to Real Estate (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property). It is expressly acknowledged by each Borrower that this covenant of indemnification shall survive the payment of the Loans and shall inure to the benefit of the Administrative Agent and the Lenders and their respective Affiliates, their respective successors, and their respective assigns under the Loan Documents permitted under this Credit Agreement.

§8.18. Response Actions. Each Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate owned by it or any of its Subsidiaries, such Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such Real Estate as necessary to comply with all Environmental Laws or to preserve the value of such Real Estate.

§8.19. Environmental Assessments. If the Required Lenders have reasonable grounds to believe that a Disqualifying Environmental Event has occurred with respect to any Unencumbered Property, after reasonable notice by the Administrative Agent, whether or not a Default or an Event of Default shall have occurred, the Required Lenders may determine that the affected Real Estate no longer qualifies as an Unencumbered Property; provided that prior to making such determination, the Administrative Agent shall give the Borrower Representative reasonable notice and the opportunity to obtain one or more environmental assessments or audits of such Unencumbered Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent, which approval will not be unreasonably withheld, to evaluate or confirm (i) whether any Release of Hazardous Substances has occurred in the soil or water at such Unencumbered Property and (ii) whether the use and operation of such Unencumbered Property materially complies with all Environmental Laws (including not being subject to a matter that is a Disqualifying Environmental Event). Such assessment will then be used by the Administrative Agent to determine whether a Disqualifying Environmental Event has in fact occurred with respect to such Unencumbered Property. All such environmental assessments shall be at the sole cost and expense of the Borrowers.

§8.20. Employee Benefit Plans.

(a) In General. Each Employee Benefit Plan maintained by any Borrower, any Guarantor or any of their respective ERISA Affiliates will be operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

(b) Terminability of Welfare Plans. With respect to each Employee Benefit Plan maintained by any Borrower, any Guarantor or any of their respective ERISA Affiliates which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, such Borrower, such Guarantor, or any of their respective ERISA Affiliates, as the case may be, has the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.

(c) Unfunded or Underfunded Liabilities. The Borrowers will not, and will not permit any Guarantor or Subsidiary to, at any time, have accruing or accrued unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.

§8.21. No Amendments to Certain Documents. The Borrowers will not, and will not permit any Guarantor or Subsidiary to, at any time cause or permit its certificate of limited partnership, agreement of limited partnership, articles of incorporation, by-laws or other organizational documents, as the case may be, to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written consent or approval of the Required Lenders in their sole discretion, if such changes would affect LSI’s REIT status or could otherwise reasonably be expected to have a Material Adverse Effect.

§8.22. Anti-Corruption Laws. The Borrowers will (a) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrowers, their Subsidiaries and their directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

§8.23. [Reserved].

§8.24. Financial Covenants under Note Purchase Agreement. In the event that (i) at any time, any of the financial covenants contained in any Note Purchase Agreement (the parties hereto acknowledge and agree that for purposes of this §8.24 the term “financial covenants” shall be deemed to refer to the covenants set forth in Sections 10.8 through 10.20 of each Note Purchase Agreement and any other covenant that calculates or otherwise measures the financial performance of the Borrowers, the Guarantors or their Subsidiaries) (including the defined terms relevant to such financial covenants (including, by way of example and without limitation, the condition set forth in clause (d)(3) of the definition of “Unencumbered Property” in the Note Purchase Agreement dated as of July 21, 2016, so long as such Note Purchase Agreement remains outstanding)) is more restrictive on the Borrowers and their Subsidiaries or more beneficial to the holders of the notes issued under the Note Purchase Agreement than the financial covenants set forth in §10 hereof (and the definitions relating thereto) or (ii) any additional financial covenant not set forth herein is included in any Note Purchase Agreement, then and in such event the Borrowers shall concurrently therewith provide notice to such effect to the Administrative Agent and the Administrative Agent shall promptly give such notice to the Lenders (unless the occurrence thereof is as of the Restatement Date), and the financial covenants and the defined terms relevant to such financial covenants set forth herein shall automatically be deemed amended or modified to the same effect as in the Note Purchase Agreement, or such additional financial covenants and the defined terms relevant to such financial covenants shall automatically be deemed to be incorporated into this Credit Agreement by reference.

§8.25. Post-Closing Obligations. Not later than July 14, 2022 (or such later date as the Administrative Agent may agree in its sole discretion), the Borrowers shall deliver to the Administrative Agent a copy of the articles of incorporation of LSI, certified as of a recent date by the Maryland Department of Assessments and Taxation.

§9. CERTAIN NEGATIVE COVENANTS OF THE BORROWERS AND THE GUARANTORS. Each Borrower for itself and on behalf of the Guarantors covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any of the Lenders has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

§9.1. Restrictions on Indebtedness.

The Borrowers and the Guarantors may, and may permit their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, any Indebtedness other than:

(a) Intentionally Omitted;

(b) Indebtedness which would result in a Default or Event of Default under §10 hereof or under any other provision of this Credit Agreement;

(c) An aggregate amount in excess of $20,000,000 at any one time in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies for which payment therefor is required to be made in accordance with the provisions of §8.9 and has not been timely made;

(d) An aggregate amount in excess of $20,000,000 at any one time in respect of uninsured judgments or awards, with respect to which the applicable periods for taking appeals have expired, or with respect to which final and unappealable judgments or awards have been rendered; and

(e) Current unsecured liabilities incurred in the ordinary course of business, which (i) are overdue for more than sixty (60) days, (ii) exceed $20,000,000 in the aggregate at any one time, and (iii) are not being contested in good faith.

For the avoidance of doubt, the terms and provisions of this §9.1 are in addition to, and not in limitation of, the covenants set forth in §10 of this Credit Agreement.

Notwithstanding anything contained herein to the contrary, the Borrowers and the Guarantors will not, and will not permit any Subsidiary to, incur any Indebtedness for borrowed money which, together with other Indebtedness for borrowed money incurred by any Borrower, any Guarantor, and any Subsidiary since the date of the most recent compliance certificate delivered to the Administrative Agent in accordance with this Credit Agreement, exceeds $20,000,000 in the aggregate unless the Borrowers shall have delivered a compliance certificate in the form of Exhibit D-4 hereto to the Administrative Agent evidencing covenant compliance at the time of delivery of the certificate and on a pro-forma basis after giving effect to such proposed Indebtedness. The Administrative Agent will use good faith efforts to cause any compliance certificate delivered under this Credit Agreement to be delivered to each Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day such compliance certificate is received by the Administrative Agent.

§9.2. Restrictions on Liens, Etc. The Borrowers will not, and will not permit any Guarantor or any Subsidiary to: (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (the foregoing items (a) through (e) being sometimes referred to in this §9.2 collectively as “Liens”), provided that the Borrowers, the Guarantors and any Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i) Liens securing taxes, assessments, governmental charges or levies or claims for labor, material and supplies, the Indebtedness with respect to which is not prohibited by §9.1(c);

(ii) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations; and deposits with utility companies and other similar deposits made in the ordinary course of business;

(iii) Liens (other than affecting the Unencumbered Properties) in respect of judgments or awards, the Indebtedness with respect to which is not prohibited by §9.1(d);

(iv) encumbrances on properties consisting of easements, rights of way, covenants, restrictions on the use of real property and defects and irregularities in the title thereto; landlord’s or lessor’s Liens under Leases to which any Borrower, any Guarantor, or any Subsidiary is a party or bound; purchase options granted at a price not less than the market value of such property; and other minor Liens or encumbrances on properties, none of which interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the owner thereof, and which matters (x) do not individually or in the aggregate have a Material Adverse Effect or (y) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located;

(v) any Leases (excluding Synthetic Leases) entered into good faith with Persons that are not Affiliates; provided that Leases with Affiliates on market terms and with monthly market rent payments required to be paid are Permitted Liens;

(vi) Liens and other encumbrances or rights of others which exist on the Restatement Date, are described in Schedule 9.2(vi) hereto and do not otherwise constitute a breach of this Credit Agreement; provided that nothing in this clause (vi) shall be deemed or construed to permit an Unencumbered Property to be subject to a Lien to secure Indebtedness;

(vii) as to Real Estate which is acquired after the Restatement Date, Liens and other encumbrances or rights of others which exist on the date of acquisition and which do not otherwise constitute a breach of this Credit Agreement; provided that nothing in this clause (vii) shall be deemed or construed to permit an Unencumbered Property to be subject to a Lien to secure Indebtedness;

(viii) Liens affecting the Unencumbered Properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review; provided that the Borrowers shall have obtained a bond or insurance with respect thereto to the Administrative Agent’s reasonable satisfaction, and, provided further, such Lien does not constitute a Disqualifying Environmental Event, a Disqualifying Building Event or a Disqualifying Legal Event;

(ix) Liens securing Indebtedness for the purchase price of capital assets (other than Real Estate but including Indebtedness in respect of Capitalized Leases for equipment and other equipment leases) to the extent not otherwise prohibited by §9.1; and

(x) other Liens (other than affecting the Unencumbered Properties) in connection with any Indebtedness permitted under §9.1 which do not otherwise result in a Default or Event of Default under this Credit Agreement; provided that notwithstanding the foregoing, no Borrower, Guarantor or any Subsidiary shall in any event secure any Indebtedness outstanding under any Note Purchase Agreement within the provisions of this §9.2 unless concurrently therewith such Borrower, Guarantor or Subsidiary shall equally and ratably secure the Obligations upon terms and conditions reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing provisions of this §9.2, the failure of any Unencumbered Property to comply with the covenants set forth in this §9.2 shall result in such Unencumbered Property’s disqualification as an Unencumbered Property under this Credit Agreement, but such disqualification shall not by itself constitute a Default or Event of Default, unless such disqualification causes a Default or an Event of Default under another provision of this Credit Agreement.

§9.3. Restrictions on Investments. The Borrowers will not, and will not permit any Guarantor or any Subsidiary to, permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, not less than “A -1” if rated by S&P and not less than “F1” if rated by Fitch;

(d) Investments existing on the Restatement Date and listed on Schedule 9.3(d) hereto;

(e) So long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, acquisitions of Real Estate consisting of self-storage facilities, warehouses and mini-warehouses and the equity of Persons whose primary operations consist of the ownership, development, operation and management of self-storage facilities, warehouses and mini-warehouses; provided, however that (i) the Borrowers shall not, and shall not permit any Guarantor or any of its Subsidiaries to, acquire any such Real Estate without the prior written consent of the Administrative Agent if the environmental investigation for such Real Estate determines that the potential environmental remediation costs and other environmental liabilities associated with such Real Estate exceed $1,000,000; and (ii) the Borrowers shall not permit any of their Subsidiaries which is not a Borrower or a Guarantor, or which does not become a Borrower or a Guarantor, to acquire any Unencumbered Property, and in all cases such Guarantor shall be a wholly-owned Subsidiary of LSLP or LSI;

(f) any Investments now or hereafter made in any Guarantor and, so long as no Default or Event of Default has occurred and is continuing hereunder, Investments now or hereafter made in any other Subsidiary;

(g) Investments in respect of (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iii) advances to employees for travel expenses, drawing accounts and similar expenditures, and (iv) prepaid expenses made in the ordinary course of business;

(h) a Hedge Agreement or other interest rate hedges in connection with Indebtedness;

(i) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in marketable direct or guaranteed obligations of the United States of America and agencies and instrumentalities thereof, and have total assets in excess of $50,000,000;

(j) Investments consisting of Distributions permitted under §9.7 hereof; and;

(k) any other Investment so long as (i) at the time of entering into the obligation to make such Investment, no Default or Event of Default shall be in existence or could reasonably be expected to arise or result therefrom after giving effect to such Investment, and (ii) after giving effect to the making of such Investment, the Borrowers shall be in compliance with the financial covenants under §10 hereof.

§9.4. Merger, Consolidation and Disposition of Assets.

The Borrowers will not, and will not permit any Guarantor or Subsidiary to:

(a) Become a party to any merger, consolidation or reorganization without the prior written consent of the Lenders, except that so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, the merger, consolidation or reorganization of one or more Persons with and into such Borrower, such Guarantor, or such Subsidiary, shall be permitted if such action is not hostile, any Borrower, any Guarantor, or any Subsidiary, as the case may be, is the surviving entity and such merger, consolidation or reorganization does not cause a breach of §8.14; provided that (i) for any such merger, consolidation or reorganization (other than (w) the merger or consolidation of one or more Subsidiaries of LSLP with and into LSLP, (x) the merger or consolidation of two or more Subsidiaries of LSLP, (y) the merger or consolidation of one or more Subsidiaries of LSI with and into LSI, or (z) the merger or consolidation of two or more Subsidiaries of LSI), the Borrowers shall provide to the Administrative Agent a statement in the form of Exhibit D-5 hereto signed by the chief financial officer or treasurer of the Borrower Representative and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger, consolidation or reorganization and all liabilities, fixed or contingent, pursuant thereto and (ii) for any such merger, consolidation or reorganization (x) involving a Borrower, a Borrower shall be the survivor and (y) involving a Guarantor, a Guarantor shall be the survivor;

(b) Sell, transfer or otherwise dispose of (collectively and individually, “Sell” or a “Sale”) or grant a Lien to secure Indebtedness (an “Indebtedness Lien”) on any of its now owned or hereafter acquired assets without obtaining the prior written consent of the Required Lenders except for:

(i) the Sale of or granting of an Indebtedness Lien on any Unencumbered Property so long as no Default or Event of Default has then occurred and is continuing, or would occur and be continuing after giving effect to such Sale or Indebtedness Lien; provided, that prior to any Sale of any Unencumbered Property or the granting of an Indebtedness Lien on any Unencumbered Property under this clause (i), the Borrowers shall provide to the Administrative Agent a certificate in the form of Exhibit D-6 hereto signed by the chief financial officer or treasurer of the Borrower Representative and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto; and

(ii) the Sale of or the granting of an Indebtedness Lien on any of its now owned or hereafter acquired assets (other than any Unencumbered Property) so long as no Event of Default has then occurred and is continuing and no Default or Event of Default would occur and be continuing after giving effect to such Sale or Indebtedness Lien and all other Sales (to be) made and Indebtedness Liens (to be) granted under this clause (ii); provided, that (x) if such Sale or Indebtedness Lien is made or granted under this clause (ii) while a Default is continuing, such Sale or Indebtedness Lien (together with other Sales and Indebtedness Liens under this clause (ii)) cures (or would cure) such Default before it becomes an Event of Default, (y) if multiple Sales or grantings of Indebtedness Liens are undertaken pursuant to the foregoing subclause (x) to cure a Default, the Borrowers shall apply the net proceeds of each such Sale or Indebtedness Lien remaining after application to such cure to the repayment of the Loans until such Default has been fully cured, and (z) prior to the Sale of any asset or the granting of an Indebtedness Lien on any asset under this clause (ii), the Borrowers shall provide to the Administrative Agent a statement in the form of Exhibit D-6 hereto signed by the chief financial officer or treasurer of the Borrower Representative and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default would occur and be continuing after giving effect to all such proposed Sales or Indebtedness Liens and all liabilities, fixed or contingent, pursuant thereto.

For the avoidance of doubt, (i) the terms and provisions of this §9.4 are in addition to, and not in limitation of, the covenants set forth in §9.2 of this Credit Agreement and (ii) no Borrower, Guarantor or any Subsidiary shall in any event secure any Indebtedness outstanding under any Note Purchase Agreement within the provisions of this §9.4 unless concurrently therewith such Borrower, Guarantor or Subsidiary shall equally and ratably secure the Obligations upon terms and conditions reasonably satisfactory to the Administrative Agent.

§9.5. Sale and Leaseback. The Borrowers will not, and will not permit any Guarantor or any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Borrower, any Guarantor or any of their respective Subsidiaries shall sell or transfer any property owned by it in order then or thereafter to lease such property.

§9.6. Compliance with Environmental Laws. The Borrowers will not, and will not permit any Guarantor or Subsidiary to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances except for quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release or a violation of any Environmental Law; provided that a breach of this covenant shall result in the exclusion of the affected Real Estate from the calculation of the covenants set forth in §10, but shall only constitute an Event of Default under §13.1(c) hereof if such breach has a material adverse effect on the Borrowers and their Subsidiaries, taken as a whole, or materially impairs the ability of the Borrowers to fulfill their obligations to the Lenders under this Credit Agreement.

§9.7. Distributions. The Borrowers will not make any Distributions if any Default or Event of Default has occurred and is continuing or would occur therefrom; provided however, that Borrowers may at all times make Distributions with respect to any fiscal year in an aggregate amount not to exceed the minimum amount (after taking into account all available funds of LSI from all other sources) necessary in order to enable LSI to maintain its status as a REIT; and provided further that, the Borrowers will not at any time make any Distributions with respect to any period of twelve (12) consecutive months in connection with the purchase, redemption or retirement of capital stock of the Borrowers that exceed $100,000,000 in the aggregate during such period unless the Borrowers shall have first received written confirmation from each Rating Agency then rating the long term unsecured debt of the Borrowers that the proposed Distribution will not result in such rating being withdrawn or being downgraded below “BBB-“ by S&P, “Baa3” by Moody’s, “BBB-“ by Fitch or below an equivalent rating by any other Rating Agency then rating the Borrowers.

§9.8. Employee Benefit Plans. None of any Borrower, any Guarantor or any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any Borrower, any Guarantor or any of their respective Subsidiaries; or

(b) [reserved]

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Borrower, any Guarantor or any of their respective Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code; or

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

§9.9. Fiscal Year; Nature of Business. The Borrowers will not, and will not permit the Guarantors or any of their respective Subsidiaries to, change the date of the end of its fiscal year from that set forth in §7.5. The Borrowers will not, and will not permit any Guarantor or any Subsidiary to, engage in any business, if, as a result, when taken as a whole, the general nature of the business of the Borrowers, the Guarantors and their respective Subsidiaries would be substantially changed from the general nature of the business of the Borrowers, the Guarantors and their respective Subsidiaries on the date of this Credit Agreement.

§9.10. Negative Pledge. The Borrowers will not, and will not permit any Guarantor or any Subsidiary to, enter into any agreement containing any provision prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or restricting the ability of the Borrowers or the Guarantors to amend or modify this Credit Agreement or any other Loan Document except for (a) prohibitions on liens for particular assets (other than an Unencumbered Property) set forth in a security instrument in connection with Indebtedness encumbering such assets and the granting or effect of such liens does not otherwise constitute a Default or Event of Default, (b) Section 10.2 of the Note Purchase Agreements described in clauses (i) and (ii) of the definition of the term “Note Purchase Agreement” and (c) such provisions contained in any agreement that evidences Unsecured Indebtedness that any Borrower, Guarantor or Subsidiary of a Borrower may create, incur, assume, or permit or suffer to exist without violation of this Credit Agreement so long as such provisions are substantially similar to, or less restrictive than, those such provisions contained in the Loan Documents

§9.11. Transactions with Affiliates. The Borrowers will not, and will not permit any Guarantor or any Subsidiary to, enter into, directly or indirectly, any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than a Borrower or a Guarantor), except pursuant to the reasonable requirements of such Borrower’s, Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower, Guarantor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

§9.12. [reserved].

§9.13. Restrictions on Intercompany Transfers. The Borrowers shall not, and shall not permit any of their respective Subsidiaries (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrowers to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrowers or any Subsidiary of the Borrowers; (b) pay any Indebtedness owed to any of the Borrowers or any Subsidiary of the Borrowers; (c) make loans or advances to any of the Borrowers or any Subsidiary of the Borrowers; or (d) transfer any of its property or assets to any of the Borrowers or any Subsidiary of the Borrowers; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions (A) contained in any Loan Document or (B) contained in any other agreement that evidences Unsecured Indebtedness that any Borrower, such Guarantor or such Subsidiary of the Borrowers may create, incur, assume, or permit or suffer to exist without violation of this Credit Agreement containing encumbrances or restrictions on the actions described above that are substantially similar to, or less restrictive than, those contained in the Loan Documents, or (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrowers or any of their respective Subsidiaries in the ordinary course of business.

§10. FINANCIAL COVENANTS OF THE BORROWERS. Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Lenders have any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

§10.1. Leverage Ratio. As at the end of any fiscal quarter and at all other times, the Borrowers shall not permit the Leverage Ratio to exceed 60%; provided, however, that if the Leverage Ratio is greater than 60% but is not greater than 65%, then the Borrowers shall be deemed to be in compliance with this §10.1 so long as (i) the Borrowers completed a Material Acquisition which resulted in the Leverage Ratio (after giving effect to such Material Acquisition) exceeding 60% at any time during the fiscal quarter in which such Material Acquisition took place and for any subsequent consecutive fiscal quarters, (ii) the Leverage Ratio does not exceed 60% for a period of more than four consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrowers have not maintained compliance with this this §10.1 in reliance on this proviso for more than two periods (which periods may not be consecutive) during the term of this Credit Agreement and (iv) the Leverage Ratio (after giving effect to such Material Acquisition) is not greater than 65% at any time.

§10.2. Maximum Secured Indebtedness. As at the end of any fiscal quarter and at all other times, the Borrowers shall not permit Consolidated Secured Indebtedness to exceed 40% of Gross Asset Value

§10.3. [reserved].

§10.4. Fixed Charge Coverage. As at the end of any fiscal quarter, the Borrowers shall not permit Consolidated Adjusted EBITDA for the two (2) most recent, complete, consecutive fiscal quarters to be less than (i) one and one half (1.50) times (ii) Consolidated Fixed Charges for the two (2) most recent, complete, consecutive fiscal quarters.

§10.5. [reserved].

§10.6. [reserved].

§10.7. [reserved].

§10.8. [reserved].

§10.9. [reserved].

§10.10. [reserved].

§10.11. Unsecured Indebtedness. As at the end of any fiscal quarter and at all other times, the Borrowers shall not permit the ratio, expressed as a percentage (the “Unencumbered Leverage Ratio”), of Consolidated Unsecured Indebtedness to the aggregate Capitalized Unencumbered Property Value for all Unencumbered Properties to exceed 60%; provided, however, that if the Unencumbered Leverage Ratio is greater than 60% but is not greater than 65%, then the Borrowers shall be deemed to be in compliance with this §10.11 so long as (i) the Borrowers completed a Material Acquisition which resulted in the Unencumbered Leverage Ratio

(after giving effect to such Material Acquisition) exceeding 60% at any time during the fiscal quarter in which such Material Acquisition took place and for any subsequent consecutive fiscal quarters, (ii) the Unencumbered Leverage Ratio does not exceed 60% for a period of more than four consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrowers have not maintained compliance with this this §10.11 in reliance on this proviso for more than two periods (which periods may not be consecutive) during the term of this Credit Agreement and (iv) the Unencumbered Leverage Ratio (after giving effect to such Material Acquisition) is not greater than 65% at any time. For purposes of calculating the Unencumbered Leverage Ratio, to the extent that the aggregate Capitalized Unencumbered Property Value attributable to Unencumbered Properties subject to Ground Leases exceeds 10% of the Capitalized Unencumbered Property Value for all Unencumbered Properties, such excess shall be excluded.

§10.12. [reserved].

§10.13. Covenant Calculations.

(a) For purposes of the calculations to be made pursuant to §§10.1-10.12 (and the defined terms relevant thereto, including, without limitation, those relating to “fixed charges” or “debt service”), references to Indebtedness or liabilities of the Borrowers shall mean Indebtedness or liabilities (including, without limitation, Consolidated Total Liabilities) of the Borrowers, plus (but without double-counting):

(i) all Indebtedness or liabilities of any Subsidiary (excluding any such Indebtedness or liabilities owed to the Borrowers or any Guarantor),

(ii) all Indebtedness or liabilities of each unconsolidated Partially-Owned Entity (including Capitalized Leases), but only to the extent, if any, that said Indebtedness or liability (or a portion thereof) is Recourse to any of the Borrowers, the Guarantors or their respective Subsidiaries or any of their respective assets (other than their respective interests in such Partially-Owned Entity), and

(iii) Indebtedness or liabilities of each unconsolidated Partially-Owned Entity to the extent of the pro-rata share of such Indebtedness or liability allocable to any of the Borrowers, the Guarantors or their respective Subsidiaries, if the Indebtedness or liability of such Partially-Owned Entity (or a portion thereof) is Without Recourse to such Person or its assets (other than its interest in such Partially-Owned Entity).

(b) For purposes of §10 hereof, Consolidated Adjusted EBITDA and Adjusted Unencumbered Property NOI (and all defined terms and calculations using such terms) shall be adjusted to (i) deduct the actual results of any Real Estate disposed of by a Borrower, a Guarantor or any of their respective Subsidiaries during the relevant fiscal period, and (ii) include the pro forma results of any Real Estate acquired by a Borrower, a Guarantor or any of their respective Subsidiaries during the relevant fiscal period, with such pro forma results being calculated by (x) using the Borrowers’ pro forma projections for such acquired property, subject to the Administrative Agent’s reasonable approval, if such property has been owned by a Borrower, a Guarantor or any of their respective Subsidiaries for less than one complete fiscal quarter or (y) using the actual results for such acquired property and adjusting such results for the appropriate period of time required by the applicable financial covenant, if such property has been owned by a Borrower, a Guarantor or any of their respective Subsidiaries for at least one complete fiscal quarter.

(c) For purposes of §§10.1-10.12 hereof, Consolidated Adjusted EBITDA (and the defined terms and calculations using such term) shall be adjusted, to the extent applicable, to include the pro rata share of results attributable to the Borrowers from unconsolidated Subsidiaries of the Borrowers and their respective Subsidiaries and from unconsolidated Partially-Owned Entities.

(d) For purposes of the calculations to be made pursuant to §§10.1-10.12 (and the defined terms relevant thereto, including, without limitation, those relating to “fixed charges” or “debt service”), (i) any election to measure an item of Indebtedness using fair value (as permitted by FASB ASC 825-10-25 (formerly known as Statement of Financial Accounting Standards No. 159) or any similar accounting standard) shall be disregarded and such determination shall be made instead using the par value of such Indebtedness; and (ii) any change in leasing guidance regarding accounting for operating leases (as required by FASB ASU 2016-02, Leases (Topic 42) shall be disregarded.

§11. CONDITIONS TO THE RESTATEMENT DATE. The obligations of the Lenders to amend and restate the Existing Credit Agreement and make any initial Revolving Credit Loans, and the Administrative Agent to issue any Letters of Credit, shall be subject to the satisfaction of the following conditions precedent:

§11.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

§11.2. Certified Copies of Organization Documents. The Administrative Agent shall have received from each Borrower and Holdings a copy, certified as of the Restatement Date by a duly authorized officer of such Person (or its general partner, in the case of LSLP), to be true and complete, of each of its certificate of limited partnership, agreement of limited partnership, incorporation documents, by-laws, and/or other organizational documents as in effect on the Restatement Date, along with any other organization documents of any Borrower (and its general partner, in the case of LSLP) or Holdings, and each as in effect on the date of such certification.

§11.3. Resolutions. All action on the part of the Borrowers and Holdings necessary for the valid execution, delivery and performance by the Borrowers and Holdings of this Credit Agreement and the other Loan Documents to which any of them is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent.

§11.4. Incumbency Certificate; Authorized Signers. The Administrative Agent shall have received from each of the Borrowers and Holdings an incumbency certificate, dated as of the Restatement Date, signed by a duly authorized officer such Person and giving the name of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party; (b) in the case of the

Borrower Representative, to make Completed Revolving Credit Loan Requests, Notices of Swingline Borrowing and Conversion Requests on behalf of the Borrowers; and (c) in the case of the Borrower Representative, to give notices and to take other action on behalf of the Borrowers and the Guarantors under the Loan Documents.

§11.5. Note Purchase Agreements. The Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower Representative certifying that (i) none of the Note Purchase Agreements previously delivered to the Administrative Agent under the Existing Credit Agreement has been amended, restated, supplemented, or otherwise modified since October 21, 2018, and that each is in full force and effect as of the Restatement Date, or if any of the foregoing has been amended, restated supplemented, or otherwise modified, attaching a copy of the foregoing thereto certified as true, correct, and complete and (ii) neither the Borrowers nor any Guarantor has made any new notes offerings since October 21, 2018, or if new notes have been issued, a copy of each fully executed note purchase agreement certified as true, correct, and complete.

§11.6. Certificates of Insurance. The Administrative Agent shall have received (a) current certificates of insurance as to all of the insurance maintained by each Borrower and their respective Subsidiaries on the Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms; and (b) such further information and certificates from the Borrowers, their insurers and insurance brokers as the Administrative Agent may reasonably request.

§11.7. Intentionally Omitted.

§11.8. Opinion of Counsel Concerning Organization and Loan Documents. Each of the Lenders and the Agents shall have received favorable opinions addressed to the Lenders and the Agents in form and substance satisfactory to the Lenders and the Agents from Phillips Lytle LLP, as counsel to the Borrowers and their respective Subsidiaries with respect to New York law and certain matters of Delaware corporate law and Maryland corporate law.

§11.9. Tax and Securities Law Compliance. Each of the Lenders and the Agents shall also have received from Phillips Lytle LLP, as counsel to the Borrowers, a favorable opinion addressed to the Lenders and the Agents, in form and substance satisfactory to each of the Lenders and the Agents, with respect to the qualification of LSI as a REIT and certain other tax and securities laws matters.

§11.10. Guaranties. Each of the Guaranties to be executed and delivered on the Restatement Date shall have been duly executed and delivered by the Guarantor thereunder.

§11.11. Certifications from Government Officials. The Administrative Agent shall have received certifications from government officials evidencing the legal existence and good standing of each Borrower and Holdings from the states of formation of each Borrower and Holdings as of the most recent practicable date, along with a certified copy of the certificate of limited partnership, certificate of incorporation or other comparable organizational document of each Borrower and Holdings, all as of the most recent practicable date.

§11.12. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to each of the Lenders and to the Administrative Agent’s counsel, and the Administrative Agent, each of the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

§11.13. Fees. The Borrowers shall have paid to the Administrative Agent, for the accounts of the Lenders or for its own account, as applicable, all of the fees and expenses that are due and payable as of the Restatement Date in accordance with this Credit Agreement and the Fee Letter.

§11.14. Compliance Certificate. The Borrowers shall have delivered a compliance certificate in the form of Exhibit D-7 hereto evidencing compliance with the covenants set forth in §10 hereof after giving pro forma effect to the transactions contemplated by this Credit Agreement.

§11.15. Existing Indebtedness. The existing of record indebtedness of the Borrowers under the Existing Credit Agreement shall have been reallocated in accordance with §1.3.

§11.16. Subsequent Guarantors. As a condition to the effectiveness of any joinder to the Guaranty Agreement, each Guarantor shall deliver such documents, agreements, instruments and opinions as the Administrative Agent shall require as to such Guarantor and the Unencumbered Property owned by such Guarantor that are analogous to the deliveries made by the Guarantors as of the Restatement Date pursuant to §11.2 through §11.8, §11.10, §11.11 and §11.18.

§11.17. No Material Adverse Effect. Since December 31, 2022, there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, change, circumstance, effect or state of facts that, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

§11.18. KYC. Each Borrower and each other Guarantor shall have provided all information reasonably requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act.

§11.19. Beneficial Ownership Certification. Each Borrower, Guarantor or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall, collectively, have delivered to the Administrative Agent, and any Lender requesting the same, one Beneficial Ownership Certification in relation to each such Borrower, Guarantor or such Subsidiary, in each case, at least five (5) Business Days prior to the Restatement Date.

§11.20. Other Information. The Administrative Agent shall have received such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

§12. CONDITIONS TO ALL BORROWINGS. The obligations of the Lenders to make any Loan, including the Revolving Credit Loan, of the Swingline Lender to make Swingline Loans and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Restatement Date, shall also be subject to the satisfaction of the following conditions precedent:

§12.1. Representations True; No Event of Default; Compliance Certificate. Each of the representations and warranties of the Borrowers and the Guarantors contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of each Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date); and no Default or Event of Default under this Credit Agreement shall have occurred and be continuing on the date of any Completed Revolving Credit Loan Request; Notice of Swingline Borrowing or on the Drawdown Date of any Loan or on the date of the issuance, extension or renewal of such Letter of Credit. The Administrative Agent shall have received a certificate of the Borrowers signed by an authorized officer of the Borrower Representative as provided in §2.4(d)(iii).

§12.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Administrative Agent or any Lender would make it illegal for any Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit.

§12.3. Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

§13. EVENTS OF DEFAULT; ACCELERATION; ETC.

§13.1. Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment (including, without limitation, amounts due under §2.7 and §3.5);

(b) the Borrowers shall fail to pay any interest on the Loans, or any other sums due hereunder or under any of the other Loan Documents (including, without limitation, amounts due under §8.17) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure continues for five (5) days;

(c) any Borrower or any Guarantor or any of their respective Subsidiaries shall fail to comply with any of their respective covenants contained in §§8.1, 8.5, 8.6, 8.7, 8.8, 8.9, 8.12, 8.21, 8.22, 8.23, 9 or 10;

(d) any Borrower or any Guarantor or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any other Loan Document (other than those specified elsewhere in this §13) and such failure continues for thirty (30) days;

(e) any representation or warranty of any Borrower or any Guarantor or any of their respective Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) any Borrower or any Guarantor or any of their respective Subsidiaries shall (i) fail to pay when due and payable (including at maturity) after giving effect to any applicable period of grace, any obligation for borrowed money or credit received, any obligation in respect of any Capitalized Leases, Recourse obligations or credit, or Without Recourse obligations or credit having an aggregate outstanding principal amount, in each case individually or in the aggregate with all other such obligations or credit as to which such a failure exists, in excess of $20,000,000; or (ii) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases, any Recourse obligations or credit or any Without Recourse obligations or credit having an aggregate outstanding principal amount, in each case individually or in the aggregate with all other such obligations or credit as to which such a failure exists, in excess of $20,000,000, in each case for such period of time (after the giving of appropriate notice if required) as would permit the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or an “Event of Default” shall occur and be continuing under the Note Purchase Agreements that permits acceleration; or (iii) default in any payment obligation under a Hedge Agreement, and such default shall continue after any applicable grace period contained in such Hedge Agreement or any other agreement or instrument relating thereto; or (iv) becomes obligated to purchase or repay Indebtedness (other than the Obligations) before its regular maturity or before its regularly scheduled dates of payment in an aggregate principal amount of at least $20,000,000, as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests or the exercise by either Borrower or any Subsidiary of a contractual right to prepay such Indebtedness).

(g) any Borrower, any Guarantor or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Borrower, any Guarantor or any of their respective Subsidiaries or of any substantial part of the properties or assets of any Borrower, any Guarantor or any of their respective Subsidiaries or shall commence any case or other proceeding relating to any Borrower, any Guarantor or any of their respective Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Borrower, any Guarantor or any of their respective Subsidiaries and (i) any Borrower, any Guarantor or any of their respective Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or (ii) any such petition, application, case or other proceeding shall continue undismissed, or unstayed and in effect, for a period of ninety (90) days;

(h) a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any Borrower, any Guarantor or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower, any Guarantor or any of their respective Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any uninsured final judgment against any Borrower, any Guarantor or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, unsatisfied and unstayed, against any Borrower, any Guarantor or any of their respective Subsidiaries exceeds in the aggregate $20,000,000;

(j) any of the Loan Documents or any material provision of any Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Required Lenders (or all Lenders if required under §26), or the Guaranty Agreement shall be cancelled, terminated, revoked or rescinded at any time or for any reason whatsoever, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any of its Subsidiaries or any Guarantor or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof;

(k) any “Event of Default” or default (after notice and expiration of any period of grace, to the extent provided, and if none is specifically provided, then for a period of thirty (30) days after notice), as defined or provided in any of the other Loan Documents, shall occur and be continuing;

(l) any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $2,500,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $2,500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of Section 302 and Section 303 of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any Borrower or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,500,000, and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan; or

(m) (i) any person or group of persons (within the meaning of Sections 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of (a) 35% or more of the outstanding shares of common stock of LSI, or (b) 33% or more in the aggregate of the outstanding limited partnership interests of LSLP (other than by LSI and its wholly-owned Subsidiaries); (ii) Holdings ceasing to be the sole general partner and sole investment manager of LSLP; (iii) LSI and its wholly-owned Subsidiaries cease to beneficially own 100% of the capital stock of Holdings; or (iv) during any period of twelve consecutive calendar months, individuals who were directors of LSI on the first day of such period (together with directors whose election by the Board of Directors or whose nomination for election by LSI’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Restatement Date or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of LSI;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers, declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower and each Guarantor; provided that in the event of any Event of Default specified in §13.1(g) or §13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Administrative Agent or action by the Lenders or the Administrative Agent.

§13.2. Termination of Commitments. If any one or more Events of Default specified in §13.1(g) or §13.1(h) shall occur, any unused portion of the Commitments, the Swingline Commitment and the obligation of the Administrative Agent to issue Letters of Credit hereunder shall forthwith terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrowers, the Swingline Lender shall be relieved of all further obligations to make Swingline Loans, and the Administrative Agent shall be relieved of its obligation to issue Letters of Credit. If any other Event of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans, the Swingline Lender shall be relieved of all further obligations to make Swingline Loans, and the Administrative Agent shall be relieved of its obligation to issue Letters of Credit. No such termination of the credit hereunder shall relieve any Borrower or any Guarantor of any of the Obligations or any of its existing obligations to the Lenders arising under other agreements or instruments.

§13.3. Remedies. In the event that one or more Events of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, the Required Lenders if owed any Obligations may direct the Administrative Agent to proceed to protect and enforce the rights and remedies of the Administrative Agent and the Lenders under this Credit Agreement, the Notes, any or all of the other Loan Documents or under Applicable Law by suit in equity, action at law or other appropriate proceeding (including for the specific performance of any covenant or agreement contained in this Credit Agreement or the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and the obtaining of the appointment of a receiver) and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right or remedy of the Administrative Agent and the Lenders under the Loan Documents or Applicable Law. No remedy herein conferred upon the Lenders or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any of the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.

§13.4. Distribution of Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies from the Borrowers or in connection with the enforcement of any the Guaranties, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent or the Lenders under this Credit Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to payment of, or (as the case may be) the reimbursement of the Administrative Agent for, that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and as the issuer of Letters of Credit and the Swingline Lender in its capacity as such, ratably among the Administrative Agent and Swingline Lender in proportion to the respective amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans;

(e) Fifth, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Administrative Agent in proportion to the respective amounts described in this clause (e) payable to them;

(f) Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Swingline Loans;

(g)Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, and other L/C Obligations, ratably among the Lenders and the Administrative Agent in proportion to the respective amounts described in this clause (g) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;

(h) Eighth, to all other Obligations pro rata based on the proportion of the obligation holder’s interest in such Obligations; provided, however, that the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

(i) Ninth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

§13.5. Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all L/C Obligations and the other Obligations, each Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any L/C Obligations until applied by the Administrative Agent as provided herein. Anything in this Credit Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrowers and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Administrative Agent for the payment made by the Administrative Agent to the beneficiary with respect to such drawing.

(d) If an Event of Default exists, the Administrative Agent may (and, if instructed by the Required Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with §13.4. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Maximum Drawing Amount of all Extended Letters of Credit that remain outstanding.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the L/C Obligations, the Administrative Agent shall, from time to time, at the request of the Borrower Representative, deliver to the Borrowers within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower Representative, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of L/C Obligations at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the third sentence of §5.3 for deposit into the Letter of Credit Collateral Account but in respect of which the Revolving Credit Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Revolving Credit Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Revolving Credit Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrowers, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f) The Borrowers shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

§14. SET OFF. Borrowers and each Guarantor hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or any entity under the control of M&T Bank and its successors and assigns or in transit to any of them. Without demand or notice to the extent permitted by Applicable Law, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch at which such deposits are held, but specifically excluding tenant security deposits, other fiduciary accounts and other segregated escrow accounts required to be maintained by any of the Borrowers for the benefit of any third party) or other sums credited by or due from any of the Lenders to any of the Borrowers or any other property of any of the Borrowers in the possession of the Administrative Agent or a Lender may be applied to or set off against the payment of the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER OR GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if pursuant to any agreement between such Lender and any Borrower (other than this Credit Agreement or any other Loan Document), an amount to be set off is to be applied to Indebtedness of any Borrower to such Lender, other than with respect to the Obligations, such amount shall be applied ratably to such other Indebtedness and to the Obligations, and (b) if such Lender shall receive from any Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the Obligations by proceedings against such Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, no Lender shall exercise a right of setoff if such exercise would limit or prevent the exercise of any other remedy or other recourse against any Borrower, and in any event, without the consent of the Administrative Agent.

§15. THE AGENTS.

§15.1. Authorization. (a) The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto as agent for the Lenders (to which the Lenders agree to be bound), provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent. The relationship between the Administrative Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Credit Agreement or any of the other Loan Documents shall be construed to constitute the Administrative Agent as a trustee or fiduciary for any Lender.

(b) Each Borrower and each Guarantor, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Administrative Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders. The Lenders shall notify the Borrowers of any successor to Administrative Agent by a writing signed by Required Lenders, which successor shall be reasonably acceptable to the Borrowers so long as no Default or Event of Default has occurred and is continuing.

§15.2. Employees and Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers if so provided in §16 hereof.

§15.3. No Liability. Neither the Administrative Agent, nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent may be liable for losses due to its willful misconduct or gross negligence.

§15.4. No Representations. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, or any of the other Loan Documents or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any Guarantor or any Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in this Credit Agreement or the other Loan Documents. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Borrower or any Guarantor or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of any Borrower or any of its Subsidiaries or any Guarantor or any of the Subsidiaries or any tenant under a Lease or any other entity. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

§15.5. Payments.

(a) The Administrative Agent agrees to distribute to each applicable Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders, as provided herein or in any of the other Loan Documents. All such payments shall be made on the date received, if before 1:00 p.m., and if after 1:00 p.m., on the next Business Day. If payment is not made on the day received, interest thereon at the overnight federal funds effective rate shall be paid pro rata to the Lenders entitled to such payments.

(b) If in the reasonable opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that interest thereon at the overnight federal funds effective rate shall be paid pro rata to the Lenders who would otherwise be entitled to such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§15.6. Holders of Notes. As provided in §19.3, the Administrative Agent may deem and treat the payee of any Notes or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§15.7. Indemnity. The Lenders ratably and severally agree hereby to indemnify and hold harmless each Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Agent has not been reimbursed by the Borrowers as required by §16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or such Agent’s or any Affiliate’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by such Agent’s or any Affiliate’s willful misconduct or gross negligence. Nothing in this §15.7 shall limit any indemnification obligations of the Borrowers hereunder.

§15.8. Agents as Lenders. In its individual capacity as a Lender, M&T Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitments and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also an Agent.

§15.9. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a default, Default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §15.9 it shall promptly notify the other Lenders of the existence of such default, Default or Event of Default.

§15.10. Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Credit Agreement and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of enforcement of the Lenders’ rights against the Borrowers and the Guarantors under this Credit Agreement and the other Loan Documents. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent (other than when such direction requires Unanimous Lender Approval under §26) of any such enforcement, the Lenders (including any Lender which is not one of the Required Lenders) hereby agreeing to ratably and severally indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

§15.11. Successor Agents. M&T Bank, or any successor Administrative Agent, may resign as Administrative Agent at any time by giving written notice thereof to the Lenders and to the Borrowers. Any such resignation shall be effective upon appointment and acceptance of a successor Administrative Agent, as hereinafter provided. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which is a Lender under this Credit Agreement, provided that so long as no Default or Event of Default has occurred and is continuing the Borrowers shall have the right to approve any successor Administrative Agent, which approval shall not be unreasonably withheld. If, in the case of a resignation by the Administrative Agent, no successor Administrative Agent shall have been so appointed by the Required Lenders and approved by the Borrowers, if applicable, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint any one of the other Lenders as a successor Administrative Agent, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no Lender has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all further duties and obligations as Administrative Agent under this Credit Agreement. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this §15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. Any resignation by an Administrative Agent shall also constitute the resignation as the issuer of Letters of Credit and Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of the issuer of Letters of Credit and the Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Administrative Agent shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit.

§15.12. Notices. Any notices or other information required hereunder to be provided to the Administrative Agent which the Administrative Agent is required hereunder to provide to the Lenders, shall be forwarded by the Administrative Agent to each of the Lenders on the same day (if practicable) and, in any case, on the next Business Day following the Administrative Agent’s receipt thereof.

§15.13. Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrowers or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under §§2.3, 3.3, 4.1, 5.10, and 16) allowed in such proceeding or under any such assignment; and

(ii) for itself and for the ratable benefit of the Lenders, to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the provisions of this Credit Agreement.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under §§2.3, 3.3, 4.1, 5.10, and 16.

(c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

§15.14. Erroneous Payments.

(a) Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this §15.14(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of §19.1 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this §15.14 or under the indemnification provisions of this Credit Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Credit Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous

Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any Guarantor for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this §15.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this §15.14 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

§15.15. Sustainability Structuring Agent. The Sustainability Structuring Agent will (i) assist the Borrowers in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrowers in preparing informational materials focused on ESG targets to be used in connection with the ESG Amendment, in each case, based upon the information provided by the Borrower Representative with respect to the applicable KPIs or ESG Ratings targets selected in accordance with §26; provided that the Sustainability Structuring Agent (x) shall have no duty to ascertain, inquire into or otherwise independently verify any such information and (y) shall have no responsibility for (and shall not be liable for) the completeness or accuracy of any such information.

§16. EXPENSES. The Borrowers jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s and Sustainability Structuring Agent’s outside counsel, any local counsel or internal counsel to the Administrative Agent or Sustainability Structuring Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the reasonable fees, expenses and disbursements of the Administrative Agent incurred by the Administrative Agent and Sustainability Structuring Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein (including, without limitation, the Letters of Credit), any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s and Sustainability Structuring Agent’s counsel in preparing the documentation, (d) the reasonable fees, costs, expenses and disbursements of each of the Agents and its Affiliates and the Sustainability Structuring Agent incurred in connection with the syndication and/or participations of the Loans, including, without limitation, costs of preparing syndication materials and photocopying costs, which syndication costs and expenses shall be payable by the Borrowers regardless of whether the Loans are ultimately syndicated, (e) all reasonable expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender, the Administrative Agent or the Sustainability Structuring Agent, and the fees and costs of appraisers, auditors, consultants, engineers, investment bankers, surveyors or other experts retained by any Lender, the Administrative Agent or the Sustainability Structuring Agent in connection with any such enforcement proceedings) incurred by any Lender, the Administrative Agent or the Sustainability Structuring Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any Borrower or any of its Subsidiaries or any Guarantor or the administration thereof after the occurrence and during the continuance of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or “workout” of the Loans), and (ii) subject to the limitation set forth in §17 hereof, any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s, the Administrative Agent’s or the Sustainability Structuring Agent’s relationship with any Borrower or any of its Subsidiaries or any Guarantor, (f) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches and (g) all costs incurred by the Administrative Agent in the future in connection with its inspection of the Unencumbered Properties after the occurrence and during the continuance of an Event of Default. The covenants of this §16 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

§17. INDEMNIFICATION. The Borrowers jointly and severally agree to indemnify and hold harmless each of the Agents, the Sustainability Structuring Agent and Lenders and the shareholders, directors, agents, counsel, professional advisors, officers, subsidiaries and Affiliates of each of the Agents and Lenders (each group consisting of an Agent, the Sustainability Structuring Agent or a Lender and its respective shareholders, directors, agents, counsel, professional advisors, officers, subsidiaries and Affiliates being an “Indemnified Lender’s Group”) from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, settlement payments, obligations, damages and expenses of every nature and character, arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or which otherwise arise in connection with the financing, including, without limitation, (a) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) any Borrower or any of its Subsidiaries or any Guarantor entering into or performing this Credit Agreement or any of the other Loan Documents or the transactions contemplated by this Credit Agreement or any of the other Loan Documents, or (c) pursuant to §8.17 hereof, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrowers shall not be obligated under this §17 to indemnify any Person for liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Person or of any other Person in the Indemnified Lender’s Group of which such Person is a member (but such indemnification shall continue to apply to all other Persons including all other Indemnified Lender’s Groups). Each Person to be indemnified under this §17 shall give the Borrowers notice of any claim as to which it is seeking indemnification under this §17 promptly after becoming aware of the same (which shall constitute notice for all Indemnified Lender’s Groups), but such Person’s failure to give prompt notice shall not affect the obligations of the Borrowers under this

§17 unless such failure prejudices the legal rights of the Borrowers regarding such indemnity. If and to the extent that the obligations of the Borrowers under this §17 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §17 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder and shall continue in full force and effect as long as the possibility of any such claim, action, cause of action or suit exists.

§18. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Borrower or any of its Subsidiaries or any Guarantor pursuant hereto shall be deemed to have been relied upon by the Lenders, the Agents and the Sustainability Structuring Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. The indemnification obligations of the Borrowers provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Lender or Agent at any time by or on behalf of any Borrower or any of its Subsidiaries or any Guarantor pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary or such Guarantor hereunder.

§19. ASSIGNMENT; PARTICIPATIONS: ETC.

§19.1. Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of their respective rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of §19.2, (ii) by way of participation in accordance with the provisions of §19.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of §19.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §19.4 and, to the extent expressly contemplated hereby, the Affiliates and the partners, directors, officers, employees, agents and advisors of the Administrative Agent and the Lenders and of their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

§19.2. Assignments by Lenders. Any Lender may at any time assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in the immediately preceding subsection (i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of a Revolving Credit Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(b) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned, except that this subsection (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations between the Revolving Credit Loans and Revolving Credit Commitment on a non-pro rata basis.

(c) No consent shall be required for any assignment except to the extent required by clause (ii) of the immediately preceding subsection (a) and, in addition:

(i) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless the Borrower Representative shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Credit Commitment if such assignment is to a Person that is not already a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iii) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Credit Commitment.

(d) No such assignment shall be made to the Borrowers, any of the Borrowers’ Affiliates or Subsidiaries or any Defaulting Lender.

(e) No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §19.3, from and after the effective date specified in each Assignment and Assumption and upon delivery to the Administrative Agent of a processing and recordation fee of $3,500, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §4.6, §16 and §17 and the other provisions of this Credit Agreement and the other Loan Documents as provided in with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §19.4.

§19.3. Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Head Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

§19.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, or the Borrowers or any Affiliate or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described in §26 that adversely affects such Participant. Subject to §19.5, the Borrowers agree that each Participant shall be entitled to the benefits of §4.6 and §4.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §19.7. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of §14 as though it were a Lender, provided such Participant agrees to be subject to §14 as though it were a Lender. Upon request from the Administrative Agent, a Lender shall notify the Administrative Agent and the Borrower Representative of the sale of any participation hereunder.

§19.5. Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under §4.6 and §4.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of §3 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and the Administrative Agent, to comply with §3 as though it were a Lender.

§19.6. Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

§19.7. No Registration. Each Lender agrees that, without the prior written consent of the Borrowers and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

§19.8. Disclosure. The Borrowers agree that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Credit Agreement to assignees or Participants and potential assignees or Participants hereunder; provided that such assignees or potential assignees shall be Eligible Assignees. Any such disclosed information shall be treated by any assignee or Participant with the same standard of confidentiality set forth in §8.10 hereof.

§19.9. Syndication. The Borrowers acknowledge that the Administrative Agent intends, and shall have the right, by itself or through its Affiliates, to syndicate or enter into co-lending arrangements with respect to the Loans and the Total Revolving Credit Commitment pursuant to this §19, and the Borrowers agree to cooperate with the Administrative Agent’s and its Affiliate’s syndication and/or co-lending efforts, such cooperation to include, without limitation, the provision of information reasonably requested by potential syndicate members.

§20. NOTICES, ETC. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to any Borrower or any Guarantor, to the Borrower Representative at Life Storage, Inc., 6467 Main Street, Williamsville, New York 14221, Attention: Mr. Andrew J. Gregoire, Chief Financial Officer, with a copy to Phillips Lytle LLP, One Canalside, 125 Main Street, Buffalo, New York 14203, Attention: Deborah A. Doxey, or to such other address for notice as the Borrower Representative or any Guarantor shall have last furnished in writing to the Administrative Agent;

(b) if to the Administrative Agent, Manufacturers and Traders Trust Company, 1 Light Street, Baltimore, Maryland 21201, Attention: Hugh Giorgio, or such other address for notice as the Administrative Agent shall have last furnished in writing to the Borrowers; and additionally, for any Completed Revolving Credit Loan Request, to Manufacturers and Traders Trust Company, One Fountain Plaza, Buffalo, New York 14203; and

(c) if to any Lender, at such Lender’s address set forth on Schedule 1.1(A) hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile with electronic confirmation of receipt and (ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth Business Day following the mailing thereof.

§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AND THE GUARANTORS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK, NEW YORK AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS OR THE GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN §20. THE BORROWERS AND EACH OF THE GUARANTORS HEREBY WAIVES ANY OBJECTION THAT EITHER OF THEM MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§22. HEADINGS. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23. COUNTERPARTS. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

§24. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, relating to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §26.

§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWERS, EACH OF THE GUARANTORS, THE AGENT AND EACH OF THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE

BORROWERS AND EACH OF THE GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWERS AND THE GUARANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGE THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

§26. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement may be given, and any term of this Credit Agreement or of any of the other Loan Documents may be amended, and the performance or observance by any Borrower or any Guarantor of any terms of this Credit Agreement or the other Loan Documents or the continuance of any default, Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.

Notwithstanding the foregoing, the written consent of each Lender directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders) shall be required for any amendment, waiver, modification or consent that does any of the following:

(i) reduces or forgives any principal of any unpaid Loan or Reimbursement Obligations or any interest thereon (including any interest “breakage” costs) or any fees due any Lender hereunder; or

(ii) changes the unpaid principal amount of any Loan or reduces the rate of interest on any Loan; or

(iii) changes the date fixed for any payment of principal of or interest on any Loan (including, without limitation, any extension of any Maturity Date) or any fees payable hereunder; or

(iv) changes the amount of such Lender’s Commitment (other than pursuant to an assignment permitted under §19.1 hereof), extends the expiration date of such Lender’s Commitment or increases the amount of the Total Revolving Credit Commitment (except for the increases in the Total Revolving Credit Commitment as provided in §2.11); or

(v) reserved

(vi) changes the definition of “Required Lenders”;

(vii) modifies provisions of §4.16, §13.4 or §14;

(viii) modifies any provision of §5.3 or §13.5 regarding Cash Collateral with respect to Extended Letters of Credit, or releases any such Cash Collateral except in accordance with §13.5;

provided that Unanimous Lender Approval shall be required for any amendment, modification or waiver of this Credit Agreement that:

(1) releases or reduces the liability of any Guarantorpursuant to the Guaranty Agreement other than as provided in §8.14(c); or

(2) modifies this §26 or any other provision herein or in any other Loan Document which by the terms thereof expressly requires Unanimous Lender Approval; or

(3) changes the definitions of Required Lenders or Unanimous Lender Approval.

Provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; provided further that any amendment, waiver or consent relating to §2.11 shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Sustainability Structuring Agent hereunder without the prior written consent of the Sustainability Structuring Agent.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each Lender directly and adversely affected thereby may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each Lender directly and adversely affected thereby that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or the Lenders or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial to such right or any other rights of the Administrative Agent or the Lenders. No notice to or demand upon any Borrower shall entitle any Borrower to other or further notice or demand in similar or other circumstances.

Notwithstanding the foregoing, after the Restatement Date, the Borrowers, in consultation with the Sustainability Structuring Agent, shall be entitled to either (a) establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrowers and their Subsidiaries or (b) establish external ESG ratings (“ESG Ratings”)

targets to be mutually agreed between the Borrowers and the Sustainability Structuring Agent. The Sustainability Structuring Agent, the Borrowers and the Required Lenders may amend this Credit Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating either the KPIs or ESG Ratings and other related provisions (the “ESG Pricing Provisions”) into this Credit Agreement. Upon effectiveness of any such ESG Amendment, based on either the Borrowers’ performance against the KPIs or its obtainment of the target ESG Ratings, certain adjustments to the Facility Fee and Applicable Percentage may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in an additional increase or decrease of more than (i) in the case of Facility Fees, 1.0 basis point and (ii) in the case of the Applicable Margin for Revolving Credit Loans (including Letter of Credit Fees), 4.0 basis points, in each case, from what is set forth in this Credit Agreement on the Restatement Date. If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Borrowers and the Sustainability Structuring Agent (each acting reasonably). Any proposed ESG Amendment shall also identify the Sustainability Assurance Provider. Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Letter of Credit Fee or Applicable Margin to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Borrower, the Administrative Agent and the Required Lenders.

§27 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

§28 SEVERABILITY. The provisions of this Credit Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

§29. USA PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

§30. TRANSITIONAL ARRANGEMENTS.

§30.1. Existing Credit Agreement Superseded. This Credit Agreement shall on the Restatement Date supersede the Existing Credit Agreement in its entirety, except as provided in this §30. On the Restatement Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents, the “Loans” as defined in the Existing Credit Agreement shall be converted to Loans as defined herein as provided in §1.3.

§30.2. Return and Cancellation of Notes. As soon as reasonably practicable after its receipt of its Notes hereunder on the Restatement Date, each Lender hereunder which was a lender under the Existing Credit Agreement, will promptly return to the Borrowers, marked “Substituted” or “Cancelled”, as the case may be, any promissory notes of the Borrowers held by such Lender pursuant to the Existing Credit Agreement.

§30.3. No Novation. Upon this Credit Agreement becoming effective pursuant to §11 and the reallocation and other transactions described in §1.3, from and after the Restatement Date (i) all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended by this Credit Agreement and the other Loan Documents being executed and delivered on the Restatement Date, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the parties thereto; (ii) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among the Borrowers, Lenders and Administrative Agent accruing from and after the Restatement Date; (iii) this Credit Agreement shall not in any way release or impair the rights, duties, Obligations or Liens, if any, created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Restatement Date, except as modified hereby or as modified hereafter in accordance with the terms hereof or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens, if any, are assumed, ratified and affirmed by the Borrowers; (iv) all indemnification obligations of the Borrowers and their Subsidiaries under the Existing Credit Agreement and any other Loan Documents shall survive the execution and delivery of this Credit Agreement and shall continue in full force and effect for the benefit of Lenders, Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document at any time prior to the Restatement Date; (v) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Restatement Date, continue outstanding under this Credit Agreement to the extent and as set forth in §1.3 hereof and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Credit Agreement, and this Credit Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (vi) the execution, delivery and effectiveness of this Credit Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (vii) any and all references in the Loan Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Credit Agreement, and as this Credit Agreement shall be further amended or amended and restated from time to time hereafter.

§31. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

§32. NO FIDUCIARY DUTIES.

The relationship between the Borrowers, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Sustainability Structuring Agent or any Lender shall have any fiduciary responsibilities to the Borrowers and no provision in this Credit Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Sustainability Structuring Agent or any Lender to any Lender, the Borrowers or any Guarantor. None of the Administrative Agent, the Sustainability Structuring Agent or any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.

§33. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this §33, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

LIFE STORAGE, INC.

By:	/s/ Andrew J. Gregoire

Name:	Andrew J. Gregoire
Title:	Chief Financial Officer and Secretary

LIFE STORAGE LP

By: Life Storage Holdings, Inc., its general partner

By:	/s/ Andrew J. Gregoire

Name:	Andrew J. Gregoire
Title:	Chief Financial Officer and Secretary

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Susan J. Freed
Name: Susan J. Freed
Title: Senior Vice President

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Pfaff
Name: Michael Pfaff
Title: Director

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

CITIBANK, N.A.

By:	/s/ Christopher J. Albano
Name: Christopher J. Albano
Title: Authorized Signatory

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

TRUIST BANK

By:	/s/ Ryan Almond
Name: Ryan Almond
Title: Director

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael A. Raarup
Name: Michael A. Raarup
Title: Senior Vice President

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Alex Caldiero
Name: Alex Caldiero Title: Vice President

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Shari L. Reams-Henofer
Name: Shari L. Reams-Henofer Title: Senior Vice President

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ Cheryl Sneor
Name: Cheryl Sneor Title: Vice President

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

THE HUNTINGTON NATIONAL BANK

By:	/s/ Rebecca Stirnkorb
Name: Rebecca Stirnkorb Title: Assistant Vice President

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

ASSOCIATED BANK, N.A.

By:	/s/ Mitchell Vega
Name: Mitchell Vega Title: Senior Vice President

Signature Page to Eighth Amended and Restated Revolving Credit Agreement

Schedule 1.1(A)

Lenders’ Commitments

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$150,000,000	12.00%
Manufacturers and Traders Trust Company	$150,000,000	12.00%
Citibank, N.A.	$150,000,000	12.00%
Truist Bank	$150,000,000	12.00%
U.S. Bank National Association	$128,750,000	10.30%
HSBC Bank USA, National Association	$128,750,000	10.30%
PNC Bank, National Association	$128,750,000	10.30%
Bank of America	$128,750,000	10.30%
The Huntington National Bank	$100,000,000	8.00%
Associated Bank, N.A.	$35,000,000	2.80%

TOTAL:	$1,250,000,000	100%

Schedule 1.1(B)

Existing Letters of Credit

Issuer	Instrument ID	Beneficiary	Stated Amount
M&T Bank		New Jersey Dept. of Environmental Protection	$65,549.00
M&T Bank		State of Rhode Island	$20,000.00

Schedule 7.1(b)

Capitalization; Outstanding Securities

LSLP and Holdings

A.	Life Storage LP

Common Units

Partner		Number of Common Units	Percentage Interest in Common Units

1.	General Partner:

	Life Storage Holdings, Inc.	854,266.393	1%
	6467 Main Street
	Williamsville, NY 14221

2.	Limited Partners:

	Life Storage, Inc. 6467 Main Street Williamsville, NY 14221	83,530,113.607	97.7808%

	Other limited partners	1,041,509.436	1.2192%

Total Common Units		85,425,889.436	100.0000%

Series A Preferred Units

	Number	Percentage Interest

Various Preferred unitholders	3,590,603.000	100.0000%

B.	Life Storage Holdings, Inc.

Authorized Shares: 1,500

Shares Issued: 100

Shares owned by Life Storage Inc.: 100

Percentage of Issued Shares owned by Life Storage Inc.: 100%

Schedule 7.3(c)

Partially Owned Entities

LSLP directly owns:

(1) a 49% membership interest in Iskalo Office Holdings, LLC, a New York limited liability company,

(2) a 20% membership interest in Sovran HHF Storage Holdings LLC, a Delaware limited liability company,

(3) a 15% interest in Sovran HHF Storage Holdings II LLC, a Delaware limited liability company,

(4) a 20% interest in 191 V Holdings LLC, a Delaware limited liability company,

(5) a 20% interest in Life Storage-HIERS Storage LLC, a Delaware limited liability company,

(6) a 35% interest in GII Life Storage Holdings LLC, a Delaware limited liability company,

(7) a 50% interest in Life Storage Arrowmark Venture LLC, a Delaware limited liability company,

(8) a 40% interest in Life Storage Spacemax LLC, a Delaware limited liability company,

(9) a 46% interest in N 32nd Street Self Storage, LLC. a Delaware limited liability company,

(10) a 20% interest in Life Storage Virtus, LLC, a Delaware limited liability company,

(11) an 18.75% interest in Staten SNL, LLC, a Delaware limited liability company,

(12) a 25% interest in SNL XXII Pledgeco, LLC, a Delaware limited liability company,

(13) a 16.67% interest in SNL XIX Pledgeco, LLC, a Delaware limited liability company,

(14) a 45% interest in SNL East Meadow, LLC, a Delaware limited liability company,

(15) a 26.5051% interest in Tucson Irvington SS, LLC, a Delaware limited liability company,

(16) a 40% interest in Life Storage Largo I, LLC, a Delaware limited liability company,

(17) a 45% interest in SNL XXIV Holdco, LLC, a Delaware limited liability company,

(18) a 45% interest in SNL Yonkers, LLC, a Delaware limited liability company, and

(19) a 45% interest in SNL XXIII, LLC, a Delaware limited liability company.

LSLP, indirectly through wholly owned subsidiaries (Life Storage Solutions, LLC, 1168795 B.C. Unlimited Liability Company, LSS GP LLC and Life Storage Bluebird Storage LP), owns a minority 17% interest in NYX Don Mills Storage LP, an Ontario limited partnership LSLP, indirectly through its wholly owned subsidiary, 181083 B.C. Ltd., owns minority interests in each of NYX Sheridan Storage LP, Bluebird Sanford Storage LP, NYX Appleby Storage LP and Bluebird Ingram Storage LP, all Ontario limited partnerships

Schedule 7.7

Litigation

None

Schedule 7.15

Certain Transactions

None

Schedule 7.18

Environmental Matters

None.

Schedule 7.19

Subsidiaries

A.	Subsidiaries of Life Storage, Inc.:

Life Storage Holdings, Inc. (DE) – 100% Owned

Life Storage LP – approx. 98.8% common limited partnership interest (directly and indirectly through Life Storage Holdings, Inc.)

B.	Subsidiaries of Life Storage LP (all 100% Owned)

Life Storage Solutions, LLC (NY)

Iskalo Land Holdings LLC (NY)

Sovran Peacock 505 LLC (DE)

Sovran Mahopac 534 LLC (DE)

Life Curry Ford Road 628 LLC (DE)

Review Avenue Partners, LLC (DE)

Life Auburn 652 LLC (DE)

Life Yancy 653 LLC (DE)

Life Seattle 654 LLC (DE)

18 Nevada SMLLCs

SH 703 LLC (DE)

SH 709 LLC (DE)

SH 717 LLC (DE)

SH 718 LLC (DE)

SH 721 LLC (DE)

SH 722 LLC (DE)

SH 723 LLC (DE)

SH 724 LLC (DE)

SH 725 LLC (DE)

SH 728 LLC (DE)

LS SH 2 LLC (DE)

SH 701-705 LLC (DE)

SH 708-716 LLC (DE)

AR & C Hamilton, LLC (DE)

Urban Box Coralway Storage, LLC (DE)

SH 778-780 LLC (DE)

Lilburn Storage, LLC (DE)

NitNeil Columbus Storage, LLC (DE)

Dunbar Storage, LLC (DE)

MP Storage, LLC (DE)

Life Storage 898 McDonald LLC (DE)

Canadian Entities

1181083 B.C. Ltd.

Life Storage Solutions Canada, Ltd.

1219123 BC Ltd,

C.	Subsidiaries of Life Storage Solutions, LLC:

Life Bluebird Storage Canada LP (DE)

LSS GP LLC (DE)

UBM Solar LLC (DE)

Warehouse Anywhere, LLC (DE)

LII Holdings, LLC (DE)

Limestone Insurance Company, Ltd. (Cayman Islands) (indirectly through

LII Holdings, LLC)

Canadian Entities

1168795 B.C. Unlimited Liability Company (indirectly through LSS GP LLC and Life Bluebird Storage Canada LP)

Schedule 7.24

Existing Indebtedness

A.	Notes

The Borrowers are the co-obligors on $175 million principal amount of 4.533% Senior Guaranteed Notes, Series E, due April 8, 2024, issued pursuant to the Note Purchase Agreement dated as of April 8, 2014, among LSI, LSLP, and the several purchasers identified therein.

The Borrowers are the co-obligors on $200 million principal amount of 3.67% Senior Guaranteed Notes, Series F, due July 21, 2028, issued pursuant to the Note Purchase Agreement dated as of July 21, 2016, among LSI, LSLP, and the several purchasers identified therein.

On June 20, 2016, LSLP issued $600 million in aggregate principal amount of 3.50% unsecured senior notes due July 1, 2026 (the “2026 Senior Notes”). The 2026 Senior Notes are fully and unconditionally guaranteed by LSI.

On December 7, 2017, LSLP issued $450 million in aggregate principal amount of 3.875% unsecured senior notes due December 15, 2027 (the “2027 Senior Notes”). The 2027 Senior Notes are fully and unconditionally guaranteed by LSI.

On June 3, 2019, LSLP issued $350 million in aggregate principal amount of 4.000% unsecured senior notes due June 15, 2029 (the “2029 Senior Notes”). The 2029 Senior Notes are fully and unconditionally guaranteed by LSI.

On September 23, 2020, LSLP issued $400 million in aggregate principal amount of 2.200% unsecured senior notes due October 15, 2030 (the “2030 Senior Notes”). The 2030 Senior Notes are fully and unconditionally guaranteed by LSI.

On October 7, 2021, LSLP issued $600 million in aggregate principal amount of 2.400% unsecured senior notes due October 15, 2031 (the “2031 Senior Notes”). The 2031 Senior Notes are fully and unconditionally guaranteed by LSI.

B.	Mortgage Notes

Sovran Mahopac 534 LLC, a wholly owned subsidiary of LSLP, is the borrower under a 4.065% mortgage note due April 1, 2023 with a principal balance of approximately $3.7 million as of June 30, 2022.

Sovran Peacock 505 LLC, a wholly owned subsidiary of LSLP, is the borrower under a 5.26% mortgage note due November 1, 2023 with a principal balance of approximately $3.6 million as of June 30, 2022.

Life Auburn 652 LLC, a wholly owned subsidiary of LSLP, is the borrower under a 4.4625% mortgage note due December 6, 2024 with a principal balance of approximately $8.6 million as of June 30, 2022.

Life Yancy 653 LLC, a wholly owned subsidiary of LSLP, is the borrower under a 4.4625% mortgage note due December 6, 2024 with a principal balance of approximately $7.8 million as of June 30, 2022.

Life Seattle 654 LLC, a wholly owned subsidiary of LSLP, is the borrower under a 4.4625% mortgage note due December 6, 2024 with a principal balance of approximately $5.9 million as of June 30, 2022.

AR & C Hamilton, LLC a wholly owned subsidiary of LSLP, is the borrower under a 4.44% mortgage note due July 6, 2025 with a principal balance of approximately $6.2 million as of June 30, 2022.

LSLP is the borrower under a 5.99% mortgage note due May 1, 2026 with a principal balance of approximately $0.9 million as of June 30, 2022.

C.	Indemnity and Guaranty Agreements

LSLP is an indemnitor under certain environmental indemnity agreements made in connection with certain securitized loans which have been fully repaid.

LSLP has provided certain non-recourse guaranty agreements and environmental indemnities in connection with securitized loans entered into by certain joint ventures in which LSLP has a minority interest which loans are secured by mortgages on property owned by the joint ventures or special purpose entities owned by the joint ventures.

Schedule 9.2(vi)

Existing Liens

Mortgages listed in Schedule 7.24

Schedule 9.3(d)

Existing Investments

Investments in Partially Owned Entities listed in Schedule 7.3(c)

Exhibit A-1

[Form of Revolving Credit Note]

REVOLVING CREDIT NOTE

$______________	_______ ___, 2022

FOR VALUE RECEIVED, the undersigned LIFE STORAGE, INC., a Maryland corporation (“LSI”), and the undersigned LIFE STORAGE LP, a Delaware limited partnership (“LSLP” and together with LSI, collectively referred to herein as the “Borrowers” and individually as a “Borrower”), hereby jointly and severally promise to pay to the order of _______________, [a national banking association] (the “Lender”) at the Administrative Agent’s Head Office (as defined in the Credit Agreement defined below):

(a) prior to or on the Revolving Credit Loan Maturity Date the principal amount of _________________ Dollars ($_______________) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Lender to the Borrowers pursuant to the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”); and

(b) interest on the principal balance hereof from time to time outstanding at the times and at the rate provided in the Credit Agreement.

This Revolving Credit Note, together with the other Revolving Credit Notes issued as of the date hereof under the Credit Agreement (collectively, the “Substitute Revolving Credit Notes”), are issued in substitution for the unpaid principal balances outstanding under all of the Revolving Credit Notes previously issued by the Borrower under the Seventh Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 30, 2018 (the “2018 Revolving Credit Notes”), which 2018 Revolving Credit Notes are outstanding as of the date hereof. Up to the full amount of the principal balances of the Substitute Revolving Credit Notes, the principal balances outstanding under the 2018 Revolving Credit Notes shall continue in all respects to be outstanding under the Substitute Revolving Credit Notes, and this Revolving Credit Note shall not be deemed to evidence a novation or payment and refunding of any part of the outstanding principal balances under the 2018 Revolving Credit Notes. Notwithstanding the date of this Revolving Credit Note, the Substitute Revolving Credit Notes carry all of the rights to unpaid interest that were carried by the 2018 Revolving Credit Notes such that no loss of interest shall result from any such substitution.

This Revolving Credit Note evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement. The Lender and any holder hereof pursuant to the Credit Agreement or by operation of law is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the

Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Revolving Credit Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrowers irrevocably authorize the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Revolving Credit Note, an appropriate notation on the grid attached to this Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Revolving Credit Note when due to the extent of the unpaid principal and interest amount as of any date of determination.

The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Revolving Credit Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Revolving Credit Note and all of the unpaid interest accrued thereon and any other charges or amounts due under any of the Loan Documents may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrowers and every endorser and guarantor of this Revolving Credit Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS REVOLVING CREDIT NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK, NEW YORK AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF

PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §20 OF THE CREDIT AGREEMENT. EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Revolving Credit Note shall be deemed to take effect as a sealed instrument under the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Revolving Credit Note to be sealed and signed in its corporate or partnership name by its duly authorized officer as of the day and year first above written.

LIFE STORAGE, INC.
WITNESS:

By:
Name:
Title:

LIFE STORAGE LP

	By:	Life Storage Holdings, Inc., its general partner
WITNESS:

By:
Name:
Title:

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

Exhibit A-2

Reserved

Exhibit B

[FORM OF SUBSIDIARY GUARANTY]

GUARANTY

This Guaranty, dated as of [__], 2022 by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of a joinder agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons, each, a “Guarantor” and collectively, the “Guarantors”), is made in favor of Manufacturers and Traders Trust Company, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for itself and the Lenders (as defined herein) under the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among Life Storage, Inc., a Maryland corporation (“LSI”), Life Storage LP, a Delaware limited partnership (“LSLP” and together with LSI, collectively referred to herein as the “Borrowers”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and the Administrative Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

WHEREAS, the Borrowers, the Administrative Agent, and the Lenders have entered into the Credit Agreement;

WHEREAS, the Borrowers and each Guarantor are members of a group of related entities, the success of either one of which is dependent in part on the success of the other members of such group;

WHEREAS, each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Borrowers by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged);

WHEREAS, it is a condition precedent to the Administrative Agent’s and the Lenders’ willingness to extend, and to continue to extend, credit to the Borrowers under the Credit Agreement that each Guarantor execute and deliver this Guaranty; and

WHEREAS, each Guarantor wishes to guaranty the Borrowers’ obligations to the Lenders and the Administrative Agent under and in respect of the Credit Agreement as herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Guaranty of Payment and Performance of Obligations. In consideration of the Lenders’ extending credit or otherwise in their discretion giving time, financial or banking facilities or accommodations to the Borrowers, each Guarantor hereby unconditionally guarantees to the Administrative Agent and each Lender that the Borrowers will duly and punctually pay or perform, at the place specified therefor, or if no place is specified, at the Administrative Agent’s Head Office, (i) all Obligations and all indebtedness, obligations and liabilities of the Borrowers to any of the Lenders and the Administrative Agent, individually or collectively, under the Credit Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes or other instruments at any time evidencing any thereof, whether existing on the date of the Credit Agreement or arising or incurred thereafter, direct or indirect, secured or unsecured, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise; and (ii) without limitation of the foregoing, all reasonable fees, costs and expenses incurred by the Administrative Agent or the Lenders in attempting to collect or enforce any of the foregoing, accrued in each case to the date of payment hereunder (collectively the “Guaranteed Obligations” and individually a “Guaranteed Obligation”). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Guaranteed Obligations and not of their collectability only and is in no way conditioned upon any requirement that any Lender or the Administrative Agent first attempt to collect any of the Guaranteed Obligations from the Borrowers or any other Loan Party or resort to any security or other means of obtaining payment of any of the Guaranteed Obligations which any Lender or the Administrative Agent now has or may acquire after the date hereof or upon any other contingency whatsoever. Upon any Event of Default which is continuing by the Borrowers in the full and punctual payment and performance of the Guaranteed Obligations, the liabilities and obligations of each Guarantor hereunder shall, at the option of the Administrative Agent, become forthwith due and payable to the Administrative Agent and to the Lender or Lenders owed the same without demand or notice of any nature, all of which are expressly waived by each Guarantor, except for notices required to be given to the Borrowers under the Loan Documents. Payments by each Guarantor hereunder may be required by any Lender or the Administrative Agent on any number of occasions.

2. Guarantor’s Further Agreements to Pay. Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to each Lender and the Administrative Agent forthwith upon demand, in funds immediately available to such Lender or the Administrative Agent, all costs and expenses (including court costs and legal fees and expenses) incurred or expended by the Administrative Agent or such Lender in connection with this Guaranty and the enforcement hereof, together with interest on amounts recoverable under this Guaranty from the time after such amounts become due at the default rate of interest set forth in the Credit Agreement; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

3. Payments. Each Guarantor covenants and agrees that the Guaranteed Obligations will be paid strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. Without limiting the generality of the foregoing, each Guarantor’s obligations hereunder with respect to any Guaranteed Obligation shall not be discharged by a payment in a currency other than the currency in which the Guaranteed Obligation is denominated (the “Obligation Currency”) or at a place other than the place specified for the payment of the Guaranteed Obligation, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Obligation Currency and transferred to New York, New York, U.S.A., under normal banking procedures does not yield the amount of Obligation Currency due thereunder.

4. Taxes.

(a) All payments hereunder shall be made without any counterclaim or set-off, free and clear of, and without reduction by reason of, any taxes, levies, imposts, charges and withholdings, restrictions or conditions of any nature (“Taxes”), which are now or may hereafter be imposed, levied or assessed by the United States or any political subdivision or taxing authority thereof (or any non-United States jurisdiction in which there is Real Estate) on payments hereunder, all of which will be for the account of and paid by each Guarantor. Subject to paragraph (b), if for any reason, any such reduction is made or any Taxes are paid by the Administrative Agent or any Lender (except for taxes on income or profits of such Administrative Agent or Lender), Guarantors will pay to the Administrative Agent or such Lender such additional amounts as may be necessary to ensure that the Administrative Agent or such Lender receives the same net amount which it would have received had no reduction been made or Taxes paid.

(b) No Guarantor shall be required to pay any additional amounts to any Lender that is not incorporated or organized under the laws of the United States of America or a state thereof or the District of Columbia (a “Non-U.S. Lender”) in respect of United States Federal withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to the Credit Agreement or, with respect to payments to a different lending office designated by the Non-U.S. Lender as its applicable lending office (a “New Lending Office”), the date such Non-U.S. Lender designated such New Lending Office with respect to the Loans (as defined in the Credit Agreement); provided, however, that this clause (i) shall not apply to any transferee or New Lending Office as a result of an assignment, transfer or designation made at the request of the Borrowers; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any transferee, or Lender through a New Lending Office, would be entitled to receive without regard to this clause (i) do not exceed the indemnity payment or additional amounts that the entity making the assignment or transfer to such transferee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation; or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to deliver completed copies of United States Internal Revenue Service Form 1001 or 4224 or to comply with all the other requirements of §4.2(c) of the Credit Agreement.

5. Consent to Jurisdiction. Each Guarantor agrees that any suit for the enforcement of this Guaranty or any of the other Loan Documents may be brought in the courts of the State of New York sitting in New York, New York or any federal court sitting in New York, New York and consents to the non-exclusive jurisdiction of such courts and the service of process in any such suit being made upon such Guarantor by mail at the address specified herein. Except to the extent such waiver is expressly prohibited by law, each Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

6. Liability of the Guarantor. The Administrative Agent and each Lender have and shall have the absolute right to enforce the liability of each Guarantor hereunder without resort to any other right or remedy including any right or remedy under any other guaranty, and the release or discharge of any guarantor of any Guaranteed Obligations shall not affect the continuing liability of such Guarantor hereunder.

7. Representations and Warranties; Covenants. Each Guarantor hereby makes and confirms the representations and warranties made on its behalf by the Borrowers pursuant to §7 of the Credit Agreement, as if such representations and warranties were set forth herein. Each Guarantor hereby agrees to perform the covenants set forth in §§8 and 9 of the Credit Agreement

(to the extent such covenants expressly apply to the Guarantor) as if such covenants were set forth herein. Each Guarantor acknowledges that it is, on a collective basis with the Borrowers and all other “Guarantors” (as defined in the Credit Agreement), bound by the covenants set forth in §9 of the Credit Agreement. Each Guarantor hereby confirms that it shall be bound by all acts or omissions of the Borrower Representative pursuant to the Credit Agreement.

8. Effectiveness. The obligations of the Guarantors under this Guaranty shall continue in full force and effect and shall remain in operation until all of the Guaranteed Obligations shall have been paid in full or otherwise fully satisfied, and continue to be effective or be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Borrowers, or otherwise, as though such payment had not been made or other satisfaction occurred. No invalidity, irregularity or unenforceability of the Guaranteed Obligations by reason of applicable bankruptcy laws or any other similar law, or by reason of any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations, shall impair, affect, be a defense to or claim against the obligations of the Guarantors under this Guaranty.

9. Freedom of Lender to Deal with Borrowers and Other Parties. The Administrative Agent and each Lender shall be at liberty, without giving notice to or obtaining the assent of any Guarantor and without relieving the Guarantors of any liability hereunder, to deal with the Borrowers and with each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations, in such manner as the Administrative Agent or such Lender in its sole discretion deems fit, and to this end each Guarantor gives to the Administrative Agent and each Lender full authority in its sole discretion to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations to the Borrowers at such times, in such amounts and on such terms as the Administrative Agent or such Lender may approve, (b) vary the terms and grant extensions of any present or future indebtedness or obligation of the Borrowers or of any other party to the Administrative Agent or such Lender, (c) grant time, waivers and other indulgences in respect thereto, (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing any security or guaranty or other means of obtaining payment of any of the Guaranteed Obligations which the Administrative Agent or any Lender now has or may acquire after the date hereof, (e) accept partial payments from the Borrowers or any such other party, (f) release or discharge, wholly or partially, any endorser or guarantor, and (g) compromise or make any settlement or other arrangement with the Borrowers or any such other party.

10. Unenforceability of Guaranteed Obligations Against Borrowers; Invalidity of Security or Other Guaranties. If for any reason the Borrowers have no legal existence or are under no legal obligation to discharge any of the Guaranteed Obligations undertaken or purported to be undertaken by it or on its behalf, or if any of the moneys included in the Guaranteed Obligations have become irrecoverable from the Borrowers by operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if such Guarantor at all times had been the principal debtor on all such Guaranteed Obligations. This Guaranty shall be in addition to any other guaranty or other security for the Guaranteed Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security.

11. Waivers by Guarantor. Each Guarantor waives notice of acceptance hereof, notice of any action taken or omitted by the Administrative Agent or any Lender in reliance hereon, and any requirement that the Administrative Agent or any Lender be diligent or prompt in making demands hereunder, giving notice of any default by the Borrowers or asserting any other rights of the Administrative Agent or any Lender hereunder. Each Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses in the nature of suretyship that at any time may be available in respect of the Guarantor’s obligations hereunder by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

12. Waiver of Subrogation Rights. Notwithstanding any other provision to the contrary contained herein or provided by applicable law, unless and until all of the Guaranteed Obligations have been indefeasibly paid in full in cash and satisfied in full, each Guarantor hereby irrevocably waives any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against the Borrowers on account of payments made under this Guaranty, including, without limitation, any and all rights of or claims for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any collateral which may be held by the Administrative Agent or any Lender or any affiliate of the Administrative Agent or any Lender. In addition, no Guarantor will claim any set-off or counterclaim against the Borrowers in respect of any liability it may have to the Borrowers unless and until all of the Guaranteed Obligations have been indefeasibly paid in full in cash and satisfied in full.

13. Demands. Any demand on or notice made or required to be given pursuant to this Guaranty shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to any Guarantor, at

Life Storage, Inc.

6467 Main Street

Williamsville, New York 14221

Attention: Andrew J. Gregoire

or at such other address for notice as the Guarantors shall last have furnished in writing to the Administrative Agent with a copy to:

Phillips Lytle LLP

One Canalside

125 Main Street

Buffalo, New York 14203

Attention: Deborah A. Doxey, Esq.

or at such other address for notice as the Guarantors shall last have furnished in writing to the Administrative Agent; and

(b) if to the Administrative Agent, at

Manufacturers and Traders Trust Company

1 Light Street

Baltimore, Maryland 21201

Attention: Hugh Giorgio

or at such other address for notice as the Administrative Agent shall last have furnished in writing to the Guarantors; and

(c) if to any Lender, at such Lender’s address as set forth in Schedule 1.2 to the Credit Agreement or as shall have last been furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile with electronic confirmation of receipt or (ii) if sent by registered or certified first-class mail, postage prepaid, return receipt requested, on the fifth Business Day following the mailing thereof.

14. Amendments, Waivers, Etc. No provision of this Guaranty can be changed, waived, discharged or terminated except by an instrument in writing signed by the Administrative Agent and each Guarantor expressly referring to the provision of this Guaranty to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any Guaranteed Obligation which is not expressly dealt with therein. No course of dealing or delay or omission on the part of the Administrative Agent or the Lenders or any of them in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

15. Further Assurances. Each Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as the Administrative Agent from time to time may reasonably request in order to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Administrative Agent and the Lenders hereunder.

16. Reinstatement of Guaranteed Obligations. If claim is ever made on the Administrative Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and the Administrative Agent or such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Lender with any such claimant (including either Borrower or a trustee in bankruptcy for either Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Loan Documents and each Guarantor shall be and remain liable to the Administrative Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Lender.

17. Miscellaneous Provisions. This Guaranty is intended to take effect as a sealed instrument to be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of the Administrative Agent, each Lender and its respective successors in title and assigns permitted under the Credit Agreement, and shall be binding on each Guarantor and such Guarantor’s successors in title, assigns and legal representatives. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

18. WAIVER OF JURY TRIAL. EXCEPT TO THE EXTENT SUCH WAIVER IS EXPRESSLY PROHIBITED BY LAW, EACH GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS GUARANTY, THE GUARANTEED OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, AMONG EACH GUARANTOR, THE BORROWERS, THE ADMINISTRATIVE AGENT AND/OR THE LENDERS. THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE GUARANTOR, THE ADMINISTRATIVE AGENT OR THE LENDERS AND DELIVERED TO THE ADMINISTRATIVE AGENT OR THE LENDERS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENTS SHALL CONTAIN SUCH A WAIVER OF JURY TRIAL. EACH GUARANTOR CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

19. Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Guaranteed Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated. Subject to Section 12 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

20. [Reserved]

Section 21. Definitions. (a) For the purposes of this Guaranty:

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Ratable Share” means, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Guarantor has executed and delivered this Guaranty as of the date first above written.

GUARANTOR:

LIFE STORAGE HOLDINGS, INC.

By:
Name:
Title:

ANNEX I

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT dated as of ____________, ____, executed and delivered by ______________________, a _____________ (the “New Guarantor”) in favor of MANUFACTUERS AND TRADERS TRUST COMPANY, in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among Life Storage, Inc., a Maryland corporation (“LSI”), Life Storage LP, a Delaware limited partnership (together with LSI, collectively referred to herein as the “Borrowers”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and the Administrative Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Swingline Lender, and the other Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the New Guarantor is owned or controlled by the Borrowers, or is otherwise an Affiliate of the Borrowers;

WHEREAS, the Borrowers, the New Guarantor and the other Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available; and

WHEREAS, the New Guarantor’s execution and delivery of this agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty dated as of ___________, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for itself and the Lenders, and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guaranteed Obligations (as defined in the Guaranty);

(b) makes to the Administrative Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 7 of the Guaranty and agrees to be bound by each of the covenants contained in Section 7 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. This agreement is intended to take effect as a sealed instrument to be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of the Administrative Agent, each Lender and its respective successors in title and assigns permitted under the Credit Agreement, and shall be binding on the Guarantor and the Guarantor’s successors in title, assigns and legal representatives.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement or the Guaranty, as applicable.

[Signatures on Following Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Joinder Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

([CORPORATE] SEAL)

Address for Notices:

c/o [NAME OF BORROWER]
________________________________________
________________________________________
Attention:_______________________________
Telecopier: (_____) ______________________
Telephone: (_____) ______________________

Accepted:

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent

By:
Name:
Title:

Exhibit C

[Form of Revolving Credit Loan Request]

Manufacturers and Traders Trust Company

One Fountain Plaza

Buffalo, New York 14203

Attention: ______________________

REVOLVING CREDIT LOAN REQUEST

This Revolving Credit Loan Request (this “Loan Request”) is made pursuant to §2.4 of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among Life Storage, Inc., a Maryland corporation (“LSI”), Life Storage LP, a Delaware limited partnership (“LSLP” and together with LSI, collectively referred to herein as the “Borrowers” and individually as a “Borrower”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Loan Request have the meanings given them in the Credit Agreement.

1. LSI, as Borrower Representative, hereby requests a Revolving Credit Loan in the principal amount of $_______________.

2. The proposed Drawdown Date of the Revolving Credit Loan is:

_________ ____, 20__

3. The Interest Period requested for the Revolving Credit Loan requested in this Loan Request (if any) is:

4. The Type of Revolving Credit Loan being requested in this Loan Request is:

_____ Base Rate Loan

_____ SOFR Loan

LSI, as Borrower Representative, hereby certifies to the Administrative Agent and the Lenders that (i) each of the representations and warranties of the Borrowers and the Guarantors contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement are true as of the date hereof (except to the extent that such representations and warranties relate expressly to an earlier date), (ii) no Default or Event of Default under the Credit Agreement has occurred and is continuing on the date hereof, and (iii) the Borrowers have concurrently furnished to the Administrative Agent a Compliance Certificate pursuant to §2.4(d)(iii) of the Credit Agreement.

[Signature on following page.]

WITNESS my hand this ___ day of _______, 20__.

LIFE STORAGE, INC.

By:
Name:
Title:

Exhibit D-1

[Form of Compliance Certificate]

COMPLIANCE CERTIFICATE OF

[CHIEF FINANCIAL OFFICER][TREASURER]

(Loan Request)

The undersigned [Chief Financial Officer][Treasurer] of Life Storage, Inc., a Maryland corporation (“LSI”), as the Borrower Representative (as defined in the Credit Agreement defined below) HEREBY CERTIFIES THAT:

This compliance certificate is furnished pursuant to [§2.4(d)(iii), §2.11] and/or §12.1 of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among LSI, Life Storage LP, a Delaware limited partnership (together with LSI, collectively referred to herein as the “Borrowers”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers’ compliance with the covenants contained in §10.1, §10.2, §10.4 and §10.11 of the Credit Agreement on a pro-forma basis after giving effect to the requested [Revolving Credit Loan] [increase of the Total Revolving Credit Commitment], all of which data and computations, to the knowledge and belief of the [Chief Financial Officer][Treasurer] executing and delivering this Compliance Certificate on behalf of LSI, as Borrower Representative, are true, complete and correct.

Pursuant to §8.24 of the Credit Agreement, to the extent that (i) any “financial covenant” in the Note Purchase Agreement is more restrictive on the Borrowers and their Subsidiaries or more beneficial to the holders of the notes issued under the Note Purchase Agreement than the financial covenants set forth in §10 of the Credit Agreement (and the definitions relating thereto) or (ii) any additional financial covenant not set forth in the Credit Agreement is included in any Note Purchase Agreement, attached hereto as Schedule 2 are financial data and computations evidencing the Borrowers’ compliance with the such “financial covenants.”

The activities of the Borrowers, each Guarantor and their respective Subsidiaries and subsidiaries since the date of the last Compliance Certificate submitted by the Borrowers to the Administrative Agent have been reviewed by the [Chief Financial Officer][Treasurer] and/or by employees or agents under his/her immediate supervision. Based upon such review, to the knowledge and belief of the [Chief Financial Officer][Treasurer], both before and after giving effect to the requested [Revolving Credit Loan] [increase of the Total Revolving Credit Commitment], (1) no Default or Event of Default exists on the date hereof or will exist under the Credit Agreement or any other Loan Document on the [Drawdown Date of such Loan][effective date of such increase], and (2) after taking into account [such requested Loan][such requested increase], no Default or Event of Default will exist as of the [Drawdown Date of such Loan][effective date of such increase] or thereafter.

To the knowledge and belief of the [Chief Financial Officer][Treasurer], each of the representations and warranties of the Borrowers and each Guarantor contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which they were made, is true at and as of the date hereof, and will be true at and as of the time of the [making of the requested Loan][increase of the Total Revolving Credit Commitment], with the same effect as if made at and as of that time.

The [Chief Financial Officer][Treasurer] certifies that he/she is authorized to execute and deliver this compliance certificate on behalf of LSI, as Borrower Representative.

[Remainder of Page Intentionally Left Blank]

Executed as of this __ day of ___________, 20__.

LIFE STORAGE, INC.

By: ______________________________
Name:
Title:

Exhibit D-2

[Form of Compliance Certificate]

COMPLIANCE CERTIFICATE

OF CHIEF FINANCIAL OFFICER

(LSI Financial Statements)

The undersigned Chief Financial Officer of Life Storage, Inc., a Maryland corporation (“LSI”), HEREBY CERTIFIES THAT:

This compliance certificate is furnished pursuant to §8.4(c) of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among LSI, Life Storage LP, a Delaware limited partnership (together with LSI, collectively referred to herein as the “Borrowers”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

As required by §8.4(c) of the Credit Agreement, the consolidated (and consolidating, if required under the Credit Agreement) financial statements of LSI and its respective subsidiaries (as defined in the Credit Agreement) for the [year] [quarter] ended ______, 20__ (the “Financial Statements”), prepared in accordance with GAAP (subject, in the case of quarterly statements, to year-end adjustments none of which are anticipated to be materially adverse, except as specifically disclosed in this compliance certificate) accompany this Compliance Certificate. The Financial Statements present fairly the financial position of LSI and its subsidiaries as at the date thereof and the results of operations of LSI and its subsidiaries for the period covered thereby.

Schedule 1 attached hereto sets forth (i) the financial data and computations evidencing the Borrowers’ compliance with the covenants contained in §10 of the Credit Agreement and (ii) a list of all Excluded Subsidiaries as of the date hereof together with a description of each such Excluded Subsidiaries’ Real Estate and Indebtedness, all of which data, computations, and descriptions to the knowledge and belief of the Chief Financial Officer executing and delivering this Compliance Certificate on behalf of LSI, as Borrower Representative, are true, complete and correct.

Pursuant to §8.24 of the Credit Agreement, to the extent that (i) any “financial covenant” in the Note Purchase Agreement is more restrictive on the Borrowers and their Subsidiaries or more beneficial to the holders of the notes issued under the Note Purchase Agreement than the financial covenants set forth in §10 of the Credit Agreement (and the definitions relating thereto) or (ii) any additional financial covenant not set forth in the Credit Agreement is included in any Note Purchase Agreement, attached hereto as Schedule 2 are financial data and computations evidencing the Borrowers’ compliance with the such “financial covenants.”

The activities of LSI and its subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. Based upon such review, during the period covered by the Financial Statements, and as of the date of this Certificate, no Default or Event of Default has occurred and is continuing, except as specifically disclosed in this compliance certificate.

The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of LSI, as Borrower Representative.

[Remainder of Page Intentionally Left Blank]

Executed as of this __ day of ___________, 20__.

LIFE STORAGE, INC.

By: ______________________________
Name:
Title: Chief Financial Officer

Exhibit D-3

[Form of Compliance Certificate]

COMPLIANCE CERTIFICATE

OF CHIEF FINANCIAL OFFICER

(LSLP Financial Statements)

The undersigned Chief Financial Officer of Life Storage LP, a Delaware limited partnership (“LSLP”), HEREBY CERTIFIES THAT:

This compliance certificate is furnished pursuant to §8.4(c) of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among LSLP, Life Storage, Inc., a Maryland corporation (together with LSLP, collectively referred to herein as the “Borrowers”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

As required by §8.4(c) of the Credit Agreement, attached hereto as Schedule 1 are financial statements of LSLP and its subsidiaries (as defined in the Credit Agreement) for the [year] [quarter] ended ______, 20__ (the “Financial Statements”) prepared in accordance with GAAP (subject, in the case of quarterly statements, to year-end adjustments none of which are anticipated to be materially adverse, except as specifically disclosed in this compliance certificate). The Financial Statements delivered herewith present fairly the financial position of LSLP and its subsidiaries as at the date thereof and the results of operations of LSLP and its subsidiaries for the period covered thereby.

The activities of LSLP and its subsidiaries during the period covered by the Financial Statements have been reviewed by the chief financial officer of LSLP and/or by employees or agents under his immediate supervision. Based upon such review, during the period covered by the Financial Statements, and as of the date of this compliance certificate, no Default or Event of Default has occurred and is continuing, except as specifically disclosed in this compliance certificate.

[Remainder of Page Intentionally Left Blank]

The undersigned Chief Financial Officer of LSLP certifies that he is authorized to execute and deliver this compliance certificate on behalf of LSLP.

Executed as of this __ day of ___________, 20__.

Life Storage LP

By: Life Storage Holdings, Inc., its general partner

By: ______________________________
Name:
Title: Chief Financial Officer

Exhibit D-4

[Form of Compliance Certificate]

COMPLIANCE CERTIFICATE

OF CHIEF FINANCIAL OFFICER

(Incurrence of Indebtedness)

The undersigned, being the Chief Financial Officer of Life Storage, Inc. a Maryland corporation (“LSI” and together with Life Storage LP, a Delaware limited partnership, collectively referred to herein as the “Borrowers”), HEREBY CERTIFIES THAT:

This compliance certificate is furnished pursuant to §9.1 of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among the Borrowers, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”), Wells Fargo Bank, National Association and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this compliance certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

The Borrowers hereby give the Administrative Agent notice that a Borrower, a Guarantor or a Subsidiary plans to incur Indebtedness for borrowed money which will cause the aggregate amount of Indebtedness for borrowed money incurred since delivery of the most recent compliance certificate to exceed $20,000,000.

Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers’ compliance with the covenants contained in §10 of the Credit Agreement on a pro forma basis after giving effect to such Indebtedness for borrowed money, all of which data and computations, to the best knowledge and belief of the Chief Financial Officer executing and delivering this compliance certificate on behalf of LSI, as Borrower Representative, are true, complete and correct.

Pursuant to §8.24 of the Credit Agreement, to the extent that (i) any “financial covenant” in the Note Purchase Agreement is more restrictive on the Borrowers and their Subsidiaries or more beneficial to the holders of the notes issued under the Note Purchase Agreement than the financial covenants set forth in §10 of the Credit Agreement (and the definitions relating thereto) or (ii) any additional financial covenant not set forth in the Credit Agreement is included in any Note Purchase Agreement, attached hereto as Schedule 2 are financial data and computations evidencing the Borrowers’ compliance with the such “financial covenants.”

The activities of the Borrower, the Guarantor or the Subsidiary, as applicable, have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision. The Chief Financial Officer certifies that he is authorized to execute and deliver this compliance certificate on behalf of LSI, as Borrower Representative.

[Remainder of Page Intentionally Left Blank]

Executed as of this __ day of ___________, 20__.

LIFE STORAGE, INC.

By:

Name:
Title:	Chief Financial Officer

Exhibit D-5

[Form of Compliance Certificate]

COMPLIANCE CERTIFICATE OF

[CHIEF FINANCIAL OFFICER][TREASURER]

(Merger, Consolidation or Reorganization)

The undersigned, being the [Chief Financial Officer][Treasurer] of Life Storage, Inc., a Maryland corporation (“LSI”), HEREBY CERTIFIES THAT:

This compliance certificate is furnished pursuant to §9.4(a) of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among LSI, Life Storage LP, a Delaware limited partnership (“LSLP” and together with LSI, collectively referred to herein as the “Borrowers”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this compliance certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

The undersigned hereby gives the Administrative Agent notice that a Borrower, a Guarantor, or a Subsidiary plans to become a party to a merger, consolidation or reorganization requiring a compliance certificate under §9.4(a) of the Credit Agreement.

Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers’ compliance with the covenants contained in §10 of the Credit Agreement on a pro forma basis, all of which data and computations, to the best knowledge and belief of the [Chief Financial Officer][Treasurer] executing and delivering this compliance certificate, are true, complete and correct. Furthermore, the undersigned certifies that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger, consolidation or reorganization and all liabilities, fixed or contingent, pursuant thereto.

Pursuant to §8.24 of the Credit Agreement, to the extent that (i) any “financial covenant” in the Note Purchase Agreement is more restrictive on the Borrowers and their Subsidiaries or more beneficial to the holders of the notes issued under the Note Purchase Agreement than the financial covenants set forth in §10 of the Credit Agreement (and the definitions relating thereto) or (ii) any additional financial covenant not set forth in the Credit Agreement is included in any Note Purchase Agreement, attached hereto as Schedule 2 are financial data and computations evidencing the Borrowers’ compliance with the such “financial covenants.”

The activities of the Borrower, the Guarantor, the Operating Subsidiary or the wholly-owned Subsidiary, as applicable, have been reviewed by the [Chief Financial Officer][Treasurer] and/or by employees or agents under his immediate supervision. The [Chief Financial Officer][Treasurer] certifies that he is authorized to execute and deliver this compliance certificate on behalf of the Borrower Representative.

[Remainder of Page Intentionally Left Blank]

Executed as of this __ day of ___________, 20__.

LIFE STORAGE, INC.

By:

Name:
Title:

Exhibit D-6

[Form of Compliance Certificate]

COMPLIANCE CERTIFICATE OF

[CHIEF FINANCIAL OFFICER][TREASURER]

(Disposition of Unencumbered Property)

The undersigned [Chief Financial Officer][Treasurer] of Life Storage, Inc., a Maryland corporation (“LSI”), HEREBY CERTIFIES THAT:

This compliance certificate is furnished pursuant to §9.4(b)(i) or §9.4(b)(ii) of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among LSI, Life Storage LP, a Delaware limited partnership (together with LSI, collectively referred to herein as the “Borrowers”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). LSI, as Borrower Representative hereby gives the Administrative Agent notice of the intention of a Borrower, a Guarantor, or a Subsidiary to Sell or to grant an Indebtedness Lien on an Unencumbered Property or other asset pursuant to §9.4(b)(i) or §9.4(b)(ii) of the Credit Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings described in the Credit Agreement.

Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers’ compliance with the covenants contained in §10 of the Credit Agreement on a pro forma basis after giving effect to such proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto, all of which data and computations, to the knowledge and belief of the [Chief Financial Officer][Treasurer] executing and delivering this compliance certificate on behalf of LSI, are true, complete and correct. Furthermore, the undersigned certifies that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto.

Pursuant to §8.24 of the Credit Agreement, to the extent that (i) any “financial covenant” in the Note Purchase Agreement is more restrictive on the Borrowers and their Subsidiaries or more beneficial to the holders of the notes issued under the Note Purchase Agreement than the financial covenants set forth in §10 of the Credit Agreement (and the definitions relating thereto) or (ii) any additional financial covenant not set forth in the Credit Agreement is included in any Note Purchase Agreement, attached hereto as Schedule 2 are financial data and computations evidencing the Borrowers’ compliance with the such “financial covenants.”

The activities of the Borrowers, the Guarantor, or the Subsidiaries, as applicable, have been reviewed by the [Chief Financial Officer][Treasurer] and/or by employees or agents under his immediate supervision. Based upon such review, to the best knowledge and belief of the [Chief Financial Officer][Treasurer], both before and after giving effect to the proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto, no Default or Event of Default exists or will exist under any Loan Document.

The [Chief Financial Officer][Treasurer] certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of LSI, as Borrower Representative.

[Remainder of Page Intentionally Left Blank]

Executed as of this __ day of ___________, 20__.

LIFE STORAGE, INC.

By:

Name:
Title:

Exhibit D-7

[Form of Compliance Certificate]

COMPLIANCE CERTIFICATE

OF CHIEF FINANCIAL OFFICER

(Closing Condition)

Each of the undersigned, being the Chief Financial Officers of Life Storage, Inc., a Maryland corporation (“LSI”), and Life Storage LP, a Delaware limited partnership (“LSLP” and together with LSI, collectively referred to herein as the “Borrowers”), HEREBY CERTIFIES THAT:

This Compliance Certificate is furnished pursuant to §11.14 of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among the Borrowers, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers’ compliance with the covenants contained in §10 of the Credit Agreement after giving pro forma effect to the transactions contemplated therein, all of which data and computations, to the best knowledge and belief of each Chief Financial Officers executing and delivering this compliance certificate on behalf of the Borrowers, are true, complete and correct.

Pursuant to §8.24 of the Credit Agreement, to the extent that (i) any “financial covenant” in the Note Purchase Agreement is more restrictive on the Borrowers and their Subsidiaries or more beneficial to the holders of the notes issued under the Note Purchase Agreement than the financial covenants set forth in §10 of the Credit Agreement (and the definitions relating thereto) or (ii) any additional financial covenant not set forth in the Credit Agreement is included in any Note Purchase Agreement, attached hereto as Schedule 2 are financial data and computations evidencing the Borrowers’ compliance with the such “financial covenants.”

Each of the Chief Financial Officers hereby certifies, in accordance with the provisions of §11.14 of the Credit Agreement, that the representations and warranties of the Borrowers contained in the Credit Agreement and in each document and instrument delivered pursuant to or in connection therewith are true as of the date hereof and that no Default or Event of Default has occurred and is continuing on the date hereof.

Each of the Chief Financial Officers certifies that he is authorized to execute and deliver this compliance certificate on behalf of LSI or LSLP, as the case may be.

Executed as of this __ day of ___________, 20__.

LIFE STORAGE, INC.		LIFE STORAGE LP

partner		By:	Life Storage Holdings, Inc., its general

By:		By:
Name:		Name:
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Exhibit E

[Form of Assignment and Assumption Agreement]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]1 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Letters of Credit and Guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ________________________________

                                                    _______________________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ________________________________

[1]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

________________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.	Borrowers:	Life Storage, Inc., a Maryland corporation, and Life Storage LP, a
Delaware limited partnership

4.	Administrative Agent:	Manufacturers and Traders Trust Company, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	That certain Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among Life Storage, Inc., a Maryland corporation, Life Storage LP, a Delaware limited partnership, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof, Manufacturers and Traders Trust Company, as administrative agent for the Lenders

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[4]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ______________][5]

[Page break]

[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, Term Loans,” etc.).
[5]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:    _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][6] and Accepted:

MANUFACTUERS AND TRADERS TRUST COMPANY,
acting in its capacity as Administrative
Agent

By:
Name:
Title:

[Consented to:][7]

LIFE STORAGE, INC.

By:
Name:
Title:

[Consented to:][8]

LIFE STORAGE LP

By:	Life Storage Holdings Inc., its general partner

By:
Name:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.4 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with the law of the State of New York.

Exhibit F

[Form of Notice of Continuation/Conversion]

____________ ___, 20__

Manufacturers and Traders Trust Company

One Fountain Plaza

Buffalo, New York 14203

Attention: ______________

Ladies and Gentlemen:

Reference is made to that certain Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022 (such agreement, as it may be or may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the respective meanings assigned to those terms in the Credit Agreement), among Life Storage, Inc., a Maryland corporation, Life Storage LP, a Delaware limited partnership, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). The Borrowers hereby give you notice pursuant to [§2.5] of the Credit Agreement for the Revolving Credit Loans specified below that they elect to:

1. [Continue Revolving Credit Loans as SOFR Loans, and the aggregate principal amount of the Revolving Credit Loans subject to the requested continuation is $__________________ and was originally borrowed by the Borrowers on ______________, 20__, the current Interest Period of which ends on ______________, 20__.]

2. [Convert Revolving Credit Loans to [Base Rate Loans] [SOFR Loans] and the aggregate principal amount of the Revolving Credit Loans subject to the requested conversion is $__________________ and was originally borrowed by the Borrowers on ______________, 20__, the current Interest Period of which ends on ______________, 20__.].

3. The date for such [continuation] [conversion] shall be _______________.

4. [The Interest Period for such continued or converted (as applicable) SOFR Loans is requested to be a [1][3][6] month period] .

The Borrower Representative hereby certifies to the Administrative Agent and each of the Lenders on behalf of each Borrower that it is authorized to execute this notice on behalf of the Borrowers, no Default or Event of Default has occurred and is continuing, on the date hereof there are no other prohibitions under the Credit Agreement to the requested [conversion][continuation], no such prohibitions will exist on the date of the requested [conversion][continuation], and the requested [conversion][continuation] is in accordance with the provisions of [§2.5] of the Credit Agreement.

[Signatures on following page.]

Executed as of this _____ day of _____________, 20__.

LIFE STORAGE, INC.

By:
Name:
Title:

LIFE STORAGE LP

By: Life Storage Holdings Inc., its general partner

By:
Name:
Title:

Exhibit G

[Form of Notice of Swingline Borrowing]

____________ ___, 20__

Manufacturers and Traders Trust Company

One Fountain Plaza

Buffalo, New York 14203

Attention: ______________

Ladies and Gentlemen:

This Notice of Swingline Borrowing is made pursuant to §2.12(b) of the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022, among Life Storage, Inc., a Maryland corporation (“LSI”), Life Storage LP, a Delaware limited partnership (“LSLP” and together with LSI, collectively referred to herein as the “Borrowers” and individually as a “Borrower”), Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Notice of Swingline Borrowing shall have the meaning given to them in the Credit Agreement.

1.	LSI, as Borrower Representative, hereby requests a Swingline Loan in the principal amount of: $_______________.[9]

2.	The proposed Drawdown Date of the Swingline Loan is:_________ ____, 20__[10]

LSI, as Borrower Representative, hereby certifies to the Administrative Agent, the Swingline Lender and the other Lenders that (i) each of the representations and warranties of the Borrowers and the Guarantors contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement are true as of the date hereof (except to the extent that such representations and warranties relate expressly to an earlier date), (ii) no Default or Event of Default under the Credit Agreement has occurred and is continuing on the date hereof, (iii) on the date hereof there are no other prohibitions under the Credit Agreement to the requested Swingline Loan, (iv) no such prohibitions will exist on the date of the requested Swingline Loan and (v) the requested Swingline Loan is in accordance with the provisions of §2.12 of the Credit Agreement.

[Signature on following page.]

[9]	Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $250,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrowers.
[10]	Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 10:00 a.m. (New York City time) on the proposed date of such borrowing.

WITNESS my hand this ___ day of _______, 20__.

LIFE STORAGE, INC.

By:
Name:
Title:

Exhibit H

Exhibit H

[Form of Swingline Note]

SWINGLINE NOTE

$______________	_______ ___, 20__

FOR VALUE RECEIVED, the undersigned LIFE STORAGE, INC., a Maryland corporation (“LSI”), and the undersigned LIFE STORAGE LP, a Delaware limited partnership (“LSLP” and together with LSI, collectively referred to herein as the “Borrowers” and individually as a “Borrower”), hereby jointly and severally promise to pay to the order of _______________, [a national banking association] (the “Lender”) at the Administrative Agent’s Head Office (as defined in the Credit Agreement defined below):

(a) prior to or on the Swingline Maturity Date the principal amount of _________________ Dollars ($_______________) or, if less, the aggregate unpaid principal amount of Swingline Loans advanced by the Lender to the Borrowers pursuant to the Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders; and

(b) interest on the principal balance hereof from time to time outstanding at the times and at the rate provided in the Credit Agreement.

This Swingline Note is given in replacement of the Swingline Note previously delivered to the Lender under the Existing Credit Agreement. THIS SWINGLINE NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE OR THE EXISTING CREDIT AGREEMENT.

This Swingline Note evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement. The Lender and any holder hereof pursuant to the Credit Agreement or by operation of law is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Swingline Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrowers irrevocably authorize the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swingline Loan or at the time of receipt of any payment of principal of this Swingline Note, an appropriate notation on the grid attached to this Swingline Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Swingline Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swingline Loans set forth on the grid attached to this Swingline Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Swingline Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Swingline Note when due to the extent of the unpaid principal and interest amount as of any date of determination.

The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Swingline Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Swingline Note and all of the unpaid interest accrued thereon and any other charges or amounts due under any of the Loan Documents may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrowers and every endorser and guarantor of this Swingline Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swingline Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS SWINGLINE NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS SWINGLINE NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK, NEW YORK AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §20 OF THE CREDIT AGREEMENT. EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Swingline Note shall be deemed to take effect as a sealed instrument under the laws of the State of New York.

2-2-

IN WITNESS WHEREOF, each of the undersigned has caused this Swingline Note to be sealed and signed in its corporate or partnership name by its duly authorized officer as of the day and year first above written.

LIFE STORAGE, INC.
WITNESS:

By:
Name:
Title:

LIFE STORAGE LP

By: Life Storage Holdings, Inc., its general partner
WITNESS:

By:
Name:
Title:

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022 (such agreement, as it may be or may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the respective meanings assigned to those terms in the Credit Agreement), among Life Storage, Inc., a Maryland corporation, Life Storage LP, a Delaware limited partnership, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of §3(g)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022 (such agreement, as it may be or may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the respective meanings assigned to those terms in the Credit Agreement), among Life Storage, Inc., a Maryland corporation, Life Storage LP, a Delaware limited partnership, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of §3(g)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022 (such agreement, as it may be or may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the respective meanings assigned to those terms in the Credit Agreement), among Life Storage, Inc., a Maryland corporation, Life Storage LP, a Delaware limited partnership, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of §3(g)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Eighth Amended and Restated Revolving Credit Agreement dated as of [__], 2022 (such agreement, as it may be or may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the respective meanings assigned to those terms in the Credit Agreement), among Life Storage, Inc., a Maryland corporation, Life Storage LP, a Delaware limited partnership, Wells Fargo Bank, National Association, Manufacturers and Traders Trust Company and the other lending institutions which are or may become parties thereto pursuant to §19 thereof (collectively, the “Lenders”) and Manufacturers and Traders Trust Company, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of §3(g)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__